As filed with the Securities and Exchange Commission on February 20, 1998
                                                      Registration No. 333-28677
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           AMENDMENT NO. 1 TO FORM S-2
                                       ON
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION                  BANKUNITED CAPITAL III
--------------------------------           ------------------------------------
(Exact name of registrant as                   (Exact name of registrant as
  specified in its charter)                      specified in its charter)

   FLORIDA              65-0377773           DELAWARE            APPLIED FOR
-------------      --------------------    -------------     -------------------
(State or other    (I.R.S. Employer        (State or other    (I.R.S. Employer
jurisdiction of     Identification No.)    jurisdiction of   Identification No.)
incorporation or                           incorporation or
organization)                              organization)

   255 Alhambra Circle                              255 Alhambra Circle
Coral Gables, Floridal 33134                    Coral Gables, Floridal 33134
     (305) 569-2000                                    (305) 569-2000
------------------------------------       ------------------------------------
  (Address, including, ZIP Code,              (Address, including, ZIP Code,
 and telephone number, including              and telephone number, including
area code, of registrant's principal       area code, of registrant's principal
      executive offices)                             executive offices)


                                Alfred R. Camner
                              Chairman of the Board
                        BankUnited Financial Corporation
                               255 Alhambra Circle
                           Coral Gables, Florida 33134
                                 (305) 569-2000
              ---------------------------------------------------
                (Name, address, including ZIP Code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

   Marsha D. Bilzin, Esq.                          Michael L. Fitzgerald, Esq.
     Stuzin and Camner,                                 Brown & Wood LLP
  Professional Association                          One World Trade Center
550 Biltmore Way, Suite 700                        New York, New York 10048
Coral Gables, Florida  33134                           (212) 839-5393
      (305) 442-4994

                                  ____________

               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |_|.

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box |_|.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|.

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                                    PROPOSED
                                                                                   PROPOSED         MAXIMUM
                                                                                    MAXIMUM        AGGREGATE      AMOUNT OF
            TITLE OF EACH CLASS                                   AMOUNT TO BE   OFFERING PRICE     OFFERING     REGISTRATION
       OF SECURITY TO BE REGISTERED                               REGISTERED(1)     PER SHARE         PRICE         FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
__% Trust Preferred Securities, of BankUnited Capital III         3,450,000(3)       $25.00        $86,250,000        (2)
-----------------------------------------------------------------------------------------------------------------------------------
__% Junior Subordinated Deferrable Interest Debentures of                                                            N/A
BankUnited Financial Corporation (4)
-----------------------------------------------------------------------------------------------------------------------------------
BankUnited Financial Corporation Guarantee with respect to Trust                                                     N/A
Preferred Securities, (5)
-----------------------------------------------------------------------------------------------------------------------------------
     Total(5) . . . . . . . . . . . . . . . . . . . . . . . . . . 3,450,000                        $86,250,000        (2)
===================================================================================================================================


(1) This Registration Statement is deemed to cover the Junior Subordinated Debentures of BankUnited Financial Corporation under the Indenture, the rights of holders of Preferred Securities of BankUnited Capital III under a trust agreement, the rights of holders of the Preferred Securities under the Guarantee, the Expense Agreement entered into by BankUnited Financial Corporation and certain backup undertakings as described herein.
(2) The registration fee was paid upon the filing of the Registration Statement on June 6, 1997. This section is included solely to decrease the number of shares being registered from 4,600,000 to 3,450,000.
(3) Includes up to 450,000 additional Trust Preferred Securities which may be acquired by the Underwriters to cover over-allotments, if any.
(4) The __% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") will be purchased by BankUnited Capital III with the proceeds of the sale of the Trust Preferred Securities, (the "Preferred Securities"). No separate consideration will be received for the Junior Subordinated Debentures distributed upon any liquidation of BankUnited Capital III.
(5) No separate consideration will be received for the BankUnited Financial Corporation Guarantee (the "Guarantee").


          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION
                       PROSPECTUS DATED FEBRUARY 20, 1998
                                     [LOGO]
                      3,000,000 Trust Preferred Securities

                             BANKUNITED CAPITAL III
                   ____% Cumulative Trust Preferred Securities
              (Liquidation Amount $25 per Trust Preferred Security)
                 guaranteed, to the extent set forth herein, by

                        BANKUNITED FINANCIAL CORPORATION

               The ____% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent beneficial interests in BankUnited Capital III, a trust created under the laws of the State of Delaware (the "Trust Issuer"). BankUnited Financial Corporation, a Florida corporation (the "Company" or "BankUnited"), will be the owner of all of the beneficial interests represented by common securities of the Trust Issuer (the "Common Securities" and, collectively with the Preferred Securities, the "Trust Securities"). The Bank of New York is the Property Trustee of the Trust Issuer. The Trust Issuer exists for the sole purpose of issuing the Trust Securities and investing the proceeds from the sale thereof in ___% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company. The Junior Subordinated Debentures will mature on March 31, 2028 (the "Stated Maturity"). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of the Preferred Securities--Subordination of the Common Securities."

                                              (CONTINUED ON THE FOLLOWING PAGES)

         Application has been made to list the Preferred Securities on the New York Stock Exchange under the symbol "_____." See "Risk Factors--Absence of Prior Public Market for the Preferred Securities; Trading Price and Tax Considerations."

      ---------------------------------------------------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


      ---------------------------------------------------------------------

 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF
  THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

      ---------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                              PRICE TO      UNDERWRITING         PROCEEDS TO
                              PUBLIC(1)     COMMISSION(2)    TRUST ISSUER(3)(4)

Per Preferred Security        $25.00            (3)          $
Total(5)                   $75,000,000          (3)          $

(1)      Plus accumulated distributions, if any, from the closing date.

(2) The Trust Issuer and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures of the Company, the Company has agreed to pay the Underwriters, as compensation for their arranging the investment of such proceeds in the Junior Subordinated Debentures, $ per Preferred Security, or $ in the aggregate ($ in the aggregate if the over-allotment option is exercised in full). See "Underwriting."

(4) Before deducting expenses payable by the Company, estimated to be approximately $ .

(5) The Trust Issuer and the Company have granted the Underwriters a 30-day option to purchase up to 450,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public and Proceeds to Trust Issuer will be $__________. See "Underwriting."

               The Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about _________, 1998 against payment therefor in immediately available funds.

PAINEWEBBER INCORPORATED                           FRIEDMAN, BILLINGS, RAMSEY
                                                           & CO., INC.

                  The date of this Prospectus is _______, 1998

(continued from the previous page)

               The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depository ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.


               Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998, at the annual rate of ___% of the Liquidation Amount (as defined herein) of $25 per Preferred Security ("Distributions"). Subject to certain exceptions, the Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of ___%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the capital stock of the Company or debt securities of the Company that rank PARI PASSU with or junior to the Junior Subordinated Debentures.

               During an Extension Period, interest on the Junior Subordinated Debentures would continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled would accumulate) at the rate of ___% per annum, compounded quarterly, and holders of the Preferred Securities would be required to include interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. The Company believes that the mere existence of its right to defer interest payments should not cause the Preferred Securities to be issued with original issue discount for federal income tax purposes. However, it is possible that the Internal Revenue Service could take the position that the likelihood of deferral was not a remote contingency within the meaning of applicable Treasury Regulations. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."


               The Company and the Trust Issuer believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), constitute in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company (the "Guarantee") guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust Issuer, as described herein. See "Description of the Guarantee." If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of amounts equal to such Distributions to such holder. See "Description of the Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of the Junior Subordinated Debentures--Subordination") of the Company.


               The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption. Subject to regulatory approval, if then required under applicable capital guidelines or regulatory policies, the Junior Subordinated Debentures are redeemable prior to their Stated Maturity at the option of the Company (i) on or after March 31, 2003, in whole or in part from time to time, or (ii) prior to March 31, 2003 in whole (but not in part), within 180 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) at a redemption price (the "Special Event Prepayment Redemption Price") equal to the greater of (A) 100% of the principal amount thereof or (B) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and premium payable with respect to an optional redemption of Junior Subordinated Debentures on March 31, 2003, together with scheduled payments of interest on the Junior Subordinated Debentures from the prepayment date to and including March 31, 2003, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus accrued interest thereon to the date of prepayment. Either of the Optional Prepayment Price or the Special Event Prepayment Price are referred to as the "Prepayment Price." See "Description of the Junior Subordinated Debentures--Redemption or Exchange."

               The Junior Subordinated Debentures will be unsecured and subordinated to all Senior Debt of the Company. At December 31, 1997, the Company had no outstanding Senior Debt, but did have outstanding $72.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures and $47.8 million of 9.60% Junior Subordinated Deferrable Interest Debentures which rank PARI PASSU with the Junior Subordinated Debentures offered pursuant to this Prospectus. There is no limitation on the amount of Senior Debt, or additional subordinated debt which is PARI PASSU with the Junior Subordinated Debentures, which the Company may issue. The Company expects from time to time to incur additional indebtedness constituting Senior Debt or debt which is PARI PASSU. See "Description of the Junior Subordinated Debentures--Subordination."

               The Company, as the holder of the Common Securities, will have the right at any time to terminate the Trust Issuer. The ability of the Company to do so may be subject to the Company's prior receipt of regulatory approval. In the event of the termination of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution upon Termination."


               The Company will provide to the holders of the Preferred Securities annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K free of charge to holders of the Preferred Securities who so request in writing addressed to the Secretary of the Company.

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE
OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-
ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING
TRANSACTIONS AND PENALTY BIDS. ANY OF THE FOREGOING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE. FOR A
DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

              [MAP OF FLORIDA INDICATING BANKUNITED BRANCH OFFICES]

                                     SUMMARY

               THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.


                        BANKUNITED FINANCIAL CORPORATION

GENERAL


               The Company is a Florida corporation organized for the purpose of becoming the savings and loan holding company for BankUnited, FSB (the "Bank"). This holding company reorganization, together with the Bank's conversion from a Florida-chartered stock savings bank (which was founded in 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At December 31, 1997, the Company had $1.4 billion in deposits, $145.6 million in stockholders' equity, and $3.0 billion in assets. Based on the latest available information on asset size, the Company is the second largest publicly held financial institution headquartered in Florida. Principally through internal growth and also as a result of the acquisition of Suncoast Savings and Loan Association, FSA ("Suncoast") on November 15, 1996, the Company's total assets increased by $2.2 billion from September 30, 1996 to December 31, 1997.

               The Company currently has 18 branch offices in Miami-Dade, Broward and Palm Beach Counties, Florida ("South Florida") (not including two, scheduled to be closed shortly, that were part of the recent acquisition of Consumers Savings Bank) and anticipates opening 6 or more additional branch offices by September 30, 1998, in its market area, either by acquisition or de novo branching, and may expand into other parts of Florida. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company also invests in tax certificates and other permitted investments. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

               On January 23, 1998 the Company acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers Savings Bank ("Consumers"), a Florida-chartered savings and loan with assets of $101 million and deposits of $84.3 million at December 31, 1997, into the Bank. On December 30, 1997, the Company signed a definitive agreement to acquire Central Bank ("Central"), a Florida-chartered commercial bank with assets of $96.9 million and deposits of $72.8 million at December 31, 1997, and four branch offices in Miami-Dade County. These mergers increase the Company's deposit market share, particularly in Miami-Dade County, while permitting the Company to compete more effectively with larger super-regional financial institutions in South Florida. See "Business Strategy-Acquisitions and Branching Activity" for a further discussion of these acquisitions.


               The Bank is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal

Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the maximum extent permitted by law.

               The Company's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.


BUSINESS STRATEGY

               OPERATING PLAN. The Company's operating plan emphasizes (i) rapidly expanding the Company's deposit base by providing convenient locations, competitive rates and personalized service in its market area and continuing the expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions;
(ii) concentrating lending activities on purchasing single-family residential mortgage loans and originating such loans as favorable market opportunities arise; (iii) maintaining the Company's commercial and multi-family real estate, commercial business and real estate construction lending; (iv) increasing non-interest income, and (v) maintaining asset quality.

               DEPOSIT OPPORTUNITIES. The Company focuses on attracting depositors with convenient locations, competitive rates and personalized service. As the super-regional banking companies acquire and close branches, the Company has identified certain locations for potential expansion. The Company emphasizes personalized service by a local financial institution to differentiate itself from the super-regionals that do business in the South Florida market. For the year ended December 31, 1997, deposits at the Company's branches increased by $566 million, or 62% from December 31, 1996.

               RESIDENTIAL MORTGAGE LOAN PURCHASES. Since inception in 1984, BankUnited's primary source of earning assets has been the purchase of single-family residential mortgages in the secondary market. Management believes BankUnited has developed an expertise in making such purchases including re-underwriting each loan purchased. The anticipated future growth in BankUnited's assets will be primarily through the purchase of single-family residential mortgages. Single-family residential mortgages are considered to involve less credit risk than other types of loans, and 93.4% of the Company's loan portfolio consists of such mortgages.

               COMMERCIAL LOAN PRODUCT AVAILABILITY. BankUnited believes the rapid consolidation of the South Florida banking market has created and will continue to create opportunities to originate commercial real estate loans generally between $250,000 and $5 million to small- to medium-sized companies. BankUnited has hired seasoned loan officers to take advantage of these opportunities. In connection with the product diversification of its loan portfolio, the Company recently signed a definitive agreement to acquire Central, which has a loan portfolio that includes $11.9 million of commercial real estate loans and $7.3 million of commercial loans.

               INCREASING NON-INTEREST INCOME. In order to increase non-interest income, the Company initiated a program to originate and sell, on a periodic basis, packages of adjustable rate residential mortgage loans, servicing retained. In September 1997 the Company sold its first package totalling $30.1 million of loans, generating a pre-tax gain of approximately $500,000, and in December 1997 sold its second package of loans totalling $25.4 million, generating a pre-tax gain of approximately $689,000.

"In November 1997, the Company's subsidiary, BUFC Financial Services, Inc. ("Financial Services") initiated a program to sell annuity products in the Bank's branch offices. Financial Services plans to expand its range of products to include variable annuity products within the next several months. The Company has also established a subsidiary to broker, with other financial institutions, newly originated commercial loans that do not meet the Bank's underwriting and/or investment criteria. Additionally, the Company will periodically bid on and may purchase private or agency packages of residential loan servicing. The Company believes that these activities will increase non-interest income.

               MAINTAINING ASSET QUALITY. The Company has historically been able to maintain asset quality as shown by its relatively low level of non-performing assets to total assets and net charge-offs over the last five years. Approximately 93.4% of the Company's loan portfolio is in one-to-four family mortgages which are generally considered to involve a lower degree of credit risk than other types of loans. At December 31, 1997, the Company's non-performing loans as a percentage of total loans was 0.40%. See "Risk Factors--Risks Associated with the Company's ARMs," "--Composition of Residential and Commercial Real Estate Loan Portfolio" and "--Allowance for Loan Losses."

               ACQUISITIONS AND BRANCHING ACTIVITY. The Company has acquired, is acquiring and will continue to acquire financial institutions and branches in South Florida. In connection with this activity, the Company periodically has discussions with and receives financial information on other financial institutions which may lead to the acquisition of all or part of that financial institution by the Company.

               On January 23, 1998 the Company acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers, a Florida-chartered savings and loan with assets of $101 million and deposits of $84.3 million at December 31, 1997, into the Bank. Two of Consumers' existing branch offices are being consolidated into the Bank's branch offices. A branch which was under lease, but not yet opened, in south Miami-Dade County, will be opened by the Bank within the next several months.

               On December 30, 1997, the Company signed a definitive agreement to acquire Central, a Florida-chartered commercial bank with assets of $96.9 million and deposits of $72.8 million at December 31, 1997, and four branch offices in Miami-Dade County. Central's loan portfolio includes $11.9 million of commercial real estate loans, $7.3 million of commercial loans, and $21.9 million of installment loans. In addition, 34.6% of Central's deposits are non-interest bearing demand deposit accounts. It is anticipated that the acquisition of Central, with its somewhat greater emphasis on commercial customers, will better position the Company to further develop its commercial business.

               On November 15, 1996, the Company acquired Suncoast, a federally chartered savings association with assets of $409.4 million at September 30, 1996, and merged Suncoast into the Bank. Of Suncoast's six branch offices in South Florida, five continue to operate and one has been consolidated with an existing Bank branch office. Additionally, as part of the Suncoast acquisition, the Company acquired approximately $95.8 million in commercial real estate loans and $14.1 million in real estate construction loans. See "Commercial Real Estate Lending," "--Real Estate Construction Lending," and "Commercial Business Lending."

               On March 29, 1996, the Company acquired the Bank of Florida with total assets of $28.1 million which was merged into the Bank's South Miami branch.

               These mergers increase the Company's deposit market share, in Miami-Dade and Broward counties, while permitting the Company to compete more effectively with larger super-regional financial institutions in South Florida.

               In order to maximize cost savings, as part of its acquisition program, the Company integrates the operations of acquired entities and converts the data processing systems of such entities into its own as rapidly as possible. For instance, Suncoast's data processing systems were converted to the Bank's systems within one month of acquisition. The final conversion for Consumers is expected to take place within six weeks after acquisition.

               The Bank also opened branch offices in Delray Beach and West Palm Beach in 1996, Boca Hamptons, Aventura and Coconut Creek in 1997, and Miami Airport-West in January 1998. The Company currently has additional branches under construction in Plantation, south Miami-Dade (discussed above) and Lake Worth. It is expected that approximately 3 other branch offices will also be opened or acquired before September 30, 1998.

               PREFERRED STOCK RESTRUCTURING; CONVERSION TO COMMON STOCK. The Company is in the process of redeeming all 743,870 outstanding shares of its 8% Noncumulative Convertible Preferred Stock, Series 1993 (the "Series 1993 Preferred Stock") at $10.00 per share, effective February 20, 1998. Holders of the Series 1993 Preferred Stock may redeem their shares or convert them to shares of the Company's Class A Common Stock (the "Class A Common Stock"). The conversion rate is one share of Class A Common Stock for each share of Series 1993 Preferred Stock. Based on current market conditions, the Company anticipates that a substantial amount of the Series 1993 Preferred Stock will be converted to Class A Common Stock.

               In October 1997, BankUnited redeemed the outstanding shares of its 8% Noncumulative Convertible Preferred Stock, Series 1996 (the "Series 1996 Preferred Stock") at $15.00 per share. Holders of the shares of Series 1996 Preferred Stock had the right to convert them to shares of Class A Common Stock, at a conversion rate of approximately 1.67 shares of Class A Common Stock for each share of Series 1996 Preferred Stock. Holders of 927,204 shares of Series 1996 Preferred Stock exercised their conversion right, which resulted in the issuance of 1,548,410 additional shares of BankUnited Class A Common Stock, and 5,696 shares of Series 1996 Preferred Stock were redeemed.

               In August 1997, the Company purchased 448,583 shares of its 9% Noncumulative Perpetual Preferred Stock (the "9% Preferred Stock") at $10.25 per share. The purchase was made pursuant to a tender offer which expired on August 15, 1997. After the purchase, 701,417 shares of 9% Preferred Stock were still outstanding. Pursuant to its terms, that stock may be redeemed by the Company after September 30, 1998 at the stated redemption price.

                                THE TRUST ISSUER

               The Trust Issuer is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Company, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 6, 1997. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). All of the Common Securities will be owned by the Company. The Company will acquire Common Securities in an aggregate Liquidation Amount equal to 4% of the total capital of the Trust Issuer. The Trust Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust Issuer. The principal executive office of the Trust Issuer is 255 Alhambra Circle, Coral Gables, Florida 33134 and its telephone number is (305) 569-2000.

                                  THE OFFERING

THE TRUST ISSUER................    BankUnited Capital III, a Delaware statutory
                                    business trust (the "Trust Issuer"). The sole assets of the Trust Issuer will be the Junior Subordinated Debentures.


SECURITIES OFFERED..............    3,000,000 shares of ___% Cumulative Trust
                                    Preferred Securities (the "Preferred
                                    Securities"), evidencing preferred undivided beneficial interests in the assets of the Trust Issuer, which will consist only of the Junior Subordinated Debentures.

OFFERING PRICE..................    $25 per Preferred Security (Liquidation
                                    Amount $25).


DISTRIBUTIONS...................    Holders of the Preferred Securities will be
                                    entitled to receive cumulative cash
                                    Distributions at an annual rate of ___% of the Liquidation Amount of $25 per Preferred
                                    Security, accumulating from the date of
                                    original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated Debentures.
                                    See "Description of the Preferred
                                    Securities."

JUNIOR SUBORDINATED DEBENTURES...   The Trust Issuer will invest the proceeds
                                    from the issuance of the Trust Securities in an equivalent amount of the Junior
                                    Subordinated Debentures. The Junior
                                    Subordinated Debentures will mature on March
                                    31, 2028. The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Debt of the Company.
                                    At December 31, 1997, the Company had no outstanding Senior Debt, but did have outstanding $72.8 million of 10 1/4% Junior
                                    Subordinated Deferrable Interest Debentures and $47.8 million of 9.60% Junior
                                    Subordinated Deferrable Interest Debentures which rank PARI PASSU with the Junior
                                    Subordinated Debentures. There is no
                                    limitation on the amount of Senior Debt, or subordinated debt which is PARI PASSU with the Junior Subordinated Debentures, which the Company may issue. The Company expects from time to time to incur additional indebtedness constituting Senior Debt. In addition, because the Company is a holding company, the Company's obligations under the Junior Subordinated Debentures will effectively be subordinated to all existing and future liabilities and obligations of its subsidiaries, including the Bank. See
                                    "Risk Factors-- Subordination of the
                                    Guarantee and the Junior Subordinated
                                    Debentures," "Risk Factors--Source of
                                    Payments to Holders of Preferred Securities" and "Description of the Junior Subordinated
                                    Debentures-- Subordination."

GUARANTEE......................     Payments of Distributions out of funds held
                                    by the Trust Issuer, and payments on
                                    liquidation of the Trust Issuer or the
                                    redemption of the Preferred Securities, are guaranteed by the Company to the extent the Trust Issuer has funds available therefor.
                                    The Company and the Trust Issuer believe that, taken together, the obligations of the Company under the Guarantee, the Trust
                                    Agreement, the Junior Subordinated
                                    Debentures, the Indenture and the Expense
                                    Agreement, constitute, in the aggregate, a full and unconditional guarantee, on a subordinated basis, of all of the Trust
                                    Issuer's obligations under the Preferred
                                    Securities. See "Description of the
                                    Guarantee" and "Relationship Among the
                                    Preferred Securities, the Junior
                                    Subordinated Debentures, the Expense
                                    Agreement and the Guarantee." The
                                    obligations of the Company under the
                                    Guarantee are subordinate and junior in
                                    right of payment to all Senior Debt of the Company. See "Risk Factors--Subordination of the Guarantee and the Junior Subordinated
                                    Debentures" and "Description of the
                                    Guarantee."

RIGHT TO DEFER INTEREST PAYMENTS... So long as no event of default under the
                                    Indenture has occurred and is continuing, the Company has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, PROVIDED that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of ___%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of the Junior Subordinated Debentures (or holders of the Preferred Securities, while outstanding) will be required to accrue interest income for United States federal income tax purposes in advance of receipt of payment of such deferred interest. See "Certain Federal Income Tax
                                    Consequences--Interest Income and Original
                                    Issue Discount").

                                    During any such Extension Period, the
                                    Company may not, and may not permit any
                                    subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem, any debt securities of the Company that rank PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in common stock of the Company, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) payments under the Guarantee and (e) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the

                                    Company may further defer the payment of interest on the Junior Subordinated Debentures, PROVIDED that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

                                    The Company has no current intention of
                                    exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other similar securities that do not provide for such optional deferrals.

REDEMPTION....................      The Junior Subordinated Debentures are
                                    subject to redemption prior to their Stated
                                    Maturity at the option of the Company (i) on or after March 31, 2003, in whole or in part from time to time, or (ii) in whole (but not in part), within 180 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital
                                    Treatment Event (each as defined herein) in each case at a redemption price (the
                                    "Special Event Prepayment Price") equal to the greater of (A) 100% of the principal amount thereof or (B) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and premium payable with respect to an optional redemption of Junior Subordinated
                                    Debentures on March 31, 2003, together with scheduled payments of interest on the Junior
                                    Subordinated Debentures from the prepayment date to and including March 31, 2003, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus accrued interest thereon to the date of prepayment. Either of the Optional
                                    Prepayment Price or the Special Event
                                    Prepayment Price are referred to as the
                                    "Prepayment Price."

                                    If the Junior Subordinated Debentures are redeemed prior to their Stated Maturity, the Trust Issuer must apply the proceeds of such redemption to redeem a Like Amount (as defined herein) of the Preferred Securities and the Common Securities. The Preferred Securities will be redeemed upon repayment of the Junior Subordinated Debentures at their Stated Maturity. See "Description of the Preferred Securities--Redemption."

DISTRIBUTION OF THE JUNIOR
  SUBORDINATED DEBENTURES UPON
  LIQUIDATION OF THE TRUST ISSUER.. The Company will have the right at any time to terminate the Trust Issuer and, after satisfaction of creditors of the Trust Issuer, if any, as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in exchange therefor upon liquidation of the Trust Issuer. The ability of the Company to do so may be subject to the Company's prior receipt of regulatory approval.

                                    In the event of the liquidation of the Trust
                                    Issuer, after satisfaction of the claims of creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a Like Amount (as defined herein) of the Junior Subordinated Debentures, subject to certain exceptions as described herein. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders."

VOTING RIGHTS....................   Except in limited circumstances, the holders
                                    of the Preferred Securities will have no voting rights. See "Description of the Preferred Securities--Voting Rights;
                                    Amendment of the Trust Agreement."


USE OF PROCEEDS..................   All of the proceeds from the sale of the
                                    Preferred Securities will be used by the Trust Issuer to purchase Junior Subordinated
                                    Debentures. The Company intends that the proceeds from the sale of such Junior
                                    Subordinated Debentures will be used for general corporate purposes, including, but not limited to, acquisitions by either the

                                    Company or the Bank, expansion of the
                                    Company's or the Bank's operations, and
                                    capital contributions to the Bank to support growth and for working capital. The Company intends to retain a portion of the proceeds for liquidity purposes. See "Use of Proceeds."


RISK FACTORS.....................   An investment in the Preferred Securities
                                    involves substantial risks that should be considered by prospective purchasers. In addition, because holders of the Preferred
                                    Securities may receive Junior Subordinated
                                    Debentures on termination of the Trust
                                    Issuer, and because payments on the Junior
                                    Subordinated Debentures are the sole source of funds for Distributions on and redemptions of the Preferred Securities, prospective purchasers of the Preferred
                                    Securities are also making an investment decision with regard to the Junior
                                    Subordinated Debentures and should carefully review all of the information regarding the Junior Subordinated Debentures contained herein. See "Risk Factors" and "Description of the Junior Subordinated Debentures."


NEW YORK STOCK EXCHANGE..........   Application has been made to have the
                                    Preferred Securities approved for listing on the New York Stock Exchange under the symbol
                                    "_____."

            SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


               The information at or for the three months ended December 31, 1997 and 1996 is derived from unaudited financial statements, which in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The summary consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 attached as Appendix A to this Prospectus; and the Company's December 31, 1997 Operating Results and Financial Information attached as Appendix B to this Prospectus.



                                                                             AT OR FOR THE THREE
                                                                                MONTHS ENDED
                                                                                  DECEMBER 31,
                                                                          -------------------------
                                                                          1997                 1996             1997
                                                                          ----                 ----             ----
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income.....................................................   $        41,450   $        19,491  $       108,774
Interest expense....................................................            32,083            12,415           75,960
                                                                       ---------------   ---------------  ---------------
Net interest income before provision (credit) for loan losses.......             9,367             7,076           32,814
Provision (credit) for loan losses..................................               650               250            1,295
                                                                       ---------------   ---------------  ---------------
Net interest income after provision (credit) for loan losses........             8,717             6,826           31,519
                                                                       ---------------   ---------------  ---------------
Non-interest income:
Service fees........................................................               452               575            2,993
Gain on sales of loans and mortgage-backed
  securities, net...................................................             1,115               (11)             819
Gain (loss) on sales of other assets, net(1)........................                --                --                1
Other...............................................................                77                36              247
                                                                       ---------------   ---------------  ---------------
     Total non-interest income......................................             1,644               600            4,060
                                                                       ---------------   ---------------  ---------------
Non-interest expense:
  Employee compensation and benefits................................             2,480             1,915            8,880
  Occupancy and equipment...........................................               886               886            3,568
  Insurance (2).....................................................               255               361              948
  Professional fees.................................................               622               222            1,605
  Other.............................................................             2,782             1,421            7,964
                                                                       ---------------   ---------------  ---------------
     Total non-interest expense.....................................             7,025             4,805           22,947
                                                                       ---------------   ---------------  ---------------
Income before income taxes and preferred stock dividends ...........             3,336             2,621           12,632
Provision for income taxes (3)......................................             1,361             1,022            5,033
                                                                       ---------------   ---------------  ---------------
Net income before preferred stock dividends.........................             1,975             1,599            7,599
Preferred stock dividends...........................................               332               672            2,890
                                                                       ---------------   ---------------  ---------------
Net income after preferred stock dividends..........................   $         1,643   $           927  $         4,709
                                                                       ===============   ===============  ===============
FINANCIAL CONDITION DATA:
Total assets........................................................   $     3,028,776   $     1,329,044  $     2,145,406
Loans receivable, net, and mortgage-backed securities(4)............         2,674,718         1,132,882        1,781,652
Investments, overnight deposits, tax certificates,
 repurchase agreements, certificates of deposits and other
 interest-earning assets............................................           176,091           124,950          186,955
Total liabilities...................................................         2,883,145         1,230,889        2,045,761
Deposits............................................................         1,444,102           878,166        1,195,892
Borrowings..........................................................         1,407,466           339,259          701,484
Trust Preferred Securities..........................................           116,000            50,000          116,000
Total stockholders' equity..........................................           145,631            98,155           99,645
Common stockholders' equity.........................................           115,160            48,092           61,371
PER COMMON SHARE DATA:
Basic earnings per common share.....................................   $           .13   $           .14  $           .57
                                                                       ===============   ===============  ===============
Diluted earnings per common share ..................................   $           .12   $           .13  $           .54
                                                                       ===============   ===============  ===============
Weighted average number of common shares outstanding
 during the period:
  Basic ............................................................        13,012,118         6,806,379        8,210,890
  Diluted...........................................................        14,041,609         7,957,657        8,955,572
Equity per common share.............................................   $          9.13   $          7.59  $          7.94
Fully diluted equity per common share...............................   $          8.11   $          6.11  $          6.51



                                                                           AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                                       -----------------------------------------------------
                                                                       1996             1995             1994           1993
                                                                       ----             ----             ----           ----


OPERATIONS DATA:
Interest income..................................................$        52,132   $        39,419  $        30,421  $     25,722
Interest expense.................................................         34,622            26,305           16,295        12,210
                                                                 ---------------   ---------------  ---------------  ------------
Net interest income before provision (credit) for loan losses....         17,510            13,114           14,126        13,512
Provision (credit) for loan losses...............................           (120             1,221            1,187         1,052
                                                                 ---------------   ---------------  ---------------  ------------
Net interest income after provision (credit) for loan losses.....         17,630            11,893           12,939        12,460
                                                                 ---------------   ---------------  ---------------  ------------
Non-interest income:
Service fees.....................................................            597               423              358           221
Gain on sales of loans and mortgage-backed
  securities, net................................................              5               239              150         1,496
Gain (loss) on sales of other assets, net(1).....................             (6             9,569               --            --
Other............................................................             53                 6               46             2
                                                                 ---------------   ---------------  ---------------  ------------
     Total non-interest income...................................            649            10,237              554         1,719
                                                                 ---------------   ---------------  ---------------  ------------
Non-interest expense:
  Employee compensation and benefits.............................          4,275             3,997            3,372         2,721
  Occupancy and equipment........................................          1,801             1,727            1,258           978
  Insurance (2)..................................................          3,610             1,027              844           835
  Professional fees..............................................            929             1,269              833           543
  Other..........................................................          3,421             4,129            3,579         2,746
                                                                 ---------------   ---------------  ---------------  ------------
     Total non-interest expense..................................         14,036            12,149            9,886         7,823
                                                                 ---------------   ---------------  ---------------  ------------
Income before income taxes and preferred stock dividends ........          4,243             9,981            3,607         6,356
Provision for income taxes (3)...................................          1,657             3,741            1,328         2,318
                                                                 ---------------   ---------------  ---------------  ------------
Net income before preferred stock dividends......................          2,586             6,240            2,279         4,038
Preferred stock dividends........................................          2,145             2,210            2,069         1,513
                                                                 ---------------   ---------------  ---------------  ------------
Net income after preferred stock dividends.......................$           441   $         4,030  $           210  $      2,525
                                                                 ---------------   ===============  ===============  ============
FINANCIAL CONDITION DATA:
Total assets.....................................................$       824,360   $       608,415  $       551,075  $    435,378
Loans receivable, net, and mortgage-backed securities(4).........        716,550           506,132          470,154       313,899
Investments, overnight deposits, tax certificates,
 repurchase agreements, certificates of deposits and other
 interest-earning assets.........................................         87,662            88,768           64,783       100,118
Total liabilities................................................        755,249           562,670          509,807       397,859
Deposits.........................................................        506,106           310,074          347,795       295,108
Borrowings.......................................................        237,775           241,775          158,175        97,775
Trust Preferred Securities.......................................              -                 -                -            --
Total stockholders' equity.......................................         69,111            45,745           41,268        30,273
Common stockholders' equity......................................         42,350            21,096           16,667        17,162
PER COMMON SHARE DATA:
Basic earnings per common share..................................$           .10   $          1.99  $           .11  $       1.67
                                                                 ===============   ===============  ===============  ============
Diluted earnings per common share ...............................$           .10   $          1.26  $           .10  $       1.00
                                                                 ---------------   ===============  ===============  ============
Weighted average number of common shares outstanding
 during the period:
  Basic .........................................................      4,306,042         2,021,601        1,957,210     1,509,264
  Diluted........................................................      4,558,521         4,158,564        2,175,210     3,239,618
Equity per common share..........................................$          8.14   $         10.20  $          8.33  $       8.86
Fully diluted equity per common share............................$          7.04   $          7.81  $          6.87  $       7.07

                                                        (Continued on next page)



                                                                   AT OR FOR THE THREE MONTHS        AT OR FOR THE FISCAL YEARS
                                                                          ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                               ---------------------------------     --------------------------
                                                               1997       1996     1997      1996     1995       1994      1993
                                                               ----       ----     ----      ----     ----       ----      ----

SELECTED FINANCIAL RATIOS
PERFORMANCE RATIOS:
Return on average assets (5)(6)..............................   .33%       .62%     .51%      .36%     1.10%       .46%    1.12%
Return on average common equity(5)...........................  6.31       9.55     9.34      1.30     22.60       1.21    18.55
Return on average total equity(5)............................  5.87       8.08     8.06      4.30     14.70       5.84    14.07
Interest rate spread(5)......................................  1.39       2.59     2.07      2.10      2.12       2.78     3.59
Net interest margin(5).......................................  1.66       2.87     2.31      2.51      2.39       3.01     3.87
Dividend payout ratio(7)..................................... 16.81      42.02    38.03     82.95     35.42      96.79    40.66
Ratio of earnings to combined fixed charges and
 preferred stock dividends(8):

   Excluding interest on deposits............................  1.18       1.32     1.26      1.05      1.52       1.07     1.87
   Including interest on deposits............................  1.09       1.11     1.10      1.02      1.21       1.03     1.27
Total loans, net, and mortgage-backed securities to

   total deposits............................................185.22     129.00   148.98    141.58    163.13     134.40   109.65
Non-interest expenses to average assets......................  1.17       1.85     1.55      1.97      2.14       2.04     2.18
Efficiency ratio(9).......................................... 57.43      57.37    57.52  61.11(10)    94.31(10)  66.06    45.17
ASSET QUALITY RATIOS:

Ratio of non-performing loans to total loans.................   .39%       .70%     .72%      .99%     1.02%      1.07%    1.54%
Ratio of non-performing assets to total loans, real estate
  owned and tax certificates.................................   .45        .86      .79      1.14      1.35       1.41     1.78
Ratio of non-performing assets to total assets...............   .40        .70      .67       .95      1.10       1.17     1.46
Ratio of charge-offs to total loans(5).......................  .002        .03      .03       .08       .13        .39      .07
Ratio of loan loss allowance to total loans..................   .16        .28      .21       .34       .32        .20      .38
Ratio of loan loss allowance to non-performing loans......... 40.78      39.60    28.96     33.74     31.54      18.89    24.70
CAPITAL RATIOS:

Ratio of average common equity to average total assets.......  4.35%      3.74%    3.40%     4.78%     3.14%      3.58%    3.79%
Ratio of average total equity to average total assets........  5.62       7.62     6.36      8.44      7.47       8.05     7.99
Tangible capital-to-assets ratio(11).........................  7.11       7.80     8.07      7.01      7.09       6.65     7.56
Core capital-to-assets ratio(11).............................  7.11       7.80     8.07      7.01      7.09       6.65     7.56
Risk-based capital-to-assets ratio(11)....................... 12.89      14.63    11.27     14.19     15.79      14.13    15.85


(1) In 1995 the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.
(2) In 1996 the Company recorded a one-time SAIF special assessment of $2.6 million ($1.6 million after tax).
(3) Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994. See Note 15 to Consolidated Financial Statements.
(4) Does not include mortgage loans held for sale which at December 31, 1997 totaled $92.2 million.
(5)      Calculated on an annualized basis.
(6) Return on average assets is calculated before payment of preferred stock dividends.
(7) The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.
(8) The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.
(9) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.
(10) These efficiency ratios have been adjusted to exclude the impact of the one-time SAIF special assessment in 1996 and the gain on the sale of the Company's branches in 1995. If these ratios were not adjusted, the ratios would have been 76.45 in 1996 and 14.58 in 1995.
(11)     Regulatory capital ratio of the Bank.

                                  RISK FACTORS

               AN INVESTMENT IN THE PREFERRED SECURITIES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS IN EVALUATING THE COMPANY, ITS BUSINESS AND THE TRUST ISSUER BEFORE PURCHASING THE PREFERRED SECURITIES OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD NOTE, IN PARTICULAR, THAT THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORD "ANTICIPATE," "BELIEVE," "ESTIMATE," "MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THE CONSIDERATIONS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS THE COMPANY BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE CONSIDERATIONS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT THE COMPANY AND THE TRUST ISSUER. IT SHOULD BE RECOGNIZED THAT OTHER RISKS, INCLUDING GENERAL ECONOMIC FACTORS AND EXPANSION STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT THE COMPANY AND THE TRUST ISSUER TO A GREATER EXTENT THAN INDICATED.


RISK FACTORS RELATING TO THE COMPANY

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

               The Bank's profitability is dependent to a large extent on its net interest income, which is the difference between its income on interest-earning assets and its expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets than liabilities repricing or maturing over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities than assets repricing or maturing over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will reduce earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and reduce earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. At September 30, 1997, the Bank had a one year cumulative positive gap of 4.9%. This positive one year gap position may, as noted above, have a negative impact on earnings in a falling interest rate environment. There can be no assurances of the Company's ability to continue to achieve positive net interest income. See "Business--Factors Affecting Earnings--Asset and Liability Management" and

"Quantitative and Qualitative Disclosure About Market Risk" contained in Appendix A to this Prospectus.

RISKS ASSOCIATED WITH THE COMPANY'S ADJUSTABLE RATE MORTGAGE LOANS

               The Company has purchased and intends to continue to purchase a significant amount of residential mortgage loans. During the three months ended December 31, 1997 and the year ended September 30, 1997, the Company purchased $1.1 billion and $913.7 million, respectively, of one-to-four family residential loans, of which $1.1 billion and $728.2 million, respectively, were adjustable rate mortgage loans ("ARMs"). At December 31, 1997 the Company's residential loan portfolio included $2.0 billion of ARMs (78.1% of the Company's gross loan portfolio). The ARMs purchased by the Company generally have annual interest rate adjustment caps that limit rate increases or decreases to 2% per year. Further, the ARMs purchased by the Company provide for initial rates of interest below the rates which would prevail were the contractual index and margin used for repricing applied initially (the "teaser rate period"). Although the Company attempts to mitigate the risk of default on these loans by requiring that borrowers qualify for the loan based upon the fully indexed rate, nonetheless these loans are subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently comes into effect upon repricing. As a result, management believes that the Company's net interest margin could be negatively impacted in a rapidly rising interest rate environment by increased delinquencies and defaults.

               Also, if market interest rates rise rapidly, the annual and lifetime interest rate adjustment caps on the ARMs may limit the increase in the interest rates on the ARMs relative to the increase in market interest rates, and yields on ARMs with teaser rates may be limited to repricing at interest rates below the contractual index plus the margin. At December 31, 1997, $1.2 billion of the Company's ARM loans (46.2% of the Company's gross loan portfolio) were in the teaser rate period with an average teaser rate of 6.39% and an average fully indexed rate of 8.28%. Rapid increases in market interest rates may not be fully reflected in loans which are in the teaser rate period and may, accordingly, have a negative impact on the Company's net interest margin.

REFINANCING RISKS

               As of December 31, 1997, 93.4% of the Company's loans receivable were single-family residential mortgages that generally have an imbedded option which allows the borrower to prepay the loan at any time without penalty. A substantial portion of these loans have been purchased by the Company in the secondary market at a premium.

               In the current interest rate environment, when long-term interest rates are generally low on a historical basis and the spread between short-term rates and long-term rates is relatively narrow, prepayments of ARMs and higher fixed-rate mortgages tend to accelerate. In addition, at December 31, 1997, $1.2 billion of the Company's ARMs had teaser rates, substantially all of which will be subject to interest rate adjustments within the next twelve months. Teaser rate loans also may tend to prepay near the end of the teaser period in the current interest rate environment.

               Pursuant to the Company's accounting policies, premiums and net deferred origination costs, which at December 31, 1997 were $33.5 million, are recognized as a reduction to interest income using the interest method over the contractual life of the loans adjusted for estimated prepayments, based on the Company's historical prepayment experience. (See Note 1 to the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 attached as Appendix A to this Prospectus.) As prepayments accelerate, the Company's historical prepayment experience changes, resulting in a shortening of the estimated life of the loan portfolio, and a greater reduction to interest income.

               In addition, the Company would likely apply the proceeds of any prepaid loans to the purchase of ARMs with teaser rates (possibly with lower teaser rates), thereby increasing the duration of the teaser period for the Company's loan portfolio. Also, no assurance can be given that the Company will be able to reinvest, on satisfactory terms, the proceeds of loan prepayments.

AVAILABILITY OF MORTGAGE LOANS

               The Company's net income will depend significantly on its ability to acquire mortgage loans on acceptable terms and at favorable spreads over the Company's borrowing costs. If the Company is unable to acquire mortgage loans, its results of operations will be adversely affected.

               In acquiring mortgage loans, the Company will compete with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, FNMA, FHLMC, GNMA and other entities purchasing mortgage loans, some of which have greater financial resources than the Company. Increased competition for the acquisition of eligible mortgage loans or a diminution in the supply could result in higher prices and, thus, lower yields on such mortgage loans that could further narrow the yield spread over borrowing costs.

               The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market, which depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential real estate values. To the extent the Company is unable to acquire a sufficient volume of mortgage loans meeting its criteria, the Company's results of operations would be adversely affected.

COMPOSITION OF RESIDENTIAL AND COMMERCIAL LOAN PORTFOLIO

               GEOGRAPHIC CONCENTRATION. Most of the loans in the Company's portfolio are secured by real estate. At September 30, 1997, 33.95% of the Company's gross loans receivable were secured by properties located in Florida, 13.88% by properties located in California and the balance throughout the country. Therefore, conditions in the real estate markets in which the collateral for the Company's mortgage loans are located strongly influence the level of the Company's non-performing loans and its results of operations. Real estate values are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and natural disasters. Declines in real estate markets could negatively impact the value of the collateral securing the Company's loans and its results of operations. In this regard, as a result of the downturn in the California real estate market in 1993, the Company believes that certain of its loans secured by real estate in California may have current loan to value ratios that are higher than those when the loans were originated. In addition, both Florida and California are states that are subject to natural disasters such as hurricanes, earthquakes and flooding. In the event a property securing the loan incurs damage as a result of a natural disaster that is not covered by homeowner's insurance, the Company's results of operations may be negatively impacted. Damage from windstorm and flooding is generally covered by homeowner's insurance, but earthquake damage is frequently not insured. See "Business--Lending Activities--Loan Portfolio" contained in Appendix A to this Prospectus.

               DIVERSIFIED LENDING RISKS. The Company's recent operating strategy has included an increased emphasis on originating and/or purchasing commercial real estate (including multi-family residential) loans, and originating real estate construction and commercial business loans. These lending categories are generally considered to involve a higher degree of credit risk than that for traditional single-family residential lending, because, among other factors, such loans involve larger loan balances to a single borrower or groups of related borrowers. At December 31, 1997, the Company had a balance of $165.1 million in commercial real estate loans, $5.6 million in construction loans and $9.0 million in commercial business loans. The payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project (as opposed to a desire by the borrower to continue to occupy the residence), and thus such loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally. In addition to the foregoing, multi-family residential and commercial real estate loans which are not fully amortizing over their maturity and which have a balloon payment due at their stated maturity, as would generally be the case with the Company's multi-family residential and commercial real estate loans, involve a greater degree of risk than fully amortizing loans. The ability of a borrower to make a balloon payment typically will depend on its ability to either refinance the loan or timely sell the underlying property.

               If commercial properties are foreclosed upon, the Company may encounter environmental problems with the properties. There is a risk that hazardous substances or wastes, contaminants, pollutants or other environmentally restricted substances could be discovered on the real estate owned (primarily in the case of properties securing multi-family residential and commercial real estate loans). In such event, the Company might be required to remove such substances from the affected properties or to engage in abatement procedures at its cost and expense. There can be no assurance that the cost of such removal or abatement would not substantially exceed the value of the affected properties or the loans secured by such properties; that the Company would have adequate remedies against the prior owners or other responsible parties; or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally would not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced and the Company may suffer a loss upon collection of the loan as a result.

               Risk of loss on a construction loan is dependent largely upon the concurrence of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment.

               Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay the loan from the borrower's employment and other income and which are secured by real property the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

               Accordingly, there can be no assurance that the Company's commercial real estate, multi-family residential, real estate construction, and commercial business loans will not be adversely affected by these and the other risks related to such loans. See "Business--Lending Activities--Commercial Real Estate Lending," "--Real Estate Construction Lending," and "--Commercial Business Lending" contained in Appendix A to this Prospectus.

               RISKS ASSOCIATED WITH LOANS HELD FOR SALE. The Company recently initiated a program to sell packages of adjustable rate residential loans, servicing retained, currently originated through its correspondent loan program. These loans, when originated, will be classified as held for sale and be subject to a lower of cost or market adjustment, on a quarterly basis, depending on market conditions. As of December 31, 1997, the Company had $92.2 million of mortgages held for sale. Since the Company does not currently intend to hedge its held for sale loan portfolio, this portfolio will be subject to adjustments, based on market conditions, which may adversely affect the Company's results of operations.

ALLOWANCE FOR LOAN LOSSES

               Industry experience indicates that a portion of the Company's loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by the Company, losses may be experienced as a result of various factors beyond the Company's control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. The Company's determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the views of the Company's regulators, and geographic and industry loan concentrations. Further, a significant amount of the Company's loan portfolio was originated, purchased or acquired over the last three years and, therefore, may be considered to be subject to a greater likelihood of delinquency. If delinquency levels were to increase, whether as a result of adverse general economic conditions, especially in Florida and California where the Company's exposure is greatest, or otherwise, the allowance for loan losses as determined by the Company may not be adequate. As of December 31, 1997 the Company's allowance for loan losses was $4.3 million or 0.16% of total loans. There can be no assurance that the allowance will be adequate to cover loan losses or that the Company will not experience significant losses in its loan portfolios which may require significant increases to the provision for loan losses in the future. See "Business--Lending Activities--Loan Portfolio Quality" contained in Appendix A to this Prospectus.

RECENT RAPID GROWTH AND INCREASED OPERATING EXPENSES

               During the past 18 months, the Company has experienced rapid and significant growth. The growth and expansion of operations through mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits, as well as increases in net interest income, non-interest income and non-interest expenses. Total assets of the Company have increased from $824 million at September 30, 1996 to $3.0 billion at December 31, 1997. The Bank's loan portfolio increased from $646 million at September 30, 1996 to $2.6 billion at December 31, 1997. Much of this growth is attributable to the purchase of wholesale residential loans and, to a lesser extent, to the acquisition of Suncoast.

               In connection with such expansion and growth, the Company has hired 145 additional employees since September 30, 1996. Employee compensation and benefits increased 107.7% from $4.3 million to $8.9 million over the last fiscal year and occupancy and equipment costs increased 98.1% from $1.8 million to $3.6 million during the same period. Such increased expenses were primarily attributable to internal growth, including the opening of new branch offices, and growth as a result of the acquisitions. Expenses associated with such growth and with additional future growth may have an adverse impact on earnings.

               There can be no assurance that the Company will continue to experience rapid growth, or any growth in the future and, to the extent that it does experience continued growth, there is no assurance that the Company will be able to adequately and profitably manage such growth.

ACCOUNTING FOR ACQUISITIONS

               Acquisitions are accounted for either as a "purchase" or as a "pooling of interests." The consideration utilized is one of many factors considered in determining the accounting treatment of an acquisition. If cash represents at least 10% of the consideration, the acquisition will generally be accounted for as a "purchase." If Class A Common Stock represents 90% or more of the consideration and all other required conditions relating to the parties and the transaction are met, the acquisition will be accounted for as a "pooling of interests." Under the "purchase" method, the assets and liabilities are recorded by the acquiror at their fair market values and any difference between the purchase price and the fair value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill. Goodwill is generally amortized over a period generally not exceeding 25 years and such amortization of goodwill will reduce earnings. Under the "pooling of interests" method, the historical values of the assets, liabilities and shareholders' equity of the combining companies are consolidated, no goodwill is recorded and accordingly, the earnings of the resulting entity are not impacted by the amortization of goodwill. The Company intends to actively pursue acquisitions. If an acquisition is made and accounted for as a "purchase" rather than a "pooling of interests," it is likely that such acquisition will result in the creation of goodwill and accordingly, future results will reflect the amortization of any goodwill recorded.

COMPETITION

               The Company faces substantial competition in purchasing and originating real estate loans and in attracting deposits. The Company's competition in originating real estate loans is principally from banks, other thrifts, mortgage banking companies, real estate financing conduits, and small insurance companies. In purchasing real estate loans the Company competes with other participants in the secondary mortgage market. Many entities competing with the Company enjoy competitive advantages over the Company relative to a potential borrower or seller in terms of a prior business relationship, wide geographic presence or more accessible branch office locations, the ability to offer additional services or more favorable pricing alternatives, a lower origination and operating cost structure, and other relevant items. The Company does not have a significant market share of the real estate lending activities in the areas in which it conducts operations, and increased competition in those areas from traditional competitors or new sources could result in a decrease in the origination or purchase of mortgage loans and could adversely affect the Company's results of operations. In its deposit gathering activities, the Company competes with insured depository institutions such as thrifts, credit unions, and banks, as well as uninsured investment alternatives including money market funds. These competitors may offer higher rates than the Company, which could result in the Company either attracting fewer deposits or in requiring the Company to increase the rates it pays to attract deposits. Increased deposit competition could adversely affect the Company's ability to generate the funds necessary for its lending operations and could adversely affect the Company's results of operations. See "Business--Market Area and Competition" contained in Appendix A to this Prospectus.

REGULATORY OVERSIGHT

               The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. As the holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Bank and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of the Bank and the Bank's competitors which in turn could have a material adverse effect on the Bank and its operations. See "Regulation" contained in Appendix A to this Prospectus.

RISK FACTORS RELATING TO THE OFFERING

SUBORDINATION OF THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES


               The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of the Preferred Securities and under the Junior Subordinated Debentures issued to the Trust Issuer will be unsecured and will rank subordinate and junior in right of payment to all Senior Debt of the Company. At December 31, 1997, the Company had no outstanding Senior Debt, but did have outstanding $72.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures and $47.8 million of 9.60% Junior Subordinated Deferrable Interest Debentures which rank PARI PASSU with the Junior Subordinated Debentures. There is no limitation on the amount of Senior Debt, or subordinated debt which is PARI PASSU with the Junior Subordinated Debentures, which the Company may issue. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors in the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. If the Company is a creditor of a subsidiary, the claims of the Company would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that of the Company. Accordingly, the Junior Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank. At December 31, 1997 the Bank had liabilities of $2.9 billion (including $1.4 billion in deposits). Only the capital stock of the Company is currently junior in right of payment to the Junior Subordinated Debentures to be issued to the Trust Issuer. Holders of the Junior Subordinated Debentures will be able to look only to the assets of the Company for payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee, the Expense Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debentures--Subordination."


SOURCE OF PAYMENTS TO HOLDERS OF PREFERRED SECURITIES


               As a savings and loan holding company, the Company conducts its operations principally through its subsidiaries and, therefore, its principal source of cash, other than its investing and financing activities, is the receipt of dividends from the Bank. Since the Company is without significant assets other than the capital stock of the Bank, the ability of the Company to pay interest on the principal of the Junior Subordinated Debentures to the Trust Issuer (and consequently, the Trust Issuer's ability to pay Distributions on the Preferred Securities and the Company's ability to pay its obligations under the Guarantee) will be dependent on the ability of the Bank to pay dividends to the Company in amounts sufficient to service the Company's obligations. The Company is currently obligated to pay interest semi-annually on its outstanding 10 1/4% Junior Subordinated Deferrable Interest Debentures and quarterly on its outstanding 9.60% Junior Subordinated Deferrable Interest Debentures and may become obligated to make other payments with respect to securities issued by the Company in the future which are PARI PASSU or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer with respect to the payment of principal, interest or dividends. There is no restriction on the ability of the Company to issue, or limitations on the amount of securities which the Company may issue, which are PARI PASSU or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer, nor is there any restriction on the ability of the Bank to issue additional capital stock or incur additional indebtedness.


               There are legal limitations on the source and amount of dividends that a savings bank such as the Bank is permitted to pay. The current OTS regulation applicable to the payment of dividends or other capital distributions by savings institutions imposes limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets or exceeds all of its fully phased-in capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 association." A Tier I association may make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. The Bank currently exceeds its fully phased-in capital requirements and qualifies as a Tier 1 association under the regulation, but there is no assurance that the Bank will continue to so qualify.

               An institution that meets the minimum regulatory capital requirements but does not meet the fully phased-in capital requirements would be a "Tier 2 association," which may make capital distributions of between 25% and 75% of its net income over the most recent four-quarter period, depending on the institution's risk-based capital level. A "Tier 3 association" is defined as an institution that does not meet all of the minimum regulatory capital requirements and therefore may not make any capital distributions without the prior approval of the OTS.

               Savings institutions must provide the OTS with at least 30 days written notice before making any capital distributions. All such capital distributions are also subject to the OTS' right to object to a distribution on safety and soundness grounds.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES


               So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust Issuer would also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled would accumulate additional Distributions thereon at the rate of ___% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees),
(ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of ___%, compounded quarterly from the relevant payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period so long as no event of default under the Indenture has occurred and is continuing. See "Description of the Preferred Securities--Distributions" and "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation."


               If an Extension Period were to occur, a holder of the Preferred Securities would continue to accrue income (in the form of original issue discount) for United States federal income tax purposes in respect of its PRO RATA share of the interest accruing on the Junior Subordinated Debentures held by the Trust Issuer. As a result, a holder of the Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash related to such income from the Trust Issuer if the holder disposed of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of the Preferred Securities."

               The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities would likely be adversely affected. A holder that disposed of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continued to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other similar securities that are not subject to such deferrals.

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES


               If a Tax Event (as defined herein) occurs, then the Company will have the right prior to the termination of the Trust Issuer, to advance the Stated Maturity of the Junior Subordinated Debentures to the minimum extent required in order to allow for the payments of interest in respect of the Junior Subordinated Debentures to continue to be tax deductible, but in no event shall the resulting maturity of the Junior Subordinated Debentures be less than 15 yearsfrom the date of original issuance thereof. The exercise of such right may be subject to the Company having received prior regulatory approval. See "Description of the Junior Subordinated Debentures-General."


REDEMPTION DUE TO TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT


               The Company has the right, but not the obligation, to redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after March 31, 2003), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right may be subject to the Company having received prior regulatory approval.


               A "Tax Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

               "Investment Company Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

               "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES; REDEMPTION AND TAX CONSEQUENCES

               The Company has the right at any time to dissolve, wind-up or terminate the Trust Issuer and, after the satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust Issuer. The exercise of such right may be subject to the Company having received prior regulatory approval. The Company will have the right, in certain circumstances, to redeem the Junior Subordinated Debentures in whole or in part, in lieu of a distribution of the Junior Subordinated Debentures by the Trust Issuer, in which event the Trust Issuer will redeem the Preferred Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required under applicable capital guidelines or regulatory policies. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" and "Description of the Subordinated Debenture--Redemption or Exchange."

               Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust Issuer would not be a taxable event to holders of the Preferred Securities. If, however, the Trust Issuer were characterized as an association taxable as a corporation at the time of the dissolution of the Trust Issuer, the distribution of the Junior Subordinated Debentures would constitute a taxable event to holders of Preferred Securities and could give rise to a tax liability for the Trust Issuer as well. Moreover, any redemption of the Preferred Securities for cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities" and "--Sales or Redemption of the Preferred Securities."

               There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust Issuer. The Preferred Securities or the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures as a result of the liquidation of the Trust, and because payments on the Junior Subordinated Debentures are the sole source of funds for Distributions and redemptions of the Preferred Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.


               If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, the Company will use its reasonable efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such stock exchanges, if any, on which the Preferred Securities are then listed.


RIGHTS UNDER THE GUARANTEE

               The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust Issuer:
(i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities in exchange therefor), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities after payment of creditors of the Trust Issuer as required by applicable law.

               If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust Issuer, the Guarantee Trustee or any other person or entity. In the event an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the applicable payment date, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Junior Subordinated Debentures does not constitute an event of default under the Indenture. In connection with any Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of the Preferred Securities in the Direct Action. Except as described herein, holders of the Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. The Bank of New York will act as the guarantee trustee under the Guarantee (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Bank of New York will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee, and The Bank of New York (Delaware) will act as Delaware Trustee under the Trust Agreement. See "Description of the Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities," "Description of the Junior Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of the Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED COVENANTS

               The covenants in the Indenture are limited and there are no covenants in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures or Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur or assume additional indebtedness or other obligations. Additionally, neither the Indenture nor the Trust Agreement contains any financial ratios or specified levels of liquidity to which the Company must adhere. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to or will comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

               Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and the exercise of the Trust Issuer's rights as holder of the Junior Subordinated Debentures and the Guarantee. Holders of the Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, the Delaware Trustee or the Administrative Trustees, as such voting rights are vested exclusively in the Company, as the holder of the Common Securities (except, with respect to the Property Trustee and the Delaware Trustee, upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of the Preferred Securities to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of the Trust Issuer Trustees."

ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES; TRADING PRICE AND TAX CONSIDERATIONS

               There is no current public market for the Preferred Securities. Application has been made to list the Preferred Securities on the New York Stock Exchange. The Company has been advised that the Underwriters intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be discontinued at any time. Therefore, there is no assurance that an active trading market will develop for the Preferred Securities or, if such market develops, that it will be maintained or that the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. Accordingly, holders of Preferred Securities may experience difficulty reselling them or may be unable to sell them at all. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.


               Further, should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities would be likely to trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a holder of Preferred Securities that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to the adjusted tax basis of the Preferred Securities disposed of. Such holder would recognize a capital loss to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than its adjusted tax basis (which would include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales or Redemption of the Preferred Securities."

PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBENTURES ARE NOT INSURED

               The Preferred Securities and Junior Subordinated Debentures are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

                        BANKUNITED FINANCIAL CORPORATION


GENERAL

               The Company is a Florida corporation organized for the purpose of becoming the savings and loan holding company the Bank. This holding company reorganization, together with the Bank's conversion from a Florida-chartered stock savings bank (which was founded in 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At December 31, 1997, the Company had $1.4 billion in deposits, $145.6 million in stockholders' equity, and $3.0 billion in assets. Based on the latest available information on asset size, the Company is the second largest publicly held financial institution headquartered in Florida. Principally through internal growth and also as a result of the acquisition of Suncoast on November 15, 1996, the Company's total assets increased by $2.2 billion from September 30, 1996 to December 31, 1997.

               The Company currently has 18 branch offices in South Florida (not including two, scheduled to be closed shortly, that were part of the recent acquisition of Consumers Savings Bank) and anticipates opening 6 or more additional branch offices by September 30, 1998, in its market area, either by acquisition or de novo branching, and may expand into other parts of Florida. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company also invests in tax certificates and other permitted investments. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

               On January 23, 1998 the Company acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers, a Florida-chartered savings and loan with assets of $101 million and deposits of $84.3 million at December 31, 1997, into the Bank. On December 30, 1997, the Company signed a definitive agreement to acquire Central, a Florida-chartered commercial bank with assets of $96.9 million and deposits of $72.8 million at December 31, 1997, and four branch offices in Miami-Dade County. These mergers increase the Company's deposit market share, particularly in Miami-Dade County, while permitting the Company to compete more effectively with larger super-regional financial institutions in South Florida. See "Business Strategy-Acquisitions and Branching Activity" for a further discussion of these acquisitions.

               The Bank is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the OTS and the FDIC. Deposits at the Bank are insured by the SAIF to the maximum extent permitted by law.

               The Company's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.

BUSINESS STRATEGY

               OPERATING PLAN. The Company's operating plan emphasizes (i) rapidly expanding the Company's deposit base by providing convenient locations, competitive rates and personalized service in its market area and continuing the expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions;
(ii) concentrating lending activities on purchasing single-family residential mortgage loans and originating such loans as favorable market opportunities arise; (iii) maintaining the Company's commercial and multi-family real estate, commercial business and real estate construction lending; (iv) increasing non-interest income, and (v) maintaining asset quality.

               DEPOSIT OPPORTUNITIES. The Company focuses on attracting depositors with convenient locations, competitive rates and personalized service. As the super-regional banking companies acquire and close branches, the Company has identified certain locations for potential expansion. The Company emphasizes personalized service by a local financial institution to differentiate itself from the super-regionals that do business in the South Florida market. For the year ended December 31, 1997, deposits at the Company's branches increased by $544 million, or 62% from December 31, 1996.

               RESIDENTIAL MORTGAGE LOAN PURCHASES. Since inception in 1984, BankUnited's primary source of earning assets has been the purchase of single-family residential mortgages in the secondary market. Management believes BankUnited has developed an expertise in making such purchases including re-underwriting each loan purchased. The anticipated future growth in BankUnited's assets will be primarily through the purchase of single-family residential mortgages. Single-family residential mortgages are considered to involve less credit risk than other types of loans, and 93.4% of the Company's loan portfolio consists of such mortgages.

               COMMERCIAL LOAN PRODUCT AVAILABILITY. BankUnited believes the rapid consolidation of the South Florida banking market has created and will continue to create opportunities to originate commercial real estate loans generally between $250,000 and $5 million to small- to medium-sized companies. BankUnited has hired seasoned loan officers to take advantage of these opportunities. In connection with the product diversification of its loan portfolio, the Company recently signed a definitive agreement to acquire Central which has a loan portfolio that includes $11.9 million of commercial real estate loans and $7.3 million of commercial loans.

               INCREASING NON-INTEREST INCOME. In order to increase non-interest income, the Company initiated a program to originate and sell, on a periodic basis, packages of adjustable rate residential mortgage loans, servicing retained. In September 1997 the Company sold its first package totalling $30.1 million of loans, generating a pre-tax gain of approximately $500,000, and in December 1997 sold its second package of loans totalling $25.4 million, generating a pre-tax gain of approximately $689,000. In November 1997, the Company's subsidiary, Financial Services initiated a program to sell annuity products in the Bank's branch offices. Financial Services plans to expand its range of products to include variable annuity products within the next several months. The Company has also established a subsidiary to broker, with other financial institutions, newly originated commercial loans that do not meet the Bank's underwriting and/or investment criteria. Additionally, the Company will periodically bid on and may purchase private or agency packages of residential loan servicing. The Company believes that these activities will increase non-interest income.

               MAINTAINING ASSET QUALITY. The Company has historically been able to maintain asset quality as shown by its relatively low level of non-performing assets to total assets and net charge-offs over the last five years. Approximately 93.4% of the Company's loan portfolio is in one-to-four family mortgages which are generally considered to involve a lower degree of credit risk than other types of loans. At December 31, 1997, the Company's non-performing loans as a percentage of total loans was 0.40%. See "Risk Factors--Risks Associated with the Company's ARMs," "--Composition of Residential and Commercial Real Estate Loan Portfolio" and "--Allowance for Loan Losses."

               ACQUISITIONS AND BRANCHING ACTIVITY. The Company has acquired, is acquiring and will continue to acquire financial institutions and branches in South Florida. In connection with this activity, the Company periodically has discussions with and receives financial information on other financial institutions which may lead to the acquisition of all or part of that financial institution by the Company.

               On January 23, 1998 the Company acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers, a Florida-chartered savings and loan with assets of $101 million and deposits of $84.3 million at December 31, 1997, into the Bank. Two of Consumers' existing branch offices are being consolidated into the Bank's branch offices. A branch which was under lease, but not yet opened, in south Miami-Dade County, will be opened by the Bank within the next several months.

               On December 30, 1997, the Company signed a definitive agreement to acquire Central, a Florida-chartered commercial bank with assets of $96.9 million and deposits of $72.8 million at December 31, 1997, and four branch offices in Miami-Dade County. Central's loan portfolio includes $11.9 million of commercial real estate loans, $7.3 million of commercial loans, and $21.9 million of installment loans. In addition, 34.6% of Central's deposits are non-interest bearing demand deposit accounts. It is anticipated that the acquisition of Central, with its somewhat greater emphasis on commercial customers, will better position the Company to further develop its commercial business.

               On November 15, 1996, the Company acquired Suncoast, a federally chartered savings association with assets of $409.4 million at September 30, 1996, and merged Suncoast into the Bank. Of Suncoast's six branch offices in South Florida, five continue to operate and one has been consolidated with an existing Bank branch office. Additionally, as part of the Suncoast acquisition, the Company acquired approximately $95.8 million in commercial real estate loans and $14.1 million in real estate construction loans. See "Commercial Real Estate Lending," "--Real Estate Construction Lending," and "Commercial Business Lending."

               On March 29, 1996, the Company acquired the Bank of Florida with total assets of $28.1 million which was merged into the Bank's South Miami branch.

               These mergers increase the Company's deposit market share, in Miami-Dade and Broward counties, while permitting the Company to compete more effectively with larger super-regional financial institutions in South Florida.

               In order to maximize cost savings, as part of its acquisition program, the Company integrates the operations of acquired entities and converts the data processing systems of such entities into its own as rapidly as possible. For instance, Suncoast's data processing systems were converted to the Bank's systems within one month of acquisition. The final conversion for Consumers is expected to take place within six weeks after acquisition.

               The Bank also opened branch offices in Delray Beach and West Palm Beach in 1996, Boca Hamptons, Aventura and Coconut Creek in 1997, and Miami Airport-West in January 1998. The Company currently has additional branches under construction in Plantation, south Miami-Dade (discussed above) and Lake Worth. It is expected that approximately 3 other branch offices will also be opened or acquired before September 30, 1998.

               PREFERRED STOCK RESTRUCTURING; CONVERSION TO COMMON STOCK. The Company is in the process of redeeming all 743,870 outstanding shares of its 8% Noncumulative Convertible Preferred Stock, Series 1993 (the "Series 1993 Preferred Stock") at $10.00 per share, effective February 20, 1998. Holders of the Series 1993 Preferred Stock may redeem their shares or convert them to shares of the Company's Class A Common Stock (the "Class A Common Stock"). The conversion rate is one share of Class A Common Stock for each share of Series 1993 Preferred Stock. Based on current market conditions, the Company anticipates that a substantial amount of the Series 1993 Preferred Stock will be converted to Class A Common Stock.

               In October 1997, BankUnited redeemed the outstanding shares of its 8% Noncumulative Convertible Preferred Stock, Series 1996 (the "Series 1996 Preferred Stock") at $15.00 per share. Holders of the shares of Series 1996 Preferred Stock had the right to convert them to shares of Class A Common Stock, at a conversion rate of approximately 1.67 shares of Class A Common Stock for each share of Series 1996 Preferred Stock. Holders of 927,204 shares of Series 1996 Preferred Stock exercised their conversion right, which resulted in the issuance of 1,548,410 additional shares of BankUnited Class A Common Stock, and 5,696 shares of Series 1996 Preferred Stock were redeemed.

               In August 1997, the Company purchased 448,583 shares of its 9% Noncumulative Perpetual Preferred Stock (the "9% Preferred Stock") at $10.25 per share. The purchase was made pursuant to a tender offer which expired on August 15, 1997. After the purchase, 701,417 shares of 9% Preferred Stock were still outstanding. Pursuant to its terms, that stock may be redeemed by the Company after September 30, 1998 at the stated redemption price.

                                THE TRUST ISSUER

BANKUNITED CAPITAL  III

               The Trust Issuer, BankUnited Capital III, is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Company, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 6, 1997. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). The Trust Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire Junior Subordinated Debentures issued by the Company and
(iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust Issuer.

               All of the Common Securities will be owned by the Company. The Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of the Common Securities." The Company will acquire the Common Securities in an aggregate Liquidation Amount equal to 4% of the total capital of the Trust Issuer. The Trust Issuer has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The Trust Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. The trustees for the Trust Issuer will be The Bank of New York, as the Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Trust Issuer Trustees"). The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as guarantee trustee under the Guarantee and the Indenture. See "Description of the Guarantee" and "Description of the Junior Subordinated Debentures." The holder of the Common Securities or the holders of a majority in Liquidation Amount of the Preferred Securities if an event of default under the Trust Agreement resulting from an event of default under the Indenture has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the Company as the holder of the Common Securities. The duties and obligations of the Trust Issuer Trustees are governed by the Trust Agreement. The Company will pay all fees and expenses related to the Trust Issuer and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust Issuer pursuant to the Expense Agreement.

                                 USE OF PROCEEDS

               All of the proceeds from the sale of the Preferred Securities will be used by the Trust Issuer to purchase Junior Subordinated Debentures. The Company intends that the proceeds from the sale of such Junior Subordinated Debentures will be used for general corporate purposes, including, but not limited to, acquisitions by either the Company or the Bank, expansion of the Company's or the Bank's operations, and capital contributions to the Bank to support growth and for working capital. The Company intends to retain a portion of the proceeds for liquidity purposes.


                       MARKET FOR THE PREFERRED SECURITIES

               Application has been made to list the Preferred Securities on the New York Stock Exchange. Although the Underwriters have informed the Company that they presently intend to make a market in the Preferred Securities, the Underwriters are not obligated to do so and any such market making may be discontinued at any time. Accordingly, there is no assurance that an active and liquid trading market will develop or, if developed, that such a market will be sustained. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."


                              ACCOUNTING TREATMENT

               For financial reporting purposes, the Trust Issuer will be treated as a subsidiary of the Company and, accordingly, the Trust Issuer's financial statements will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated statements of financial condition of the Company under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures of the Company" and appropriate disclosures about the Preferred Securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as a component of interest expense in the consolidated statements of operations.

               In its future financial reports, the Company will (i) present the Preferred Securities on the Company's statements of financial condition as a separate line item entitled "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures of the Company;" (ii) include in a footnote to the financial statements disclosure that the sole assets of the Trust Issuer are the Junior Subordinated Debentures specifying the principal amount, interest rate and maturity date of Junior Subordinated Debentures held; and (iii) include, in an audited footnote to the financial statements, disclosure that (a) the Trust Issuer is wholly owned, (b) the sole assets of the Trust Issuer are its Junior Subordinated Debentures, and (c) the obligations of the Company under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust Issuer's obligations under the Preferred Securities.

                                 CAPITALIZATION


               The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, as adjusted to give effect to the consummation of (i) the acquisition and merger of Consumers and the issuance of an estimated 453,000 shares of Class A Common Stock in connection therewith,
(ii) the conversion to Class A Common Stock of all 743,870 shares of its currently outstanding Series 1993 Preferred Stock, (iii) the acquisition and merger of Central Bank and the issuance of an estimated 1,867,500 shares of Class A Common Stock in connection therewith (based upon the maximum that could be issued), and (iv) the issuance and sale of the Preferred Securities offered hereby. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company contained in Appendix A and Appendix B to this Prospectus.




                                                                                                                        AS
                                                                                        ACTUAL                       ADJUSTED
                                                                                        ------                       --------
                                                                                               (Dollars in thousands,
                                                                                              except per share amounts)

Deposits.......................................................................$           1,444,102            $        1,601,177
Securities sold under agreements to repurchase.................................               30,000                        38,334
FHLB advances..................................................................            1,261,466                     1,269,466
Company Obligated Mandatorily Redeemable Trust Preferred Securities of
   Subsidiary Trusts Holding Solely Junior Subordinated Deferrable
   Interest Debentures of the Company (2)......................................              116,000                       191,000
                                                                               ---------------------            ------------------
     Total deposits and borrowed funds.........................................            2,851,568                     3,099,977
                                                                               ---------------------            ------------------
Stockholders' equity:
 Preferred Stock, Series B, 8% Convertible and 9% Perpetual, $.01 par value;
   authorized--10,000,000 shares; issued and outstanding--
   1,644,805 shares as of December 31, 1997 and 900,935 shares  as adjusted(1).                   16                             9
 Class A Common Stock, $.01 par value; authorized--30,000,000 shares;
   issued and outstanding-13,923,022 shares as of December 31, 1997 and
    16,987,392 shares as adjusted..............................................                  139                           170
 Class B Common Stock, $.01 par value; authorized--3,000,000 shares, issued and outstanding-285,958 shares as of December 31, 1997 and as
   adjusted....................................................................                    3                             3
 Additional paid-in capital....................................................              131,149                       141,320
 Retained earnings.............................................................               13,632                        19,870
 Net unrealized gains on securities available for sale, net of tax.............                  692                           831
                                                                               ---------------------            ------------------
    Total stockholders' equity.................................................              145,631                       162,203
                                                                               ---------------------            ------------------
    Total deposits, borrowed funds and stockholders' equity....................$           2,997,199            $        3,262,180
                                                                               =====================            ==================

(1) Such shares had an aggregate liquidation preference of $15.9 million at December 31, 1997 and $58.5 million as adjusted.

(2) As described herein, for the Preferred Securities offered hereby, the sole asset of the Trust Issuer will be $104 million aggregate principal amount of the Junior Subordinated Debentures issued by the Company to the Trust Issuer. The Junior Subordinated Debentures will bear interest at the annual rate of ____% of the principal amount thereof, payable quarterly and will mature on March 31, 2028. The Company owns all of the Common Securities of the Trust Issuer.

            SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


               The information at or for the three months ended December 31, 1997 and 1996 is derived from unaudited financial statements, which in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The summary consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 attached as Appendix A to this Prospectus; and the Company's December 31, 1997 Operating Results and Financial Information attached as Appendix B to this Prospectus.




                                                                   AT OR FOR THE THREE
                                                                       MONTHS ENDED                  AT OR FOR THE FISCAL YEARS
                                                                        DECEMBER 31,                    ENDED SEPTEMBER 30,
                                                                 -------------------------             ----------------------
                                                                 1997             1996                 1997              1996
                                                                 ----             ----                 ----              ----
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OPERATIONS DATA:
Interest income...............................................$        41,450  $        19,491   $       108,774  $        52,132
Interest expense..............................................         32,083           12,415            75,960           34,622
                                                              ---------------  ---------------   ---------------  ---------------
Net interest income before provision (credit) for loan losses.          9,367            7,076            32,814           17,510
Provision (credit) for loan losses............................            650              250             1,295             (120)
                                                              ---------------  ---------------   ---------------  ---------------
Net interest income after provision (credit) for loan losses..          8,717            6,826            31,519           17,630
                                                              ---------------  ---------------   ---------------  ---------------
Non-interest income:
Service fees..................................................            452              575             2,993              597
Gain on sales of loans and mortgage-backed
  securities, net.............................................          1,115              (11)              819                5
Gain (loss) on sales of other assets, net(1)..................             --               --                 1               (6)
Other.........................................................             77               36               247               53
                                                              ---------------  ---------------   ---------------  ---------------
     Total non-interest income................................          1,644              600             4,060              649
                                                              ---------------  ---------------   ---------------  ---------------
Non-interest expense:
  Employee compensation and benefits..........................          2,480            1,915             8,880            4,275
  Occupancy and equipment.....................................            886              886             3,568            1,801
  Insurance (2)...............................................            255              361               948            3,610
  Professional fees...........................................            622              222             1,605              929
  Other.......................................................          2,782            1,421             7,964            3,421
                                                              ---------------  ---------------   ---------------  ---------------
     Total non-interest expense...............................          7,025            4,805            22,947           14,036
                                                              ---------------  ---------------   ---------------  ---------------
Income before income taxes and preferred stock dividends .....          3,336            2,621            12,632            4,243
Provision for income taxes (3)................................          1,361            1,022             5,033            1,657
                                                              ---------------  ---------------   ---------------  ---------------
Net income before preferred stock dividends...................          1,975            1,599             7,599            2,586
Preferred stock dividends.....................................            332              672             2,890            2,145
                                                              ---------------  ---------------   ---------------  ---------------
Net income after preferred stock dividends....................$         1,643  $           927   $         4,709  $           441
                                                              ===============  ===============   ===============  ---------------
FINANCIAL CONDITION DATA:
Total assets..................................................$     3,028,776  $     1,329,044   $     2,145,406  $       824,360
Loans receivable, net, and mortgage-backed securities(4)......      2,674,718        1,132,882         1,781,652          716,550
Investments, overnight deposits, tax certificates,
 repurchase agreements, certificates of deposits and other
 interest-earning assets......................................        176,091          124,950           186,955           87,662
Total liabilities.............................................      2,883,145        1,230,889         2,045,761          755,249
Deposits......................................................      1,444,102          878,166         1,195,892          506,106
Borrowings....................................................      1,407,466          339,259           701,484          237,775
Trust Preferred Securities....................................        116,000           50,000           116,000                -
Total stockholders' equity....................................        145,631           98,155            99,645           69,111
Common stockholders' equity...................................        115,160           48,092            61,371           42,350
PER COMMON SHARE DATA:
Basic earnings per common share...............................$           .13  $           .14   $           .57  $           .10
                                                              ===============  ===============   ===============  ===============
Diluted earnings per common share ............................$           .12  $           .13   $           .54  $           .10
                                                              ===============  ===============   ===============  ---------------
Weighted average number of common shares outstanding
 during the period:
 Basic........................................................     13,012,118        6,806,379         8,210,890        4,306,042
 Diluted......................................................     14,041,609        7,957,657         8,955,572        4,558,521
Equity per common share.......................................$          9.13  $          7.59   $          7.94  $          8.14
Fully diluted equity per common share.........................$          8.11  $          6.11   $          6.51  $          7.04






                                                                         AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                                         ----------------------------------------------
                                                                          1995                 1994               1993
                                                                          ----                 ----               ----


OPERATIONS DATA:
Interest income...................................................      $        39,419      $        30,421      $     25,722
Interest expense..................................................               26,305               16,295            12,210
                                                                        ---------------      ---------------      ------------
Net interest income before provision (credit) for loan losses.....               13,114               14,126            13,512
Provision (credit) for loan losses................................                1,221                1,187             1,052
                                                                        ---------------      ---------------      ------------
Net interest income after provision (credit) for loan losses......               11,893               12,939            12,460
                                                                        ---------------      ---------------      ------------
Non-interest income:
Service fees......................................................                  423                  358               221
Gain on sales of loans and mortgage-backed
  securities, net.................................................                  239                  150             1,496
Gain (loss) on sales of other assets, net(1)......................                9,569                   --                --
Other.............................................................                    6                   46                 2
                                                                        ---------------      ---------------      ------------
     Total non-interest income....................................               10,237                  554             1,719
                                                                        ---------------      ---------------      ------------
Non-interest expense:
  Employee compensation and benefits..............................                3,997                3,372             2,721
  Occupancy and equipment.........................................                1,727                1,258               978
  Insurance (2)...................................................                1,027                  844               835
  Professional fees...............................................                1,269                  833               543
  Other...........................................................                4,129                3,579             2,746
                                                                        ---------------      ---------------      ------------
     Total non-interest expense...................................               12,149                9,886             7,823
                                                                        ---------------      ---------------      ------------
Income before income taxes and preferred stock dividends .........                9,981                3,607             6,356
Provision for income taxes (3)....................................                3,741                1,328             2,318
                                                                        ---------------      ---------------      ------------
Net income before preferred stock dividends.......................                6,240                2,279             4,038
Preferred stock dividends.........................................                2,210                2,069             1,513
                                                                        ---------------      ---------------      ------------
Net income after preferred stock dividends........................      $         4,030      $           210      $      2,525
                                                                        ===============      ===============      ============
FINANCIAL CONDITION DATA:
Total assets......................................................      $       608,415      $       551,075      $    435,378
Loans receivable, net, and mortgage-backed securities(4)..........              506,132              470,154           313,899
Investments, overnight deposits, tax certificates,
 repurchase agreements, certificates of deposits and other
 interest-earning assets..........................................               88,768               64,783           100,118
Total liabilities.................................................              562,670              509,807           397,859
Deposits..........................................................              310,074              347,795           295,108
Borrowings........................................................              241,775              158,175            97,775
Trust Preferred Securities........................................                    -                    -                --
Total stockholders' equity........................................               45,745               41,268            30,273
Common stockholders' equity.......................................               21,096               16,667            17,162
PER COMMON SHARE DATA:
Basic earnings per common share...................................      $          1.99      $           .11      $       1.67
                                                                        ===============      ===============      ============
Diluted earnings per common share ................................      $          1.26      $           .10      $       1.00
                                                                        ===============      ===============      ============
Weighted average number of common shares outstanding
  during the period:
 Basic............................................................            2,021,601            1,957,210         1,509,264
 Diluted..........................................................            4,158,564            2,175,210         3,239,618
Equity per common share...........................................      $         10.20      $          8.33      $       8.86
Fully diluted equity per common share.............................      $          7.81      $          6.87      $       7.07



                                                        (Continued on next page)


                                                                AT OR FOR THE THREE
                                                                   MONTHS ENDED
                                                                    DECEMBER 31,   AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                                   -------------    ------------------------------------------
                                                                   1997     1996    1997     1996      1995      1994     1993
                                                                   ----     ----    ----     ----      ----      ----     ----
SELECTED FINANCIAL RATIOS
PERFORMANCE RATIOS:
Return on average assets(5)(6)...................................   .33%     .62%    .51%     .36%      1.10%      .46%   1.12%
Return on average common equity(5)...............................  6.31     9.55    9.34     1.30      22.60      1.21   18.55
Return on average total equity(5)................................  5.87     8.08    8.06     4.30      14.70      5.84   14.07
Interest rate spread(5)..........................................  1.39     2.59    2.07     2.10       2.12      2.78    3.59
Net interest margin(5)...........................................  1.66     2.87    2.31     2.51       2.39      3.01    3.87
Dividend payout ratio(7)......................................... 16.81    42.02   38.03    82.95      35.42     96.79   40.66
Ratio of earnings to combined fixed charges and preferred
 stock dividends(8):
   Excluding interest on deposits................................  1.18     1.32    1.26     1.05       1.52      1.07    1.87
   Including interest on deposits................................  1.09     1.11    1.10     1.02       1.21      1.03    1.27
Total loans, net, and mortgage-backed securities to
   total deposits................................................185.22   129.00  148.98   141.58     163.13    134.40  109.65
Non-interest expenses to average assets..........................  1.17     1.85    1.55     1.97       2.14      2.04    2.18
Efficiency ratio(9).............................................. 57.43    59.37   57.52    61.11(10)  94.31(10) 66.06   45.17
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total loans.....................   .39%     .70%    .72%     .99%      1.02%     1.07%   1.54%
Ratio of non-performing assets to total loans, real estate
  owned and tax certificates.....................................   .45      .86     .79     1.14       1.35      1.41    1.78
Ratio of non-performing assets to total assets...................   .40      .70     .67      .95       1.10      1.17    1.46
Ratio of charge-offs to total loans(5)...........................  .002      .03     .03      .08        .13       .39     .07
Ratio of loan loss allowance to total loans......................   .16      .28     .21      .34        .32       .20     .38
Ratio of loan loss allowance to non-performing loans............. 40.78    39.60   28.96    33.74      31.54     18.89   24.70
CAPITAL RATIOS:
Ratio of average common equity to average total assets...........  4.35%    3.74%   3.40%    4.78%      3.14%     3.58%   3.79%
Ratio of average total equity to average total assets............  5.62     7.62    6.36     8.44       7.47      8.05    7.99
Tangible capital-to-assets ratio(11).............................  7.11     7.80    8.07     7.01       7.09      6.65    7.56
Core capital-to-assets ratio(11).................................  7.11     7.80    8.07     7.01       7.09      6.65    7.56
Risk-based capital-to-assets ratio(11)........................... 12.89    14.63   11.27    14.19      15.79     14.13   15.85

------------------------------------

(1) In 1995 the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.

(2) In 1996 the Company recorded a one-time SAIF special assessment of $2.6 million ($1.6 million after tax).

(3) Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994. See Note 15 to Consolidated Financial Statements.

(4) Does not include mortgage loans held for sale which at December 31, 1997 totaled $92.2 million.

(5)      Calculated on an annualized basis.

(6) Return on average assets is calculated before payment of preferred stock dividends.

(7) The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.

(8) The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.

(9) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(10) These efficiency ratios have been adjusted to exclude the impact of the on-time SAIF special assessment in 1996 and the gain on the sale of the Company's branches in 1995. If these ratios were not adjusted, the ratios would have been 76.45 in 1996 and 14.58 in 1995.

(11)     Regulatory capital ratio of the Bank.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of the consolidated operating results and financial condition of the Company for the three month periods ended December 31, 1997 and 1996. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 attached as Appendix A to this Prospectus. Reference is also made to Appendix A for review of the consolidated operating results and financial condition of the Company as of and for the years ended September 30, 1997, 1996 and 1995.

The following discussion and analysis contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Such forward looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements may include, but not be limited to, projections of income, borrowing costs, prepayment rates, and plans for future operations or acquisitions, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," "intend," and similar expressions identify forward looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements.

DISCUSSION OF FINANCIAL CONDITION CHANGES FROM SEPTEMBER 30, 1997 TO DECEMBER 31, 1997.

ASSETS

Total assets increased by $883 million, or 41.2%, from $2.1 billion at September 30, 1997, to $3.0 billion at December 31, 1997, principally due to the purchase of $1.1 billion of residential mortgages as discussed more fully below.

The Company's short-term investments, primarily consisting of Federal Home Loan Bank ("FHLB") overnight deposits, and securities purchased under agreements to resell decreased by $29.1 million, or 36.7%, to $50.3 million at December 31, 1997, from $79.4 million at September 30, 1997 as a result of the Company's acquisition of residential mortgages.

Mortgage-backed securities available for sale decreased $24.5 million or 22.5% from $108.9 million at September 30, 1997 to $84.4 million at December 31, 1997, due primarily to repayments and to sales of such securities as management took advantage of the declining interest rate environment.

The Company's net loans receivable increased by $930 million, or 56.0%, to $2.6 billion at December 31, 1997, from $1.7 billion at September 30, 1997, primarily due to the purchase of $1.1 billion of residential loans. Of these loans purchased, $822 million, or 79.3%, were one year adjustable rate mortgages with an initial rate below the fully indexed rate. These loans were purchased primarily to leverage the additional capital ($43.9 million in net proceeds) obtained from the issuance of 3.68 million shares of Class A Common Stock during the quarter. (See "Capital" below).

During the three months ended December 31, 1997, the Company sold $27.9 million of loans and recorded a gain of $692,000 on the sales.

Non-performing assets as of December 31, 1997 were $12.2 million which represents a decrease of $2.1 million or 14.8% from $14.3 million as of September 30, 1997. Non-performing assets as a percentage of total assets declined 27 basis points from .67% as of September 30, 1997 to .40% as of December 31, 1997 due not only to the decline in non-performing assets but also to the increase in total assets.

The allowance for loan losses increased $611,000 from $3.7 million as of September 30, 1997 to $4.3 million as of December 31, 1997. The increase was attributable to additional provision for loan losses resulting primarily from the growth of the loan portfolio.

The following table sets forth information concerning the Company's non-performing assets as of the dates indicated.

                                               DECEMBER 31,       SEPTEMBER 30,
                                                   1997              1997
                                               ------------       -------------
                                                      (Dollars in thousands)

Non-accrual loans (1)                              $9,365             $10,866
Restructured loans                                  1,190               1,888
Loans past due 90 days and still accruing              --                  --
                                               ----------            --------
               Total non-performing loans          10,555              12,754
Non-accrual tax certificates                          872                 958
REO                                                   780                 611
                                                ---------             -------
               Total non-performing assets        $12,207             $14,323
                                                  =======             =======
Allowance for tax certificates losses             $   713             $   697
Allowance for loan losses                           4,304               3,693
                                                   ------              ------
               Total allowance                    $5,017              $4,390
                                                   ======              ======
Non-performing assets as a percentage of
   total assets                                      .40%                .67%
Non-performing loans as a percentage of
   total loans                                       .39%                .72%
Allowance for loan losses as a percentage of
   total loans                                       .16%                .21%
Allowance for loan losses as a percentage of
   non-performing loans                            40.78%              28.96%
Net charge-offs as a percentage of
   average total loans                              .002%                .04%

-----------

(1) In addition to the above, management had concerns as to the borrower's ability to comply with present repayment terms on $1,410,000 and $1,878,000 of accruing loans as of December 31, 1997 and September 30, 1997, respectively. Management estimates the loss, if any, on these loans will not be significant.


LIABILITIES


Deposits increased by $248 million, or 20.7%, to $1.44 billion at December 31, 1997 from $1.20 billion at September 30, 1997. Management believes this increase is attributable to the Company's offering competitive interest rates and personalized service in a market area dominated by super-regional banks and to continued industry consolidation.

During the quarter, the Company opened two de novo branch offices and during January 1998 opened a third branch office. The Company has announced that it has signed leases for three additional de novo branch offices and has plans to open as many as six more during the next twelve months.

FHLB advances were $1.26 billion at December 31, 1997, up $590 million from $671 million at September 30, 1997. This increase was used to fund, together with other liquidity sources, the loan purchases. (See "Discussion of Financial Condition Changes from September 30, 1997 to December 31, 1997 - Assets").

CAPITAL

The Company's total stockholders' equity was $145.6 million at December 31, 1997, an increase of $46.0 million, or 46.1%, from $99.6 million at September 30, 1997. The increase is due primarily to the issuance of 3.68 million shares of Class A Common Stock pursuant to a public stock offering. The net proceeds from the offering were $43.9 million.

In September 1997, the Company exercised its right to call all the outstanding shares of its 8% Noncumulative Convertible Preferred Stock, Series 1996, effective October 10, 1997. As a result 927,204 shares (387,709 shares as of September 30, 1997) converted to 1,548,410 shares of Class A Common Stock at a ratio of approximately 1.67 shares of common stock for each share of preferred. The remaining 5,696 shares of preferred stock were redeemed at $15 per share.

In January 1998, the Company called its 743,870 shares of its 8% Noncumulative Convertible Preferred Stock, Series 1993 effective February 20, 1998 at $10.00 per share. Management expects substantially all shares of the preferred stock to be converted into common stock at a ratio of one for one.

LIQUIDITY AND CAPITAL RESOURCES

OTS regulations require that savings institutions, such as the Bank, maintain specified levels of liquid investments in cash, United States government securities and other qualifying investments. Regulations currently in effect require the Bank to maintain liquid assets, as defined, of not less than 4.0% of its net withdrawal deposit accounts plus short term borrowings. As of December 31, 1997 the Bank had liquid assets of 5.08%, which was in compliance with this requirement.

The Company is in the process of securitizing certain purchased residential mortgages in its portfolio. The securitization will give the Bank the capability of borrowing, on a secured basis, additional funds which may be used to fund additional loan purchases or repay a portion of FHLB advances.

The Company periodically has discussions with and reviews financial information on other financial institutions which may lead to the acquisition of all or part of that financial institution by the Company.

YEAR 2000

Data processing for the Company's major applications is performed by two third party service bureaus. Both have indicated that their systems will be year 2000 compliant. Consequently, management does not anticipate that the year 2000 issue will be material to the Company's operations or financial condition.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 1997 AND 1996.

NET INCOME AFTER PREFERRED STOCK DIVIDENDS

The Company had net income after preferred stock dividends of $1.64 million for the three months ended December 31, 1997, compared to net income after preferred stock dividends of $927,000 for the three months ended December 31, 1996, or an increase of 77.2%. All major categories of income and expense increased significantly in the three months ended December 31, 1997 as compared to the three months ended December 31, 1996 and reflect the significant growth the Company has experienced in the last year. Below is a more detailed discussion of each major category of income and expenses. Despite the increase in net income after preferred stock dividends, basic and diluted earnings per share each declined by $.01 per share due to the increase in the average number of shares outstanding over the period due to the common stock offering and the common stock issued in connection with the Suncoast acquisition.

NET INTEREST INCOME

Net interest income increased $2.29 million, or 32.3%, to $9.37 million for the three months ended December 31, 1997 from $7.08 million for the three months ended December 31, 1996. This increase is attributable to an increase in average earning assets of $1.32 billion, or 132%, to $2.32 billion for the three months ended December 31, 1997 from $998.3 million for the three months ended December 31, 1996, offset by a decline in the net interest spread of 120 basis points. The increase in average earning assets is due primarily to loan purchases; approximately $200 million of the increase in average earning assets is a result of the acquisition of Suncoast Savings on November 15, 1996. The decline in the interest rate spread of 120 basis points from 2.59% for the three months ended December 31, 1996 to 1.39% for the three months ended December 31, 1997 is due to a decline in the yield on interest earning assets of 65 basis points and an increase in the rate paid on interest bearing liabilities of 55 basis points, each for the reasons discussed below.

The increase in interest income of $21.96 million, or 113%, to $41.45 million for the three months ended December 31, 1997 from $19.49 million for the three months ended December 31, 1996, reflects increases in interest and fees on loans of $20.27 million.

This increase in interest and fees on loans is due to an increase in average loans outstanding of $1.24 billion, or 150% to $2.07 billion for the three months ended December 31, 1997 from $830 million for the three months ended December 31, 1996 which resulted from purchases of residential mortgages in the secondary market. Because many of the loans purchased are adjustable-rate mortgages in the "teaser" period, the yield on loans declined from 7.97% for the three months ended December 31, 1996 to 7.10% for the three months ended December 31, 1997. This 87 basis point drop in the yield earned on loans caused the yield on all interest earning assets to decline 65 basis points from 7.78% to 7.13%.

The increase in interest expense of $19.67 million, or 158%, to $32.08 million for the three months ended December 31, 1997 from $12.42 million for the three months ended December 31, 1996 primarily reflects an increase in interest expense on interest bearing deposits of $8.70 million, or 98%, from $8.88 million for the three months ended December 31, 1996, to $17.58 million for the three months ended December 31, 1997, an increase in interest expense on FHLB advances and other borrowings of $8.09 million from $3.51 million for the three months ended December 31, 1996 to $11.59 million for the three months ended December 31, 1997, and an increase in preferred dividends of Trust Subsidiary of $2.88 million to $2.91 million for the three months ended December 31, 1997. The increase in each of these categories reflects significant increases in the average balance for each category. The increase in the average balances in interest bearing deposits, FHLB advances and other borrowings were used to fund loan purchases. The proceeds from the Trust Preferred Securities were contributed as capital to the Bank to fund its growth. Of the $599 million growth in average interest bearing deposits, $504 million, or 84% was in certificates of deposits. Because the growth in interest bearing liabilities was concentrated in the higher costing categories of certificates of deposits, FHLB advances and other borrowings, and preferred dividends of the Trust Subsidiary, the rate paid on interest bearing liabilities increased 55 basis points from 5.19% for the three months ended December 31, 1996 to 5.74% for the three months ended December 31, 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the three months ended December 31, 1997 was $650,000 as compared to $250,000 for the three months ended December 31, 1996. This increase is related to the strong loan growth in the three months ended December 31, 1997.

The provision for loan losses represents management's estimate of the charge to operations after reviewing the nature, volume, delinquency status, and inherent risk in the loan portfolio in relation to the allowance for loan losses. No assurance can be given that such reserve will prove to be adequate.

NON-INTEREST INCOME

Non-interest income for the three months ended December 31, 1997 was $1.6 million compared with $600,000 for the three months ended December 31, 1996, an increase of $1.0 million. This increase is due to the gain on sale of loans and mortgage-backed securities of $1.1 million recorded in the three months ended December 31, 1997.

NON-INTEREST EXPENSES

Operating expenses increased $2.2 million, or 46.2%, to $7.03 million for the three months ended December 31, 1997 compared to $4.81 million for the three months ended December 31, 1996. The increase in expenses is attributable to the rapid growth and branch office expansion the Company has experienced.

INCOME TAXES

The income tax provision was $1.36 million for the three months ended December 31, 1997, compared to $1.02 million for the three months ended December 31, 1996. The increase in income taxes is the result of the Company's higher pre-tax earnings during the three months ended December 31, 1997, compared to the three months ended December 31, 1996.

PREFERRED STOCK DIVIDENDS

Preferred stock dividends for the three months ended December 31, 1997 were $332,000, a decrease of $340,000, as compared to $672,000 for the three months ended December 31, 1996. This decrease is the result of the conversion to common stock of Noncumulative Convertible Preferred Stock, Series C, C II and Series 1996 as well as the purchase by the Company of 452,883 shares of the 9% Noncumulative Perpetual Preferred Stock.

YIELDS EARNED AND RATES PAID

The following table sets forth certain information relating to the categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate period, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.



                                                                        THREE MONTHS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                                              1997                                         1996
                                           -----------------------------------------     ------------------------------------------
                                                 AVERAGE                                       AVERAGE
                                                 BALANCE       INTEREST   YIELD/RATE           BALANCE      INTEREST    YIELD/RATE
                                                 -------       --------   ----------           -------      --------    ----------
                                                                           (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net                         $2,071,826      $ 36,893     7.10%             $830,157  $      16,616     7.97%
  Mortgage-backed securities                       113,910         2,192     7.70                78,721          1,309     6.65
  Short-term investments (1)                        28,383           420     5.79                33,021            467     5.53
  Tax certificates                                  44,198           831     7.52                36,681            756     8.24
  Long-term investments and
    FHLB stock, net                                 62,062         1,114     7.14                19,736            343     6.89
                                           ---------------  ------------     ----        --------------  -------------     ----
        Total interest-earning assets            2,320,379        41,450     7.13               998,316         19,491     7.78
                                           ---------------       -------     ----              --------  -------------     ----
Interest-bearing liabilities:
  NOW/money market                                 106,372           748     2.79                73,103            413     2.24
  Savings                                          168,177         1,991     4.70               106,209          1,254     4.68
  Certificates of deposit                        1,023,980        14,845     5.75               519,785          7,215     5.51
  Trust Preferred securities                       116,000         2,908    10.03                 1,087             28    10.30
  FHLB advances and other
    borrowings                                     792,391        11,591     5.72               245,520          3,505     5.59
                                                  --------  ------------     ----              --------       --------     ----
        Total interest-bearing
            liabilities                          2,206,920        32,083     5.74               945,704         12,415     5.19
                                                 ---------  ------------     ----            ----------  -------------     ----
Excess of interest-earning assets
   over interest-bearing liabilities             $ 113,459                                     $ 52,612
                                                 =========                               ==============
Net interest income                                              $ 9,367                                       $ 7,076
                                                                 =======                                  ============
Interest rate spread                                                         1.39%                                         2.59%
                                                                             =====                                         =====
Net interest margin                                                          1.66%                                         2.86%
                                                                             =====                                         =====
Ratio of interest-earning assets to
 interest-bearing liabilities                                              105.14%                              105.56%
                                                                           =======                              =======

---------------------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

RATE/VOLUME ANALYSIS


The following table presents, for the periods indicated, the change in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) total changes in rate and volume.


                                                          THREE MONTHS ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                                   1997 VS. 1996
                                                  ------------------------------------------------
                                                            INCREASE (DECREASE) DUE TO
                                                  ------------------------------------------------
                                                  CHANGES       CHANGES      CHANGES       TOTAL
                                                    IN            IN           IN       INCREASE/
                                                  VOLUME         RATE      RATE/VOLUME  (DECREASE)
                                                  ------         ----      -----------  ----------
                                                               (Dollars in thousands)

Interest income attributable to:
  Loans                                          $ 24,186      $ (1,384)    $   (2,526)   $ 20,276
  Mortgage-backed securities                          585           206            92          883
  Short-term investments (1)                          (66)           22            (3)         (47)
  Tax certificates                                    155           (66)          (14)          75
  Long-term investments and FHLB
     stock                                            730            13            29          772
                                                  -------       -------     ---------     --------
       Total interest-earning assets               25,590        (1,209)       (2,422)      21,959
                                                   ------        -------     ---------     -------
Interest expense attributable to:
    NOW/money market                                  188           101            46          335
    Savings                                           732             3             2          737
    Certificates of deposit                         6,999           321           310        7,630
    Trust Preferred securities                      2,960            (1)          (79)       2,880
    FHLB advances and other
      borrowings                                    7,785            75           226        8,086
                                                 --------     ---------      --------     --------
       Total interest-bearing liabilities          18,664           499           505       19,668
                                                  -------      --------      --------      -------
Increase (decrease) in net interest income        $ 6,926       $(1,708)      $(2,927)     $ 2,291
                                              ===========    ===========      ========     =======


------------

(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

                     DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL

               The following is a summary of certain terms and provisions of the Preferred Securities. This summary of certain terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement. Where particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

DISTRIBUTIONS


               The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust Issuer. Distributions on such Preferred Securities will be payable at the annual rate of ___% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates. The record date will be the 15th day of the month in which the relevant Distribution payment date occurs. Distributions will accumulate from the date of the initial issuance of the Preferred Securities and are cumulative. The first Distribution payment date for the Preferred Securities will be June 30, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

               So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest, quarterly Distributions on the Preferred Securities by the Trust Issuer will also be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of ___% thereof, compounded quarterly from the relevant payment date for such Distributions, to the extent permitted by applicable law. The term "Distributions" as used herein, shall include any such additional Distributions. During any such

Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of ___%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences-Interest Income and Original Issue Discount."


               The revenue of the Trust Issuer available for distribution to holders of its Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust Issuer will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

               The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures.

SUBORDINATION OF THE COMMON SECURITIES

               Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the Liquidation Amount of the Preferred Securities and the Common Securities; PROVIDED, HOWEVER, that if on any Distribution Date or Redemption Date an event of default under the Indenture shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or, in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

               In the case of any event of default under the Trust Agreement resulting from an event of default under the Indenture, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the Preferred Securities shall have been cured, waived or otherwise eliminated. Until any such events of default under the Trust Agreement shall have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

REDEMPTION

               The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or earlier redemption as provided in the Indenture. The proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date").


               The Company has the option to redeem the Junior Subordinated Debentures prior to maturity on or after March 31, 2003, in whole or in part from time to time, and thereby cause a mandatory redemption of a Like Amount of the Trust Securities. Any time that a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined below) shall occur and be continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of such event and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part). For a fuller description of the Stated Maturity and redemption provisions of the Junior Subordinated Debentures, see "Description of the Junior Subordinated Debentures--Redemption or Exchange."


REDEMPTION PROCEDURES

               Trust Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of a Like Amount of the Junior Subordinated Debentures. Redemptions of the Trust Securities shall be made and the Redemption Price shall be paid on each Redemption Date only to the extent that the Trust Issuer has funds on hand available for the payment of such Redemption Price. See also "--Subordination of the Common Securities."

               If the Trust Issuer gives a notice of redemption in respect of the Trust Securities, then, by 10:00 a.m., New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Trust Securities called for redemption shall be payable to the holders of the Trust Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Trust Securities will cease to be outstanding.

               In the event that any date fixed for redemption of the Trust Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of the Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust Issuer or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Trust Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust Issuer for such Trust Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

               Subject to applicable law (including, without limitation, United States federal securities law) and the provisions of the Trust Agreement, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by private agreement.

               Payment of the Redemption Price on the Trust Securities and any distribution of the Junior Subordinated Debentures to holders of the Trust Securities shall be made to the applicable recordholders thereof as they appear on the register for the Trust Securities on the relevant record date, which date shall be the date at least 15 days prior to the Redemption Date or liquidation date, as applicable.

               If less than all of the Preferred Securities and Common Securities issued by the Trust Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of the Preferred Securities and Common Securities to be redeemed shall be allocated PRO RATA to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a global preferred security in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the Preferred Securities shall relate, in the case of the Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities which has been or is to be redeemed.

               Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

LIQUIDATION OF THE TRUST ISSUER AND DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

               The Company has the right at any time to terminate the Trust Issuer and, after satisfaction of the liabilities of creditors of the Trust Issuer as provided by applicable law, cause Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in exchange therefor upon liquidation of the Trust Issuer.

               After the liquidation date fixed for any distribution of the Junior Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee, (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

               Under current United States federal income tax law and interpretations, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."

LIQUIDATION DISTRIBUTION UPON TERMINATION

               Pursuant to the Trust Agreement, the Trust Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, subject in certain instances to any such event remaining in effect for a period of 60 or 90 days; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Preferred Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate the Trust Issuer (which direction is optional and wholly within the discretion of the Company, as depositor); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities-Redemption;" and (iv) the entry of an order for the dissolution of the Trust Issuer by a court of competent jurisdiction.

               If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, the Trust Issuer shall be liquidated by the Trust Issuer Trustees as expeditiously as the Trust Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, an amount equal to, in the case of holders of the Trust Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust Issuer on Preferred Securities shall be paid on a PRO RATA basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation PRO RATA with the holders of the Preferred Securities, except that if an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to any such distributions.

EVENTS OF DEFAULT; NOTICE

               Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (i) the occurrence of an event of default under the Indenture (see "Description of the Junior Subordinated Debentures--Debenture Events of Default"); or

                  (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

                  (iii) default in the payment of any Redemption Price of any Preferred Security when it becomes due and payable; or

                  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trust Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trust Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

                  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

               Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default shall have been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.


               If an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described above. See "--Subordination of the Common Securities" and "--Liquidation Distribution Upon Termination."


REMOVAL OF THE TRUST ISSUER TRUSTEES

               Unless an event of default under the Indenture shall have occurred and be continuing, any Trust Issuer Trustee may be removed at any time by the holder of the Common Securities. If an event of default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of any Trust Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

               Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In the event an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF THE TRUST ISSUER TRUSTEES


               Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trust Issuer Trustee shall be a party or any entity succeeding to all or substantially all the corporate trust business of such Trust Issuer Trustee, shall be the successor of such Trust Issuer Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible.


MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST ISSUER


               The Trust Issuer may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other Person, except as described below or as otherwise described in the Trust Agreement. The Trust Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State:
PROVIDED, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are registered or listed, or any Successor Securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then registered or listed (including, if applicable, the New York Stock Exchange), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and
(viii) the Company or any permitted successor or assignee owns all of the Common Securities or its equivalent of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

               Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

               The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities, (i) with respect to acceptance of appointment of a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that the Preferred Securities are outstanding or to ensure that the Trust Issuer will not be required to register as an "investment company" under the Investment Company Act; PROVIDED, however, that in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of the Preferred Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Preferred Securities. The Trust Agreement may be amended by the Trust Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Trust Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust Issuer Trustees in accordance with such amendment will not affect the Trust Issuer's status as a grantor trust for United States federal income tax purposes or the Trust Issuer's exemption from status as an "investment company" under the Investment Company Act, PROVIDED that without the consent of each holder of the Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (b) restrict the right of a holder of the Trust Securities to institute suit for the enforcement of any such payment on or after such date.

               So long as the Junior Subordinated Debentures are held by the Property Trustee, the Trust Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; PROVIDED, however, that where a consent under the Indenture would require the consent of each holder of the Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trust Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of the Preferred Securities of any notice of default received with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trust Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

               Any required approval of holders of the Preferred Securities may be given at a meeting of holders of the Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

               No vote or consent of the holders of the Preferred Securities will be required for the Trust Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

               Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trust Issuer Trustees or any affiliate of the Company or the Trust Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

LIQUIDATION VALUE

               The amount payable on the Preferred Securities in the event of any liquidation of the Trust Issuer is $25 per Preferred Security plus accumulated and unpaid Distributions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EXPENSES AND TAXES

               In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust Issuer (including costs and expenses relating to the organization of the Trust Issuer, the fees and expenses of the Trust Issuer Trustee and the costs and expenses relating to the operation of the Trust Issuer) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust Issuer might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust Issuer or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

               The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole on in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

               Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

               So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

               Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Trust Issuer Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Trust Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trust Issuer Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

               DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Trust Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

               DTC has advised the Company and the Trust Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

               Settlement for the Preferred Securities will be made by the Underwriters in immediately available funds.

               Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

               Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto. as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

               The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust Issuer, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any redemption, the Trust Issuer will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing; or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

               The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, and the Company has not given written instructions to the Property Trustee under the Trust Agreement, then the Property Trustee will take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

               The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust Issuer in such a way that the Trust Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

               Holders of the Preferred Securities have no preemptive or similar rights.

               The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

               The Junior Subordinated Debentures are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an Indenture under the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL


               Concurrently with the issuance of the Preferred Securities, the Trust Issuer will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures. The Junior Subordinated Debentures will bear interest at the annual rate of %, from the date of original issuance payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, to the person in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust Issuer, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

               The Junior Subordinated Debentures will mature on March 31, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). If a Tax Event (as defined herein) occurs, then the Company will have the right prior to the termination of the Trust Issuer, subject to the Company having received prior regulatory approval if then required under applicable capital guidelines or regulatory policies, to advance the Stated Maturity of the Junior Subordinated Debentures to the minimum extent required in order to allow for the payments of interest in respect of the Junior Subordinated Debentures to continue to be tax deductible, but in no event shall the resulting maturity of the Junior Subordinated Debentures be less than 15 years from the date of original issuance thereof. The Stated Maturity shall be advanced only if, in the opinion of counsel to the Company experienced in such matters, (a) after advancing the Stated Maturity, interest paid on the Junior Subordinated Debentures will be deductible for United States federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Trust Securities.

               In the event that the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust Issuer and to the holders of the Junior Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof.


               The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION


               So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each Extension Period, PROVIDED that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the annual rate of ____%, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest would continue to accrue and holders of the Junior Subordinated Debentures would be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

               During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or
(iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, PROVIDED that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of _____%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice of the record date, or the date such Distributions are payable, to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities as of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

               If the Trust Issuer or the Property Trustee is required to pay any additional taxes, duties or other governmental charges, the Company will pay such additional amounts (the "Additional Sums") on the Junior Subordinated Debentures as shall be required so that the Distributions payable by the Trust Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION OR EXCHANGE


               The Company will have the right to redeem the Junior Subordinated Debentures prior to maturity (i) on or after March 31, 2003, in whole or in part from time to time, or (ii) in whole (but not in part), within 180 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price (the "Special Event Prepayment Price") equal to the greater of (A) 100% of the principal amount thereof or (B) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and premium payable with respect to an optional redemption of Junior Subordinated Debentures on March 31, 2003, together with scheduled payments of interest on the Junior Subordinated Debentures from the prepayment date to and including March 31, 2003, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus accrued interest thereon to the date of prepayment. Either of the Optional Prepayment Price or the Special Event Prepayment Price are referred to as the "Prepayment Price." Any such redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required.


               "Investment Company Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

               "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company. There are currently no capital adequacy guidelines applicable to savings bank holding companies such as the Company.

               "Tax Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges.

               "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of the Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities PRO RATA based upon the relative Liquidation Amounts of such Trust Securities and the proceeds of which will be used to pay the Redemption Price of such Trust Securities and (ii) with respect to a distribution of the Junior Subordinated Debentures to holders of the Trust Securities in exchange therefor in connection with a dissolution or liquidation of the Trust Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures would be distributed.


               "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as percentage for its principal amount) equal to the Comparable Treasury Price for such prepayment date, calculated on the third Business Day preceding the prepayment date, plus in each case (a) 1.25% if such prepayment date occurs on or prior to the first anniversary of the issuance of the Preferred Securities offered hereby and (b) 0.50% in all other cases.

               "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term to the Stated Maturity Date of the Junior Subordinated Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Junior Subordinated Debentures.

               "Quotation Agent" means the Reference Treasury Dealer appointed by the Company. "Reference Treasury Dealer" means (i) [PaineWebber Incorporated] and respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Debenture Trustee after consultation with the Company.

               "Comparable Treasury Price" means, with respect to any prepayment date, (i) average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 P.M. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

               "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Debenture Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.


               Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

               The Junior Subordinated Debentures will not be subject to any sinking fund.

REGISTRATION, DENOMINATION AND TRANSFER

               The Junior Subordinated Debentures will initially be registered in the name of the Trust Issuer. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depository arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

               Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

               Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

               Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.

               Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

               In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the date of mailing of notice of redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer or exchange of any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

               Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the

Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS

               If at any time (i) there has occurred an event of default under the Indenture, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchasers of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on, or repay or repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities.

MODIFICATION OF INDENTURE

               From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, PROVIDED that any such action does not materially adversely affect the interest of the holders of the Junior Subordinated Debentures or the ability to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, PROVIDED that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, reduce the principal amount thereof or premiums thereon or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of the Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

               The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default":

                  (i) failure for 30 days to pay interest on the Junior Subordinated Debentures when due (subject to the deferral of certain due dates in the case of an Extension Period); or

                  (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

                  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

                  (iv) certain events in bankruptcy, insolvency or reorganization of the Company, subject in certain instances to any such event remaining in effect for a period of 60 consecutive days.

               The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, provided, however, that such direction is not in conflict with any law or the Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

               The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

               If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of the Preferred Securities by the Company in connection with a Direct Action.

               The holders of the Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

               The Indenture provides that the Company shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) in the event the Company consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed by the Indenture are met.

               The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

               The Indenture provides that when, among other things, all of the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

               In the Indenture, the Company has covenanted and agreed that the Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Junior Subordinated Debentures, or the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

               In the event of the acceleration of the maturity of any of the Junior Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

               No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

               "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

               "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the

Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; PROVIDED, HOWEVER, that Senior Debt shall not be deemed to include: (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, and (iii) any Debt to any employee of the Company.

               The Indenture places no limitation on the amount of Senior Debt or subordinated debt which is PARI PASSU with the Subordinated Indentures, that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

GOVERNING LAW

               The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

               The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

               As described under "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders," under certain circumstances involving the termination of the Trust Issuer, Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as provided by applicable law. Any such distribution will be subject to receipt of prior regulatory approval if then required. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Preferred Securities.

PAYMENT AND PAYING AGENTS

               Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the offices of the Debenture Trustee in the City of New York or at the offices of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on the Junior Subordinated Debentures will be made to the Person in whose name the Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each Place of Payment for the Junior Subordinated Debentures.

               Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall be repaid to the Company upon written request of the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holders of the Junior Subordinated Debentures shall thereafter look, as general unsecured creditors, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

               The Debenture Trustee will act as the registrar and the transfer agent for the Junior Subordinated Debentures. Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in the place of payment. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

                          DESCRIPTION OF THE GUARANTEE

               A Guarantee will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities (the "Guarantee"). The Bank of New York will act as trustee ("Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

               The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) without duplication of amounts theretofor paid by the Trust Issuer, to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust Issuer may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer shall have funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities as provided in the Trust Agreement or all of the Preferred Securities are redeemed), the lesser of (a) the Liquidation Distribution, and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust Issuer. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust Issuer to pay such amounts to such holders.

               The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust Issuer's obligations under the Preferred Securities, but will apply only to the extent that the Trust Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

               If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt of the Company. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

               The Company and the Trust Issuer believe that the Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust Issuer's obligations under the Preferred Securities, on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee."

STATUS OF THE GUARANTEE

               The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all Senior Debt of the Company, (ii) PARI PASSU with the most senior preferred securities or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect to any preferred securities or preference stock of any affiliate of the Company, and
(iii) senior to the Company's Common Stock.

               The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust Issuer or upon distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

               Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no consent of the holders of Preferred Securities will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

               An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of not less than a majority in aggregate

Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

               The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

               The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in the performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered indemnity and security reasonably satisfactory to the Guarantee Trustee against the costs, expenses and liabilities that might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Guarantee Trustee reasonably believes repayment or adequate indemnity is not reasonably assured to it.

TERMINATION OF THE GUARANTEE

               The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust Issuer, or (c) distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in exchange therefor. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

               The Guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

THE EXPENSE AGREEMENT

               Pursuant to the Expense Agreement entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Trust Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust Issuer, other than obligations of the Trust Issuer to pay to the holders of the

Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities. Third party creditors of the Trust Issuer may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE JUNIOR SUBORDINATED DEBENTURES, THE EXPENSE
                           AGREEMENT AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

               Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust Issuer believe that, taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities, on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Trust Issuer will not pay Distributions or other amounts due on its Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Preferred Securities is to institute a Direct Action against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt.

 SUFFICIENCY OF PAYMENTS

               As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust Issuer except the Trust Issuer's obligations to holders of its Preferred Securities; and (iv) the Trust Agreement further provides that the Trust Issuer will not engage in any activity that is not consistent with the limited purposes of the Trust Issuer.

               Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of making such payment, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES

               A holder of a Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust Issuer or any other person or entity.

               A default or event of default under any Senior Debt of the Company would not constitute a default or event of default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

LIMITED PURPOSE OF THE TRUST ISSUER

               The Preferred Securities evidence a preferred undivided beneficial interest in the Trust Issuer, and the Trust Issuer exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Preferred Securities is entitled to receive Distributions from the Trust Issuer (or from the Company under the Guarantee) if, and to the extent, the Trust Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

               Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust Issuer involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities-Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust Issuer (other than the Trust Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. This summary addresses only the tax consequences to a person that acquires Preferred Securities on their original issue at their original offering price and does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, persons that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar or persons that do not hold Preferred Securities as capital assets. Except as set forth in the discussion below of "United States Alien Holder," the summary addresses the United States federal income tax consequences to a person that is an individual citizen or resident of the United States, a corporation, partnership or other entity organized under the laws of the United States or any state thereof or the District of Columbia, or a domestic estate or trust.

               The statements of law or legal conclusions set forth in this summary constitute the opinion of Kronish, Lieb, Weiner & Hellman LLP ("Kronish Lieb"), special tax counsel to the Company and the Trust Issuer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the Preferred Securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the Preferred Securities may differ from the treatment described below.

               PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST ISSUER AND THE JUNIOR SUBORDINATED DEBENTURES

               In the opinion of Kronish Lieb, under current law, the Trust Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its PRO RATA share of the interest (or accrued original issue discount) with respect to the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount." No amount included in income with respect to the Preferred Securities will be eligible for the dividends-received deduction.

               The Company, the Trust Issuer and the Securityholders (by acceptance of beneficial interests in the Preferred Securities) will agree to treat the Junior Subordinated Debentures as indebtedness for United Stated federal income tax purposes. Kronish Lieb is of the opinion that, under current law, and based on the representations, facts and assumptions set forth herein, the Junior Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

               Under applicable Treasury regulations (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). The Company believes that the likelihood of its exercising its option to defer payments of interest on the Junior Subordinated Debentures is remote, since exercising that option would prevent it from declaring dividends on any class of its stock. Based on the foregoing, the Company intends to take the position that the Junior Subordinated Debentures were not issued with OID and, accordingly, a Securityholder should include in gross income only such Securityholder's pro rata share of stated interest on the Junior Subordinated Debentures in accordance with such Securityholder's method of tax accounting.

               The Regulations have not yet been addressed in any rulings or other published interpretations by the Internal Revenue Service (the "IRS"). In the opinion of Kronish Lieb, it is not unreasonable for the Company to take the position that the Junior Subordinated Debentures will not be issued with OID. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the Regulations.

               Under the Regulations, if the Company were to exercise its option to defer payments of interest after treating the Junior Subordinated Debentures as issued without OID, the Junior Subordinated Debentures would be treated as re-issued with OID at that time, and all stated interest (and DE MINIMIS OID, if any) on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a Securityholder's income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest would not be includable in gross income. Consequently, a Securityholder would be required to include OID in gross income even though the Company would not make any actual cash payments during an Extension Period.

               A Securityholder that disposed of Preferred Securities prior to the record date for the payment of Distributions following an Extension Period would include OID in gross income but would not receive any cash related thereto from the Trust Issuer. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) would increase such Securityholder's tax basis in its Preferred Securities, and the amount of Distributions not includable in gross income would reduce such Securityholder's tax basis in its Preferred Securities.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF THE PREFERRED SECURITIES

               Under current law, a distribution by the Trust Issuer of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities-Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" will be nontaxable and will result in a

Securityholder's receiving directly its PRO RATA share of the Junior Subordinated Debentures previously held indirectly through the Trust Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. A Securityholder will account for interest in respect of the Junior Subordinated Debentures received from the Trust Issuer in the manner described above under "--Interest Income and Original Issue Discount."

               If, however, the Trust Issuer were treated as an association taxable as a corporation, the distribution would constitute a taxable event to holders of the Preferred Securities and could give rise to a tax liability for the Trust Issuer as well. Under certain circumstances described herein (see "Description of the Preferred Securities--Redemption"), the Junior Subordinated Debentures may be redeemed by the Company for cash and the proceeds of that redemption distributed by the Trust Issuer to Securityholders in redemption of their Preferred Securities. Such redemption would be a taxable event to the Securityholders.

SALES OR REDEMPTION OF THE PREFERRED SECURITIES

               Gain or loss will be recognized by a Securityholder on a sale of the Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. (A lower capital gains tax rate will apply in the case of a non-corporate Securityholder if the Preferred Securities have been held for more than 18 months.) Assuming the Junior Subordinated Debentures are not issued with OID, a Securityholder's amount realized on a sale of a Preferred Security will not include any amount attributable to accrued interest with respect to the Preferred Security's PRO RATA share of the Junior Subordinated Debentures, which amount will be treated as ordinary income. A Securityholder's adjusted tax basis in the Preferred Securities generally will be their initial issue price. If the Junior Subordinated Debentures were to be treated as issued (or re-issued) with OID, as a result of the Company's deferral of any interest payment or otherwise, a Securityholder's tax basis in the Preferred Securities generally would be their initial issue price, increased by OID includable in the Securityholder's gross income to the date of disposition and decreased by the amount of the Securityholder's Distributions not includable in gross income.

               If the Company were to exercise its option to defer payments of interest on the Junior Subordinated Debentures, the Preferred Securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include in income as ordinary income accrued OID on the Junior Subordinated Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Preferred Securities disposed of. Such Securityholder would recognize a capital loss on the disposition of its Preferred Securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the Securityholder's adjusted tax basis in the Preferred Securities (which would include OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. In addition, the marketability of the Preferred Securities could be affected by the United States federal income tax rules on the treatment of market discount. Those rules apply to a Securityholder that acquires a Preferred Security for an amount less than its stated redemption price at maturity. Upon a subsequent taxable disposition of that Preferred Security, gain up to the amount of accrued market discount is treated as ordinary income rather than capital gain. In general, market discount accrues on a straight line basis unless the holder elects to have it accrue on an economic accrual basis.

UNITED STATES ALIEN HOLDERS

               For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

               Under current United States federal income tax law: (i) payments by the Trust Issuer or any of its paying agents to any Securityholder that is a United States Alien Holder will not be subject to United States federal withholding tax; PROVIDED, that (a) the Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Securityholder is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (A) the Securityholder certifies to the Trust Issuer or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to the Trust Issuer or its agent, under penalties of perjury, that such statement has been received from the Securityholder by it or by a Financial Institution holding such security for the Securityholder and furnishes the Trust Issuer or its agent with a copy thereof, and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.


               Recently adopted Treasury regulations (the "New Regulations") provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The New Regulations also require, in the case of Preferred Securities held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships. The New Regulations generally apply to payments made after December 31, 1998.

INFORMATION REPORTING TO SECURITYHOLDERS

               Generally, income on and proceeds from the sale of the Preferred Securities will be reported to Securityholders on Forms 1099, which should be mailed to Securityholders by January 31 following each calendar year. In general, interest on the Preferred Securities must be reported to United States Alien Holders on Forms 1042-S, which would be mailed to Securityholders by March 15.

BACKUP WITHHOLDING

               Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Securityholder complies with certain certification requirements or establishes an exemption. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.

                                  UNDERWRITING


               Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof (the "Underwriting Agreement"), the Company and the Trust have agreed that the Trust will sell to each of PaineWebber Incorporated and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriters"), and each of the Underwriters have severally agreed to purchase from the Trust, the number of Preferred Securities set forth opposite its name below.

                                                                 NUMBER OF
UNDERWRITERS                                               PREFERRED SECURITIES
------------                                               --------------------
PaineWebber Incorporated..........................

Friedman, Billings, Ramsey & Co., Inc.............

               Total..............................           3,000,000
                                                           ============

               In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any Preferred Securities are purchased by the Underwriters. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitment of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

            The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $_____ per Preferred Security. The Underwriters may allow, and such dealers may reallow a concession not in excess of $_____ per Preferred Security to certain brokers and dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

            In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds $_________ per Preferred Security or $________ in the aggregate ($________ in the aggregate if the Underwriters' over-allotment option is exercised in full) for the accounts of several Underwriters.

            Pursuant to the Underwriting Agreement, the Trust has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to 450,000 additional Preferred Securities at the price to the public set forth on the cover page hereof. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering. The Company will pay Underwriters' Compensation in the amount per Preferred Security set forth above with respect to such additional Preferred Securities. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Preferred Securities as the number set forth next to such Underwriters' name in the preceding table bears to the total number of Preferred Securities offered by the Underwriters hereby.

            In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Trust Issuer. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by the Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.


            During a period of _____ days from the date of this Prospectus, neither the Trust nor the Company will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for the Junior Subordinated Debentures and the Preferred Securities offered hereby).

            Application will be made to list the Preferred Securities on the NYSE. The Underwriters have advised the Trust that it intends to make a market in the Preferred Securities. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

            Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

                             VALIDITY OF SECURITIES


            Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Trust Issuer will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Trust Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Stuzin and Camner, P.A. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP. Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President, and a director of the Company is the senior managing director and a shareholder of Stuzin and Camner, P.A. and Marc Lipsitz, a director of the Company, is the managing director of Stuzin and Camner, P.A. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP.

                                     EXPERTS

            The consolidated financial statements of the Company and subsidiaries as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 incorporated by reference herein and included as Appendix A to this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 14th Floor, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information filed by Suncoast pursuant to the informational requirements of the Exchange Act, prior to the acquisition of Suncoast by the Company, can be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552 or at the OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

            The Company and the Trust Issuer have filed with the Commission a Registration Statement on Form S-2 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities, the Junior Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company, the Trust Issuer, the Preferred Securities and the Junior Subordinated Debentures, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated herein by reference. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirely by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C, and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

            No separate financial statements of the Trust Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust Issuer will be owned by the Company, a reporting company under the Exchange Act, (ii) the Trust Issuer has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust Issuer and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust Issuer under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, the Junior Subordinated Debentures purchased by the Trust Issuer, the related Indenture and the Expense Agreement, taken together, constitute, in the belief of the Company and the Trust Issuer full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

            The Trust Issuer is not currently subject to the information reporting requirements of the Exchange Act and the Company does not expect that the Trust Issuer will file reports, proxy statements and other information under the Exchange Act with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following BankUnited documents are incorporated by reference herein (Commission File No. 5-43936):

            (1) The Company's Annual Report on Form 10-K for the year ended September 30, 1997 filed with the Commission on December 29, 1997.

            (2) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 filed with the Commission on February 17, 1998.

            (3) The Company's Current Reports on Form 8-K dated October 10, 1997, December 30, 1997, January 15, 1998, and January 23, 1998 filed with the Commission on October 29, 1997, January 2, 1998, January 16, 1998, and February 3, 1998, respectively.

            (4) The description of the Class A Common Stock contained in the Company's Current Report on Form 8-K dated March 5, 1993, filed with the Commission to register the Company's Class A Common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

            Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All documents subsequently filed by the Registrant pursuant to Sections 3(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus.

            THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO BANKUNITED FINANCIAL CORPORATION, 255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, ATTENTION: NANCY L. ASHTON, (305) 569-2000.

                                   APPENDIX A

                        BANKUNITED FINANCIAL CORPORATION
                           ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED SEPTEMBER 30, 1997







                                       A1

                                                                      APPENDIX A

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 10-K
        (Mark One)   [x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-21850



                        BANKUNITED FINANCIAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                          FLORIDA                          65-0377773
           (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)


    255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA          33134
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     ZIP CODE

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 569-2000

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                      CLASS A COMMON STOCK, $.01 PAR VALUE
           8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1993
                   9% NONCUMULATIVE PERPETUAL PREFERRED STOCK
                               (TITLE OF CLASS)


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days. YES  X   NO

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K. [ ]

     The aggregate market value of the Class A Common Stock held by non-affiliates of the Registrant, based upon the average price on December 26, 1997, was $170,746,778.* The other voting securities of the Registrant are not publicly traded.

     The shares of the Registrant's common stock outstanding as of December 26, 1997 were as follows:


                     CLASS                         NUMBER OF SHARES
-----------------------------------------------   -----------------
         Class A Common Stock, $.01 par value          13,871,915
         Class B Common Stock, $.01 par value             285,958

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Registrant's Definitive Proxy Statement for its 1997 Annual Meeting of Stockholders will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Form 10-K pursuant to Rule G(3) of the General Instructions for Form 10-K. Information from such Definitive Proxy Statement will be incorporated by reference into
Part III, Items 10, 11, 12 and 13 hereof.
----------------
* Based on reported beneficial ownership of all directors and executive officers of the Registrant; this determination does not, however, constitute an admission of affiliated status for any of these individual stockholders.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART I


ITEM 1. BUSINESS


BUSINESS OF BANKUNITED FINANCIAL CORPORATION


GENERAL


     BankUnited Financial Corporation (the "Company" or "BankUnited") is a Florida corporation and the savings and loan holding company for BankUnited, FSB (the "Bank"). The Company currently has seventeen branch offices in South Florida and anticipates opening at least six additional branch offices by September 30, 1998 in its market area, either by acquisition or de novo branching, and may expand into other parts of Florida. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company also invests in tax certificates and other permitted investments. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on deposits and borrowings and non-interest operating expenses incurred in operations.


     During the past three years the Company has redefined its strategy to increase its emphasis on strategic product niches which management believes are being underserved as South Florida's banks consolidate. Such product niches include commercial business and commercial real estate lending and deposit services for small to mid-sized businesses. The Company also focuses on attracting depositors by stressing convenience, competitive rates and personalized service.


     The Company's operating plan emphasizes (i) rapidly expanding the Company's deposit base by providing convenience, competitive rates and personalized service in its market area and continuing expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions; (ii) concentrating lending activities on purchasing single-family residential mortgage loans and originating such loans when market opportunities are favorable; (iii) expanding the Company's commercial and multi-family real estate, commercial business, and real estate construction lending; (iv) increasing non-interest income, and (v) maintaining asset quality.


     The Bank is a member of the Federal Home Loan Bank of Atlanta (the "FHLB") and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund to the maximum extent permitted by law.


MARKET AREA AND COMPETITION


     The Company conducts operations in South Florida, which geographic region, at December 31, 1996, had a total of approximately $76 billion in deposits at commercial banks, savings institutions, and credit unions (39% of the total of $195 billion of deposits in Florida). The Company intends to continue to establish or acquire branch offices in its market area and may expand into other parts of Florida.


     In 1995, the Company sold its three branch offices on the west coast of Florida, including their deposits which totaled $130.3 million at the date of sale. The sale was pursuant to a strategy designed to take advantage of consolidation trends in banking and growth opportunities in South Florida. Also, as part of this strategy, the Company opened additional Florida branch offices in Boynton Beach in June 1996, West Palm Beach in September 1996, Boca Hamptons in August 1997, Coconut Creek in October 1997 and Aventura in November 1997. On March 29, 1996, the Company acquired The Bank of Florida with total assets of $28.1 million which was merged into the Bank and consolidated into the Bank's

South Miami branch. On November 15, 1996, the Company acquired Suncoast Savings and Loan Association, FSA ("Suncoast"), with total assets of $409.4 million, which was merged into the Bank. On September 19, 1997 the Company signed a definitive agreement to acquire Consumers Bancorp and merge its subsidiary, Consumers Savings Bank, into the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."


     The Company encounters strong competition in attracting deposits and in its lending activities. Its most direct competition for deposits historically has been from commercial banks, brokerage houses, other savings associations, and credit unions located in the Company's market area, and the Company expects continued strong competition from such financial institutions in the foreseeable future. Within the Company's market area are branch offices of several super-regional commercial banks and savings associations that are substantially larger and that have more extensive operations than does the Company. In addition, many financial institutions formerly independent and operating in South Florida have recently been acquired by larger institutions headquartered in other parts of the state or headquartered out of state. The Company's goal is to compete for savings and other deposits by offering depositors a higher level of personal service, together with a wide range of deposit products offered at competitive rates. The Company believes that this strategy will enable it to attract depositors as the number of local institutions declines and depositors who desire more personal service, particularly retirees, relocate their accounts.


     The competition in originating real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings associations. The Company competes for loan originations primarily through the interest rates and loan fees it charges, the types of loans it offers, and the efficiency and quality of service it provides. The Company purchases residential first mortgage loans in the existing secondary mortgage market and competes with other mortgage purchasers primarily on the basis of price. While the Company has been, and intends to continue to be, primarily a residential lender, the Company has recently increased its emphasis on commercial real estate, construction and commercial lending, as discussed more fully below. Factors that affect competition in lending include general and local economic conditions, current interest rates and volatility of the mortgage markets. As with its deposit products, the Company's strategy is to promote its higher level of personal service and to position itself as a small- to middle-market lender servicing businesses left underserved by larger institutions.


     Management's strategy has included and continues to include evaluating market needs and offering products to meet those needs. The Company will continue to offer products and services that will allow it to control the growth of its assets and liabilities. These new products and services will allow the Company to properly position itself to its customers as a community bank.


FACTORS AFFECTING EARNINGS


     The results of the Company's operations are affected by many factors beyond the Company's control, including general economic conditions and the related monetary and fiscal policies of the federal government. Earnings generated from lending activities are affected by the demand for mortgages and other types of loans, which is in turn affected by the interest rates at which such loans may be offered, and other factors affecting the supply of housing and the availability of funds. Sources and costs of funds, principally deposits and borrowings, are influenced by yields available on competing investments and by general market rates of interest.


     ASSET AND LIABILITY MANAGEMENT. The Company's net earnings depend primarily on its net interest income, which is the difference between interest income received on its interest-earning assets (principally loans, short-term and long-term investments, and mortgage-backed securities) and interest expense paid on its interest-bearing liabilities (principally deposits, FHLB advances, and trust preferred securities). The Company's net interest income is significantly affected by (i) the difference between yields received on its interest-earning assets and the rates paid on its interest-bearing liabilities (the "interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. When such liabilities exceed such assets, the greater the positive interest rate spread must be in order to produce net interest income. Non-interest sources of income and non-interest expenses also affect the Company's net income. The higher non-interest expenses are, the greater the positive interest rate spread and/or non-interest sources of income must be to produce net income.


     The Company's exposure to interest rate risk is measured as the sensitivity of the value of its financial instruments and net interest income to changes in the level of interest rates. Generally, interest rate risk for a financial institution results from differences in repricing intervals or maturities between interest-earning assets and interest-bearing liabilities. When such differences exist, a change in the level of interest rates will most likely result in an increase or decrease in net interest income. The Company's ability to manage interest rate risk depends upon a number of factors, including competition for loans and deposits in its market area and conditions prevailing in the secondary mortgage market.


     To reduce the adverse impact of increases in market interest rates on the Company's net interest income, the Company has emphasized the origination and purchase of adjustable-rate mortgage loans. At September 30, 1997, 76.1% of the Company's net loans receivable and mortgage-backed securities carried adjustable interest rates. The Company has from time to time acquired longer term fixed-rate mortgage loans when the yields on these interest-earning assets have been deemed advantageous by management. As a part of its asset and liability management strategy, and when market conditions are favorable, the Company attempts to lengthen the maturities of its interest-bearing liabilities
(i) with longer term deposits or (ii) when advantageous, with longer term borrowed funds.


     The Company has rate-sensitive (maturing or subject to repricing within one year) assets that exceed its rate-sensitive liabilities, resulting in a positive cumulative one-year gap position of 4.9% of total assets as of September 30, 1997. This imbalance, when coupled with the deregulation of the restrictions previously imposed on the types of savings products that financial institutions are permitted to offer, subjects the Company's earnings to change based on fluctuations in interest rates. The Company constantly attempts to reduce the sensitivity of its earnings to fluctuations in interest rates by adjusting the average maturities of its interest-bearing liabilities and interest-earning assets. There can be no assurance, however, of the degree to which the Company will be able to effectively maintain the balance of its short-term interest-earning assets as compared to its short-term interest-bearing liabilities and manage the risks to liquidity associated therewith.

     GAP TABLE. The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are expected to reprice or mature in each of the future time periods shown.

                                                               AT SEPTEMBER 30, 1997
                                                     ------------------------------------------
                                                          INTEREST SENSITIVITY PERIOD (1)
                                                     ------------------------------------------
                                                      6 MONTHS       6 MONTHS      OVER 1 -
                                                       OR LESS       - 1 YEAR      5 YEARS
                                                     -------------- ------------- -------------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Investments, tax certificates, Federal funds sold,
  FHLB overnight deposits and other interest
  earning assets, at cost   ........................   $ 139,450     $  23,108     $  24,397
 Mortgage-backed securities ........................      24,058         7,013        46,488
 Loans:
 Adjustable-rate mortgages  ........................     789,494       416,262       115,574
 Fixed-rate mortgages ..............................      72,257        26,124       152,548
 Commercial and consumer loans .....................      10,182           310         1,704
                                                       ---------     ---------     ---------
  Total loans   ....................................     871,933       442,696       269,826
                                                       ---------     ---------     ---------
  Total interest-earning assets   ..................   1,035,441       472,817       340,711
  Total non-interest-earning assets  ...............          --            --            --
                                                       ---------     ---------     ---------
  Total assets  ....................................   $1,035,441    $ 472,817     $ 340,711
                                                       ==========    =========     =========
Interest-bearing liabilities:
 Customer deposits:
 Money market and NOW accounts .....................       2,916         2,918        23,344
 Passbook accounts .................................       6,018         6,020        48,160
 Certificate accounts ..............................     613,825       195,619       126,429
                                                       ----------    ---------     ---------
  Total customer deposits   ........................     622,759       204,557       197,933
 Borrowings:
 FHLB advances  ....................................     440,000       105,000       125,000
 Trust Preferred   .................................          --            --            --
 Other borrowings  .................................      30,000            --            --
                                                       ----------    ---------     ---------
  Total borrowings .................................     470,000       105,000       125,000
                                                       ----------    ---------     ---------
  Total interest-bearing liabilities ...............   1,092,759       309,557       322,933
Total non-interest-bearing liabilities  ............          --            --            --
Shareholders' equity  ..............................          --            --            --
                                                       ----------    ---------     ---------
  Total liabilities and shareholders' equity  ......   $1,092,759    $ 309,557     $ 322,933
                                                       ==========    =========     =========
Total interest-earning assets less interest-bearing
 liabilities ("GAP")  ..............................   $ (57,318)    $ 163,260     $  17,778
                                                       ==========    =========     =========
Ratio of GAP to total assets   .....................       (2.67)%        7.61%          .83%
                                                       ==========    =========     =========
Cumulative excess (deficiency) of interest-earning
 assets over interest-bearing liabilities  .........   $ (57,318)    $ 105,942     $ 123,720
                                                       ==========    =========     =========
Cumulative excess (deficiency) of interest-earning
 assets over interest-bearing liabilities, as a
 percentage of total assets ...                            (2.67)%        4.94%         5.77%
                                                       ==========    =========     =========


                                                                                   NON-
                                                      OVER 5-       OVER 10-      INTEREST
                                                      10 YEARS       YEARS        EARNING        TOTAL
                                                     ------------- ------------- ------------- -----------
Interest-earning assets:
 Investments, tax certificates, Federal funds sold,
  FHLB overnight deposits and other interest
  earning assets, at cost   ........................  $      --      $     --      $     --     $  186,955
 Mortgage-backed securities ........................     19,202        23,510            --        120,271
 Loans:
 Adjustable-rate mortgages  ........................         --         1,018        10,447      1,332,795
 Fixed-rate mortgages ..............................     96,221        76,818           411        424,379
 Commercial and consumer loans .....................          8            30             8         12,242
                                                      ---------      --------      --------     ----------
  Total loans   ....................................     96,229        77,866        10,866      1,769,416
                                                      ---------      --------      --------     ----------
  Total interest-earning assets   ..................    115,431       101,376        10,866      2,076,642
  Total non-interest-earning assets  ...............         --            --        68,764         68,764
                                                      ---------      --------      --------     ----------
  Total assets  ....................................  $ 115,431      $101,376      $ 79,630     $2,145,406
                                                      =========      ========      ========     ==========
Interest-bearing liabilities:
 Customer deposits:
 Money market and NOW accounts .....................     29,175        19,443        21,436         99,232
 Passbook accounts .................................     60,207        40,152            --        160,557
 Certificate accounts ..............................        230            --            --        936,103
                                                      ---------      --------      --------     ----------
  Total customer deposits   ........................     89,612        59,595        21,436      1,195,892
 Borrowings:
 FHLB advances  ....................................      1,484            --            --        671,484
 Trust Preferred   .................................         --       116,000            --        116,000
 Other borrowings  .................................         --            --            --         30,000
                                                      ---------      --------      --------     ----------
  Total borrowings .................................      1,484       116,000            --        817,484
                                                      ---------      --------      --------     ----------
  Total interest-bearing liabilities ...............     91,096       175,595        21,436      2,013,376
Total non-interest-bearing liabilities  ............         --            --        32,385         32,385
Shareholders' equity  ..............................         --            --        99,645         99,645
                                                      ---------      --------      --------     ----------
  Total liabilities and shareholders' equity  ......  $  91,096      $175,595      $153,466     $2,145,406
                                                      =========      ========      ========     ==========
Total interest-earning assets less interest-bearing
 liabilities ("GAP")  ..............................  $  24,335      $(74,219)     $(73,836)    $       --
                                                      =========      ========      ========     ==========
Ratio of GAP to total assets   .....................       1.13%        (3.46)%       (3.44)%           --
                                                      =========      ========      ========     ==========
Cumulative excess (deficiency) of interest-earning
 assets over interest-bearing liabilities  .........  $ 148,055      $ 73,836
                                                      =========      ========
Cumulative excess (deficiency) of interest-earning
 assets over interest-bearing liabilities, as a
 percentage of total assets ...                            6.90%         3.44%
                                                      =========      ========

---------------
(1) In preparing the table above, certain assumptions have been made with regard to the repricing or maturity of certain assets and liabilities. Assumptions as to prepayments on first and second mortgage loans and mortgage-backed securities were obtained from prepayment rate tables that provide assumptions correlating to recent actual repricing experienced in the marketplace. Assumptions have also been made with regard to payments on tax certificates based on historical experience. Money market, NOW and passbook accounts are assumed to decay based upon duration estimates utilized in the OTS Interest Rate Risk Model. All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity. The mortgage prepayment rate tables, deposit decay rates and the historical assumptions used regarding payments on tax certificates should not be regarded as indicative of the actual repricing that may be experienced by the Company.

     YIELDS EARNED AND RATES PAID. The following table sets forth certain information relating to the categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is calculated by dividing net interest income by average interest-earning assets. Non-accrual loans are included for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with generally accepted accounting principles and federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                          AS OF
                                         9/30/97
                                        YIELD/RATE
                                        -----------
                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net  ...............     7.44%
 Mortgage-backed securities   .........     6.86
 Short-term investments (1)   .........     6.30
 Tax certificates .....................     8.09
 Long-term investments and FHLB
  stock, net   ........................     7.05
                                           -----
  Total interest-earning assets  ......     7.36
                                           -----
Interest-bearing liabilities:
 NOW/Money Market .....................     2.63
 Savings ..............................     4.66
 Certificate of deposits   ............     5.72
 Trust preferred securites ............    10.17
 FHLB advances and other
  borrowings   ........................     5.86
                                           -----
   Total interest-bearing
    liabilities   .....................     5.79
                                           -----
Excess of interest-earning assets over
 interest-bearing liabilities .........
Net interest income  ..................
Interest rate spread ..................     1.57%
                                           =====
Net interest margin  ..................     1.74%
                                           =====
Ratio of interest-earning assets to
 interest-bearing liabilities .........


                                                                   FOR THE YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------------------------------------------------------
                                                        1997                                 1996                 1995
                                        ------------------------------------- ----------------------------------- --------------
                                         AVERAGE                   YIELD/      AVERAGE                 YIELD/      AVERAGE
                                         BALANCE        INTEREST    RATE       BALANCE      INTEREST    RATE       BALANCE
                                        --------------- ---------- ---------- ------------- ---------- ---------- -------------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net  ...............  $ 1,217,181     $ 94,655     7.78%    $ 540,313      $41,313     7.65%    $ 419,501
 Mortgage-backed securities   .........      103,389        7,035     6.80        62,711        4,250     6.78        59,204
 Short-term investments (1)   .........       27,612        1,613     5.84        41,240        2,359     5.72        23,884
 Tax certificates .....................       41,162        3,171     7.70        34,831        3,018     8.66        37,377
 Long-term investments and FHLB
  stock, net   ........................       33,161        2,300     6.94        17,352        1,192     6.87         7,930
                                         -----------     --------    -----     ---------     --------     ----     ---------
  Total interest-earning assets  ......    1,422,505      108,774     7.65       696,447       52,132     7.49       547,856
                                         -----------     --------    -----     ---------     --------     ----     ---------
Interest-bearing liabilities:
 NOW/Money Market .....................       91,515        2,236     2.44        33,148          775     2.34        41,196
 Savings ..............................      137,912        6,342     4.60        59,965        2,627     4.38        55,950
 Certificate of deposits   ............      735,008       41,558     5.65       313,521       17,389     5.55       276,564
 Trust preferred securites ............       63,008        6,473    10.27            --           --       --            --
 FHLB advances and other
  borrowings   ........................      335,112       19,351     5.77       235,264       13,831     5.88       144,052
                                         -----------     --------    -----     ---------     --------     ----     ---------
   Total interest-bearing
    liabilities   .....................    1,362,555       75,960     5.58       641,898       34,622     5.39       517,762
                                         -----------     --------    -----     ---------     --------     ----     ---------
Excess of interest-earning assets over
 interest-bearing liabilities .........  $    59,950                           $  54,549                           $  30,094
                                         ===========                           =========                           =========
Net interest income  ..................                  $ 32,814                             $17,510
                                                         ========                            ========
Interest rate spread ..................                               2.07%                               2.10%
                                                                     =====                                ====
Net interest margin  ..................                               2.31%                               2.51%
                                                                     =====                                ====
Ratio of interest-earning assets to
 interest-bearing liabilities .........       104.40%                             108.50%                             105.81%
                                         ===========                           =========                           =========


                                                   YIELD/
                                        INTEREST    RATE
                                        ---------- ----------
Interest-earning assets:
 Loans receivable, net  ...............   $30,171     7.19%
 Mortgage-backed securities   .........     4,093     6.91
 Short-term investments (1)   .........     1,491     6.25
 Tax certificates .....................     3,087     8.26
 Long-term investments and FHLB
  stock, net   ........................       577     7.29
                                         --------     ----
  Total interest-earning assets  ......    39,419     7.20
                                         --------     ----
Interest-bearing liabilities:
 NOW/Money Market .....................       875     2.12
 Savings ..............................     2,420     4.33
 Certificate of deposits   ............    14,554     5.26
 Trust preferred securites ............        --       --
 FHLB advances and other
  borrowings   ........................     8,456     5.87
                                         --------     ----
   Total interest-bearing
    liabilities   .....................    26,305     5.08
                                         --------     ----
Excess of interest-earning assets over
 interest-bearing liabilities .........
Net interest income  ..................   $13,114
                                         ========
Interest rate spread ..................               2.12%
                                                      ====
Net interest margin  ..................               2.39%
                                                      ====
Ratio of interest-earning assets to
 interest-bearing liabilities .........

---------------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

     RATE/VOLUME ANALYSIS. The following table presents, for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) total changes.


                                                 YEAR ENDED SEPTEMBER 30,
                                     ------------------------------------------------
                                                       1997 V. 1996
                                     ------------------------------------------------
                                                   INCREASE (DECREASE)
                                                          DUE TO
                                     ------------------------------------------------
                                     CHANGES     CHANGES     CHANGES       TOTAL
                                       IN          IN          IN         INCREASE
                                      VOLUME      RATE     RATE/VOLUME   (DECREASE)
                                     ----------- --------- ------------- ------------
                                                  (DOLLARS IN THOUSANDS)
Interest income attributable to:
 Loans   ...........................  $52,842     $   53     $    447      $53,342
 Mortgage-backed securities and
  collateralized mortgage
  obligations  .....................    2,757         17           11        2,785
 Short-term investments (1)   ......     (780)        49          (15)        (746)
 Tax Certificates ..................      549       (335)         (61)         153
 Long-term investments and
  FHLB stock   .....................    1,078         28            2        1,108
                                      -------     ------     --------      -------
  Total interest-earning assets  ...   56,446       (188)         384       56,642
                                      -------     ------     --------      -------
Interest expense attributable to:
NOW/Money Market  ..................    1,365         35           61        1,461
Savings  ...........................    3,415        131          169        3,715
Certificates of Deposit ............   23,377        338          454       24,169
Trust preferred securities .........       --         --        6,473        6,473
FHLB advances and other
 borrowings ........................    5,855       (233)        (102)       5,520
                                      -------     ------     --------      -------
  Total interest-bearing
   liabilities .....................   34,012        271        7,055       41,338
                                      -------     ------     --------      -------
Increase (decrease) in net interest
 income  ...........................  $22,434     $ (459)    $ (6,671)     $15,304
                                      =======     ======     ========      =======

                                               YEAR ENDED SEPTEMBER 30,
                                     ---------------------------------------------
                                                     1996 V. 1995
                                     ---------------------------------------------
                                                  INCREASE (DECREASE)
                                                        DUE TO
                                     ---------------------------------------------
                                      CHANGES   CHANGES    CHANGES       TOTAL
                                        IN        IN          IN        INCREASE
                                      VOLUME     RATE     RATE/VOLUE   (DECREASE)
                                     ---------- --------- ------------ -----------
Interest income attributable to:
 Loans   ...........................  $ 8,689    $1,905      $548       $11,142
 Mortgage-backed securities and
  collateralized mortgage
  obligations  .....................      242       (81)         (4)        157
 Short-term investments (1)   ......    1,088      (127)      (93)          868
 Tax Certificates ..................     (210)      152       (11)          (69)
 Long-term investments and
  FHLB stock   .....................      687       (33)      (39)          615
                                      -------    ------      ------     -------
  Total interest-earning assets  ...   10,496     1,816       401        12,713
                                      -------    ------      ------     -------
Interest expense attributable to:
NOW/Money Market  ..................     (171)       88       (17)         (100)
Savings  ...........................      173        31         3           207
Certificates of Deposit ............    1,946       785       104         2,835
Trust preferred securities .........       --                  --            --
FHLB advances and other
 borrowings ........................    5,354        13         8         5,375
                                      -------    ------      ------     -------
  Total interest-bearing
   liabilities .....................    7,302       917        98         8,317
                                      -------    ------      ------     -------
Increase (decrease) in net interest
 income  ...........................  $ 3,194    $  899      $303       $ 4,396
                                      =======    ======      ======     =======

---------------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

LENDING ACTIVITIES


     The Company focuses its lending activity on purchasing and originating single-family residential mortgage loans. The Company's lending strategy also includes expanding its commercial real estate, commercial business, and real estate construction lending. The Company also currently offers consumer loans, such as automobile loans and boat loans, primarily as an accommodation to existing customers.


     LOAN PORTFOLIO. The Company's loan portfolio primarily consists of adjustable-rate mortgage loans ("ARMs") and, to a lesser extent, fixed-rate mortgage loans secured by one-to-four family residential and commercial real estate. As of September 30, 1997, the Company's loan portfolio totaled $1.8 billion, of which $1.6 billion or 88.3 % consisted of one-to-four family residential first mortgages. At the present time, the Company's residential real estate loans are primarily "conventional" loans not insured by the Federal Housing Administration (the "FHA") or guaranteed by the Veterans Administration (the "VA"). The Company is, however, approved to originate FHA and VA loans. As of September 30, 1997, the remainder of the Company's loan portfolio consisted of $130.2 million of commercial real estate loans (7.4 % of total loans); five-or-more units residential real estate loans of $32.2 million (1.8 % of total loans, net); $6.0 million of second mortgage loans (.3 % of total loans, net); $1.7 million of consumer loans (.1% of total loans, net); $10.9 million of commercial business loans (.6 % of total loans, net); and $15.5 million of other loans (.9% of total loans, net).


     At September 30, 1997, the Company's loan portfolio included $93.9 million of residential mortgage loans to non-resident aliens. See "Residential Mortgage Loan Purchases and Originations" for additional information on the Company's loans to non-resident aliens.


     Set forth below is a table showing the Company's loan origination, purchase and sale activity for the periods indicated.

                                                                           YEAR ENDED SEPTEMBER 30,
                                                                  ------------------------------------------
                                                                     1997          1996           1995
                                                                  ------------   ------------   ------------
                                                                                (IN THOUSANDS)
Total loans receivable, net, at beginning of period (1)  ......   $ 646,385      $ 453,350       $ 413,287
Loans originated:
 Residential real estate   ....................................     159,533         65,954          54,438
 Commercial business and consumer   ...........................      18,804         16,705           7,556
                                                                  ----------     ---------       ---------
  Total loans originated   ....................................     178,337         82,659          61,994
Loans acquired in Suncoast/Bank of Florida mergers (2)   ......     341,394          8,116              --
Loans purchased (3)  ..........................................     913,653        242,099          76,081
Loans sold  ...................................................     (39,934)        (4,356)         (2,449)
Principal repayments and amortization of discounts
  and premiums ................................................    (271,212)      (133,836)        (93,787)
Loans charged off .............................................        (604)          (493)           (594)
Transfers to real estate owned, net ...........................      (2,296)        (1,154)         (1,182)
                                                                  ----------     ---------       ---------
  Total loans receivable, net, at end of period(1) ............   $1,765,723     $ 646,385       $ 453,350
                                                                  ==========     =========       =========

----------------
(1) Includes loans held for sale.
(2) Loans acquired in the Suncoast merger included $230.7 million of one-to-four family residential real estate loans, $95.8 million of commercial real estate loans and $14.9 million of other types of loans.
(3) All loans purchased are one-to-four family residential real estate loans except for the purchase of $32.0 million of commercial real estate loans in fiscal 1996.

     The following table sets forth certain information with respect to the composition of the Company's loan portfolio, including mortgage loans held for sale, as of the dates indicated.


                                           AS OF SEPTEMBER 30,
                             -----------------------------------------------
                                       1997                    1996
                             ------------------------ ----------------------
                               AMOUNT       PERCENT    AMOUNT      PERCENT
                             -------------- --------- ------------ ---------
                                         (DOLLARS IN THOUSANDS)
First mortgage loans:
 One-to four-family
  residential loans   ......  $1,559,823       88.3%   $568,203       87.9%
 Five or more units
  residential loans   ......      32,163        1.8      12,559        2.0
 Commercial  ...............     130,197        7.4      49,318        7.6
 Construction   ............       7,477         .4          --         --
 Land  .....................       7,997         .5       2,687         .4
Second mortgages loans   .         5,992         .3       2,748         .4
                              ----------      -----    --------      -----
  Total first
   and second
   mortgage loans  .........   1,743,649       98.7     635,515       98.3
                              ----------      -----    --------      -----
Consumer loans  ............       1,748         .1       2,687         .4
Commercial business
 loans .....................      10,890         .6       5,822         .9
                              ----------      -----    --------      -----
  Total loans
   receivable   ............   1,756,287       99.4     643,985       99.6
                              ----------      -----    --------      -----
Deferred loan fees,
 premiums and
 (discounts) ...............      13,129         .8       4,558         .7
Allowance for loan losses         (3,693)     (  .2)     (2,158)     (  .3)
                              ----------      -----    --------      -----
  Loans receivable,
   net .....................  $1,765,723      100.0%   $646,385      100.0%
                              ==========      =====    ========      =====

                                      1995                   1994                   1993
                             ---------------------- ---------------------- -----------------------
                              AMOUNT      PERCENT    AMOUNT      PERCENT    AMOUNT      PERCENT
                             ------------ --------- ------------ --------- ------------ ----------
First mortgage loans:
 One-to four-family
  residential loans   ......  $432,472       95.4%   $393,933       95.3%   $298,342       96.1%
 Five or more units
  residential loans   ......     1,124        0.2       2,164        0.5         705        0.2
 Commercial  ...............    10,223        2.3       4,469        1.1         748        0.2
 Construction   ............       200        0.1          --         --       2,248        0.7
 Land  .....................       450        0.1       1,095        0.3       1,099        0.4
Second mortgages loans   .       2,412        0.5       2,616        0.6         623        0.2
                              --------      -----    --------      -----    --------      -----
  Total first
   and second
   mortgage loans  .........   446,881       98.6     404,277       97.8     303,765       97.8
                              --------      -----    --------      -----    --------      -----
Consumer loans  ............       920        0.2       2,336        0.6       2,786        0.9
Commercial business
 loans .....................     3,632        0.8       4,732        1.1       3,665        1.2
                              --------      -----    --------      -----    --------      -----
  Total loans
   receivable   ............   451,433       99.6     411,345       99.5     310,216       99.9
                              --------      -----    --------      -----    --------      -----
Deferred loan fees,
 premiums and
 (discounts) ...............     3,386        0.7       2,783        0.7       1,409        0.5
Allowance for loan losses       (1,469)     ( 0.3)       (841)     ( 0.2)     (1,184)     ( 0.4)
                              --------      -----    --------      -----    --------      -----
  Loans receivable,
   net .....................  $453,350      100.0%   $413,287      100.0%   $310,441      100.0%
                              ========      =====    ========      =====    ========      =====

     The following table sets forth, as of September 30, 1997, the amount of loans (including mortgage loans held for sale) by category and expected principal repayments by year.

                                        OUTSTANDING AT
                                      SEPTEMBER 30, 1997     1998       1999
                                      -------------------- ---------- ----------
                                                (DOLLARS IN THOUSANDS)
First mortgage loans:
 One-to-four family residential            $1,559,823       $343,918   $257,389
 Five-or-more units residential   .            32,163          4,312      3,751
 Commercial  ........................         130,197         68,154     19,612
 Construction   .....................           7,477          5,301      1,394
 Land  ..............................           7,997          5,571      2,239
Second mortgage loans ...............           5,992          1,315      1,122
                                           ----------       --------   --------
 Total first and second mortgage
  loans   ...........................       1,743,649        428,571    285,507
                                           ----------       --------   --------
 Consumer loans .....................           1,748          1,043        705
 Commercial business loans  .........          10,890          7,723      3,167
                                           ----------       --------   --------
  Total loans   .....................      $1,756,287       $437,337   $289,379
                                           ==========       ========   ========

                                                             2002-      2004-      2008 AND
                                        2000       2001       2003       2007     THEREAFTER
                                      ---------- ---------- ---------- ---------- -----------
First mortgage loans:
 One-to-four family residential        $198,224   $153,567   $213,382   $216,351    $176,992
 Five-or-more units residential   .       6,674      2,399      3,894     11,133          --
 Commercial  ........................    11,239     11,239      9,978      9,975          --
 Construction   .....................       764         18         --         --          --
 Land  ..............................        95         92         --         --          --
Second mortgage loans ...............       956        812      1,265        522          --
                                       --------   --------   --------   --------   ---------
 Total first and second mortgage
  loans   ...........................   217,952    168,127    228,519    237,981     176,992
                                       --------   --------   --------   --------   ---------
 Consumer loans .....................        --         --         --         --          --
 Commercial business loans  .........        --         --         --         --          --
                                       --------   --------   --------   --------   ---------
  Total loans   .....................  $217,952   $168,127   $228,519   $237,981    $176,992
                                       ========   ========   ========   ========   =========

     Applicable regulations permit the Company to engage in various categories of secured and unsecured commercial and consumer lending, in addition to residential real estate financing, subject to limitations on the percentage of total assets attributable to certain categories of loans. An additional limitation imposed by regulation requires that certain types of loans only be made in aggregate amounts that do not exceed specified percentages of the institution's capital. As of September 30, 1997, 33.7% of the Company's gross loans receivable (27.8% of total assets) were secured by properties located in Florida and 13.8 % of gross loans receivable (11.4% of total assets) were secured by properties located in California. Because of this concentration, regional economic circumstances in those states could affect the level of the Company's non-performing loans.

     The following table sets forth, as of September 30, 1997 the distribution of the amount of the Company's loans (including mortgage loans held for sale) by state.


                                          OUTSTANDING ON
STATE                                   SEPTEMBER 30, 1997
-------------------------------------   -------------------
                                          (IN THOUSANDS)
   Florida(l)   .....................       $  596,327
   California   .....................          243,722
   Illinois  ........................           95,141
   Michigan  ........................           90,447
   Colorado  ........................           66,069
   Massachusetts   ..................           61,652
   Virginia  ........................           59,046
   Maryland  ........................           49,529
   New Jersey   .....................           48,182
   Texas  ...........................           39,678
   Ohio   ...........................           36,801
   New York  ........................           34,569
   Arizona   ........................           34,470
   Georgia   ........................           34,273
   Connecticut  .....................           33,096
   Pennsylvania .....................           28,928
   Washington   .....................           27,613
   North Carolina  ..................           17,146
   Missouri  ........................           15,677
   Minnesota ........................           12,472
   Utah   ...........................           11,239
   Tennessee ........................           10,822
   Oregon ...........................           10,054
   Nevada ...........................            9,465
   South Carolina  ..................            8,839
   Kentucky  ........................            7,261
   Indiana   ........................            7,204
   Washington, DC  ..................            6,873
   Kansas ...........................            6,073
   Wisconsin ........................            4,913
   Alabama   ........................            4,867
   Oklahoma  ........................            4,273
   New Mexico   .....................            3,502
   Rhode Island .....................            2,981
   Louisiana ........................            2,637
   Idaho  ...........................            2,612
   Hawaii ...........................            2,036
   Maine  ...........................            1,664
   Alaska ...........................            1,654
   Arkansas  ........................            1,606
   Mississippi  .....................            1,505
   Iowa   ...........................            1,216
   New Hampshire   ..................            1,211
   Others(2) ........................            3,912
   Not secured by real estate  ......           13,030
                                            ----------
    Total ...........................       $1,756,287
                                            ==========

----------------
(1) Does not include $49.3 million of tax certificates representing liens secured by properties in Florida.
(2) Less than $1 million in any one state.

     RESIDENTIAL MORTGAGE LOAN PURCHASES AND ORIGINATIONS. The Company's lending primarily involves purchasing in the secondary mortgage market and originating loans secured by first mortgages on real estate improved with single-family dwellings. The Company's first mortgage loans purchased or originated are generally repayable over 15 or 30 years. Additionally, the Company offers second mortgage residential loans with maturities ranging from five to 15 years. Residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan. The Company currently originates and purchases fixed-rate and adjustable-rate first mortgage loans secured by owner-occupied residences with 15-year term or 30-year term amortization, and second mortgage loans with 15-year term amortization or 30-year term amortization with a balloon payment after five years.


     The Company's ARMs generally have interest rates that adjust monthly, semi-annually or annually at a margin over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year published by the Federal Reserve or the Eleventh District Cost of Funds Index ("COFI"). The maximum interest rate adjustment of the Company's ARMs is generally 1% semi-annually and 6% over the life of the loan, above or below the initial rate on the loan for semi-annual adjustables, or 2% annually and 6% over the life of the loan, above or below the initial rate on the loan for annual adjustables. The Company's COFI loans with monthly adjustable interest rates generally provide for a 7.5% cap on monthly payment increases from one annual payment adjustment to the next, except at the end of five years, when monthly payments may be adjusted by more than the payment increase cap in order to provide for the complete amortization by maturity. Because of the payment cap and the different times at which interest rate adjustments and payment adjustments are made on these loans, monthly payments on certain loans may not be sufficient to pay the interest accruing on the loan. The amount of any shortage is added to the principal balance of the loan to be repaid through future monthly payments to the Company ("negative amortization"). If the loan-to-value ratio is high, negative amortization could significantly increase the risk associated with the loan; the Company's management, however, believes that this risk is mitigated due to the relative stability of the index used and to conservative underwriting policies.


     The Company generally purchases or originates loans with "teaser" rates that are below market rates during an initial period after the loan is originated. For loans with teaser rates, the borrower's ability to repay is determined upon fully indexed rates. The Company underwrites these loans pursuant to its underwriting guidelines prior to purchase. As of September 30, 1997 there were approximately $538.7 million of loans with teaser rates.


     Applicable regulations permit the Company to lend up to 100% of the appraised value of the real property securing a loan ("loan-to-value ratio"). The Company, however, generally does not make or acquire loans with loan-to-value ratios that exceed 80% at origination. When terms are favorable, the Company may purchase or originate single-family mortgage loans with loan-to-value ratios between 80% and 95%. In most of these cases, the Company will, as a matter of policy, require the borrower to obtain private mortgage insurance which insures that portion of the loan exceeding the 80% loan-to-value ratio, thereby reducing the risk to no more than 80% of appraised value.


     The Company generally applies the same underwriting criteria to residential mortgage loans purchased or originated. In its loan purchases, the Company generally reserves the right to reject particular loans from a loan package being purchased and does reject loans in a package that do not meet its underwriting criteria. In determining whether to purchase or originate a loan, the Company assesses both the borrower's ability to repay the loan and the adequacy of the proposed collateral. On originations, the Company obtains appraisals of the property securing the loan. On purchases, the Company reviews the appraisal obtained by the loan seller or originator and arranges for an updated review appraisal before purchasing the loan. On purchases and originations, the Company reviews information concerning the income, financial condition, employment and credit history of the applicant. On purchases, the Company generally obtains a credit report on the borrower separate from that provided by the loan seller.

     The Company has adopted written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered for origination or purchase. These underwriting standards are reviewed and approved annually by the Company's Board of Directors. The Company's underwriting standards for residential mortgage loans generally conform (except as to principal balance and with regard to certain loans discussed below, as to the borrower's citizenship and related factors) to standards established by Fannie Mae ("FNMA") and the Federal Home Loan Mortgage Corporation (the "FHLMC"). A loan application is obtained or reviewed by the Company's underwriters to determine the borrower's ability to repay, and confirmation of the more significant information is obtained through the use of credit reports, financial statements, and employment and other verifications.


     The Company generally uses appraisals to determine the value of collateral for all loans it originates. When originating a real estate mortgage loan, the Company obtains a new appraisal of the property from an independent third party to determine the adequacy of the collateral, and such appraisal is reviewed by one of the underwriters. With respect to a substantial percentage of loans purchased, the collateral value is determined by reference to a review appraisal. Otherwise, the collateral value is determined by reference to the documentation contained in the original file. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law.


     The Company also requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Pursuant to its underwriting standards, the Company generally requires private mortgage insurance policies on newly originated mortgage loans with loan-to-value ratios greater than 80%. All loans are reviewed by the Company's underwriters to ensure that its guidelines are met or that waivers are obtained in limited situations where offsetting factors exist.


     With regard to loan purchases, a legal review of every loan file is conducted to determine the adequacy of the legal documentation. The Company receives various representations and warranties from the sellers of the loans regarding the quality and characteristics of the loans.


     At September 30, 1997, approximately $93.9 million, or 5.3%, of the Company's gross loans receivable are first mortgage loans to non-resident aliens secured by single-family residences located in Florida. These loans are purchased and originated by the Company in a manner similar to that described above for other residential loans. Loans to non-resident aliens generally afford the Company an opportunity to receive rates of interest higher than those available from other single-family residential loans. Nevertheless, such loans generally involve a greater degree of risk than other single-family residential mortgage loans. The ability to obtain access to the borrower is more limited for non-resident aliens, as is the ability to attach or verify assets located in foreign countries. The Company has attempted to minimize these risks through its underwriting standards for such loans (including generally lower loan-to-value ratios and qualification based on verifiable assets located in the United States).


     The Company has also established a correspondent mortgage banking operation for the origination of single-family residential mortgage loans in its market area. This correspondent operation consists of a network of mortgage brokers and lenders in South Florida that generate mortgage loans for the Company. Originations in the correspondent program, together with branch lending, reached $159.5 million in fiscal 1997 and $66.0 million for the year ended September 30, 1996.


     Beginning in the Company's fiscal 1997 fourth quarter, management began a program to sell approximately 50% to 75% of the Company's internally generated residential loans. In the fourth quarter, a package of residential loans totalling $30.1 million was sold for a gain of $523,000. In addition, as part of starting this program, the Company reclassified $93.5 million of its internally generated portfolio of residential loans as available for sale in the fourth quarter. It is currently the Company's intention that future loans classified as available for sale will be identified and so classified at time of origination. Loans held for sale as of September 30, 1997 were $104.3 million.

     COMMERCIAL REAL ESTATE LENDING. The Company's commercial real estate lending division originates or purchases multi-family and commercial real estate loans from approximately $250,000 to $5.0 million. The Company's strategy is to promote commercial lending together with private banking, as both areas seek to develop long-term relationships with select businesses, real estate borrowers, and professionals. At September 30, 1997, the Company had $130.2 million of commercial real estate loans, representing a total of 7.4% of the Company's loan portfolio before net items. The Company's commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, warehouses, retail stores and other properties, which are located in the Company's primary market area. Commercial real estate loans generally are originated in amounts up to 75% of the appraised value of the property securing the loan. In determining whether to originate or purchase multi-family or commercial real estate loans, the Company also considers such factors as the financial condition of the borrower and the debt service coverage of the property. Commercial real estate loans are made at both fixed and adjustable interest rates for terms of up to 10 years.


     REAL ESTATE CONSTRUCTION LENDING. The Company makes real estate construction loans to individuals for the construction of their residences, as well as to builders and real estate developers for the construction of one-to-four-family residences and commercial and multi-family real estate. At September 30, 1997, the Company had $7.5 million of construction loans representing a total of .4% of the Company's loan portfolio before net items.


     COMMERCIAL BUSINESS LENDING. Commercial business loans totaled $10.9 million as of September 30, 1997 representing .6 % of total loans. In its commercial business loan underwriting, the Company evaluates the value of the collateral securing the loan and assesses the borrower's creditworthiness and ability to repay. While commercial business loans generally are made for shorter terms and at higher yields than one-to-four-family residential loans, such loans generally involve a higher level of risk than one-to-four-family residential loans because the risk of borrower default is greater and the collateral may be more difficult to liquidate and more likely to decline in value.


     LOAN PORTFOLIO QUALITY. Federal regulations require a savings institution to review its assets on a regular basis and, if appropriate, to classify assets as "substandard," "doubtful," or "loss" depending on the likelihood of loss. General allowances for loan losses are required to be established for assets classified as substandard or doubtful. For assets classified as loss, the institution must either establish specific allowances equal to the amount classified as a loss or charge off such amount. Assets that do not require classification as substandard but that possess credit deficiencies or potential weaknesses deserving management's close attention are required to be designated as "special mention." The deputy director of the appropriate OTS regional office may approve, disapprove or modify any classifications of assets and any allowance for loan losses established.


     Additionally, under standard banking practices, an institution's asset quality is also measured by the level of non-performing loans in the institution's portfolio. Non-performing loans consist of (i) non-accrual loans;
(ii) loans that are more than 90 days contractually past due as to interest or principal but that are well-secured and in the process of collection or renewal in the normal course of business; and (iii) loans that have been renegotiated to provide a deferral of interest or principal because of a deterioration in the financial condition of the borrower. The Company issues delinquency notices to borrowers when loans are 30 or more days past due. The Company places conventional mortgage loans on non-accrual status when more than 90 days past due, unless the loan is fully secured and in the process of collection. When a loan is placed on non-accrual status, the Company reverses all accrued and uncollected interest. The Company also begins appropriate legal procedures to obtain repayment of the loan or otherwise satisfy the obligation.

     As of September 30, 1997, the Company had $14.6 million in substandard assets of which $14.3 million are included in non-performing assets. Substandard assets consisted of the following:


                                                        AS OF SEPTEMBER 30, 1997
                                                        -------------------------
                                                             (IN THOUSANDS)
         One-to-four family residential loans  ......            $10,087
         Commercial real estate .....................              2,517
         Consumer and business loans  ...............                150
         REO  .......................................                611
         Tax certificates ...........................              1,247
                                                                 -------
          Total Substandard Assets ..................            $14,612
                                                                 =======

     In addition, $336,000 of tax certificates, for which reserves have been established, were classified as loss as of September 30, 1997.


     The following table sets forth information regarding the Company's allowance for loan losses for the periods indicated:


                                                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                                                -------------------------------------------------------------
                                                                 1997         1996         1995        1994          1993
                                                                ----------   ----------   ---------   -----------   ---------
                                                                                       (IN THOUSANDS)
Allowance for loan losses, balance (at beginning of
 period)  ...................................................    $2,158       $1,469       $  841      $  1,184      $  265
Provisions (credit) for loan losses  ........................     1,295         (120)       1,221         1,187       1,052
Allowance from Suncoast/Bank of Florida .....................       775          183           --            --          --
Allocation from discounts on loans purchased  ...............        --           --           --            --          90
Loans charged off:
One-to-four family residential loans ........................      (604)        (493)        (535)       (1,582)       (223)
Commercial and other  .......................................        --           --          (59)           --          --
                                                                 ------       ------       ------      --------      ------
 Total                                                             (604)        (493)        (594)       (1,582)       (223)
                                                                 ------       ------       ------      --------      ------
Recoveries:
One-to-four family residential loans ........................        48        1,119            1            52          --
Commercial and other  .......................................        21           --           --            --          --
                                                                 ------       ------       ------      --------      ------
 Total                                                               69        1,119            1            52          --
                                                                 ------       ------       ------      --------      ------
Allowance for loan losses, balance (at end of period)  ......    $3,693       $2,158       $1,469      $    841      $1,184
                                                                 ======       ======       ======      ========      ======

     Historically, recoveries of charged off loans have been minimal since charged off loans have been primarily one-to-four family residential loans and typically the only substantial asset available to the Company is the real estate securing the loan which is acquired through foreclosure and sold. However, in its fiscal year ended September 30, 1996, the Company received a recovery of approximately $1.0 million as settlement of litigation the Company initiated against a seller of residential mortgage loans. The Company is not aware of any significant liability related to REO or loans that may be foreclosed.

     The following table sets forth the allocation of general allowance for loan losses by loan category for the periods indicated.


                                                                        AS OF SEPTEMBER 30,
                                           -----------------------------------------------------------------------------
                                                     1997                       1996                      1995
                                           ------------------------   ------------------------   -----------------------
                                                       % OF LOANS                 % OF LOANS                 % OF LOANS
                                                        IN EACH                    IN EACH                    IN EACH
                                                      CATEGORY TO                CATEGORY TO                CATEGORY TO
                                           AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS
                                           --------   -------------   --------   -------------   --------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Balance at end of period
 applicable to:
One-to-four family residential
 mortgages   ...........................    $1,873         89.2%       $1,381         88.6%       $1,207        95.9%
Commercial and other loans  ............     1,787         10.8           739         11.4%          168         4.1%
Unallocated  ...........................        33         N/A             38         N/A             94        N/A
                                            ------         ----        ------         ----        ------        ----
Total allowances for loan losses  ......    $3,693        100.0%       $2,158        100.0%       $1,469       100.0%
                                            ======        =====        ======        =====        ======       =====

     For additional information regarding the Company's allowance for loan losses and the credit quality of the Company's assets, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Description of Financial Condition Changes for the Years Ended September 30, 1997, 1996, and 1995--Credit Quality."


INVESTMENTS AND MORTGAGE-BACKED SECURITIES


     The Company maintains an investment portfolio consisting primarily of federal agency securities, FHLB overnight deposits, securities purchased under agreements to resell and tax certificates. Federal regulations limit the instruments in which the Company may invest its funds. The Company's current investment policy permits purchases only of investments (with the exception of tax certificates) rated in one of the three highest grades by a nationally recognized rating agency and does not permit purchases of securities of non-investment grade quality (such as so-called "junk bonds").


     The Company's portfolio also includes tax certificates issued by various counties in the State of Florida. Tax certificates represent tax obligations that are auctioned by county taxing authorities on an annual basis in order to collect delinquent real estate taxes. Although tax certificates have no stated maturity, the certificate holder has the right to collect the delinquent tax amount, plus interest, and can file for a tax deed if the delinquent tax amount is unpaid at the end of two years. Tax certificates have a claim superior to most other liens. If the holder does not file for deed within seven years, the certificate becomes null and void. The Company has adopted detailed policies with regard to its investment in tax certificates, which specify due diligence procedures, purchasing procedures (including parameters for the location, type and size of tax certificates acceptable for purchase) and procedures for managing the portfolio after acquisition.


     Mortgage-backed securities are primarily acquired for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowing or pledged as collateral for certain deposits, including public funds deposits. Mortgage-backed securities acquired include fixed and adjustable rate agency securities (GNMA, FNMA and FHLMC), private issue securities and collateralized mortgage obligations.

     The following table sets forth information regarding the Company's investments and mortgage-backed securities as of the dates indicated. Amounts shown are historical amortized cost. For additional information regarding the Company's investments and mortgage-backed securities, including the carrying values and approximate market values of such securities, see Notes 1 and 5 of the Notes to Consolidated Financial Statements.

                                                    AS OF SEPTEMBER 30,
                                       ---------------------------------------------
                                         1997            1996            1995
                                       -------------   -------------   -------------
                                                  (DOLLARS IN THOUSANDS)
Federal funds sold   ...............    $      --       $     400       $     400
Federal agency securities  .........       23,283           4,985           4,675
FHLB overnight deposits ............       79,413          28,253          31,813
Tax certificates  ..................       49,283          40,088          39,544
Mortgage-backed securities .........      120,271          70,165          52,998
Other ..............................        1,377           1,711              11
                                        ---------       ---------       ---------
 Total investment securities  ......    $ 273,627       $ 145,602       $ 129,441
                                        =========       =========       =========
 Weighted average yield ............         6.91%           7.09%           7.43%
                                        =========       =========       =========

     The following table sets forth information regarding the maturities of the Company's investments as of September 30, 1997. Amounts shown are book values.


                                                                              PERIODS TO MATURITY
                                                                            FROM SEPTEMBER 30, 1997
                                                           ---------------------------------------------------------
                                           AS OF            WITHIN          1 THROUGH     5 THROUGH       OVER
                                     SEPTEMBER 30, 1997     1 YEAR           5 YEARS       10 YEARS     10 YEARS
                                     -------------------   --------------   -----------   -----------   ------------
                                                                     (IN THOUSANDS)
Federal agency securities   ......       $  23,283          $       --       $ 23,283      $     --      $     --
FHLB overnight deposits  .........          79,413              79,413             --            --            --
Mortgage-backed securities  ......         120,271              31,071         46,488        19,202        23,510
Tax certificates (1)  ............          49,283              49,283             --            --            --
Other  ...........................           1,377                 254          1,113            10            --
                                         ---------          ----------       --------      --------      --------
 Total ...........................       $ 273,627          $  160,021       $ 70,884      $ 19,212      $ 23,510
                                         =========          ==========       ========      ========      ========
 Weighted average yield  .........            6.91%               6.97%          6.70%         7.06%         7.06%
                                         =========          ==========       ========      ========      ========

----------------
(1) Maturities are based on historical experience.


MORTGAGE LOAN SERVICING


     Prior to November 1996, the Company primarily serviced mortgage loans only for its portfolio. With the acquisition of Suncoast on November 15, 1996, the Company acquired a servicing portfolio consisting of 19,487 loans owned by outside investors.


     Servicing agreements generally provide for loan servicing fees ranging from 0.25% to 0.50% per annum of the declining principal amount of the loans, plus any late charges or other ancillary fees. Loan servicing fees for loans serviced under mortgage-backed securities programs are either subject to negotiation with the sponsoring agency or in certain instances set by the sponsoring agency. Servicing fees for loans sold to private investors are determined by agreement with the investor. Income from servicing is calculated based upon the contractual servicing fee, net of amortization of the carrying value of the loan servicing rights.


     The Company is subject to certain costs and risks related to servicing delinquent loans. Servicing agreements relating to the mortgage-backed security programs of FNMA and FHLMC require the servicer to advance funds to make scheduled payments of interest, taxes and insurance, and in some instances principal, if such payments have not been received from the borrowers. However, the

Company recovers substantially all of the advanced funds upon cure of default by the borrower, or through foreclosure proceedings and claims against agencies or companies that have insured or guaranteed the loans. Certain servicing agreements for loans sold directly to other investors require the Company to remit funds to the loan purchaser only upon receipt of payments from the borrower and, accordingly, the investor bears the risk of loss. The Company, however, is subject to the risk that declines in the market rates of interest for mortgage loans or other economic conditions will result in a revaluation of its servicing assets as borrowers refinance or otherwise prepay higher interest rate loans.


     The following table sets forth, by category of investor, the composition of the acquired servicing portfolios of the Company as of the dates indicated:



                                                                           NOVEMBER 15, 1996
                                       SEPTEMBER 30, 1997                (SUNCOAST ACQUISITION)
                                --------------------------------   ----------------------------------
                                 # OF                    BOOK       # OF                      BOOK
                                LOANS     PRINCIPAL      VALUE      LOANS      PRINCIPAL      VALUE
                                -------   -----------   --------   --------   ------------   --------
                                                           (IN THOUSANDS)
GNMA ........................       --      $     --     $   --      5,791     $  299,183     $ 4,952
FNMA ........................    1,297       102,805      1,514      1,462        117,856       1,690
FHLMC   .....................    2,903       246,557      2,318      3,425        295,392       2,758
Private investors   .........      472        68,906        951        337         50,741         626
FDIC/RTC-subservicing  ......       --            --         --      7,087        150,317          --
Private subservicing   ......      320        14,275         --      1,385        190,350          --
                                 -----     ---------     ------      -----     ----------     -------
                                 4,992      $432,543     $4,783     19,487     $1,103,839     $10,026
                                 =====     =========     ======     ======     ==========     =======

     In the second quarter of 1997, the GNMA mortgage servicing portfolio was sold at its fair market value recognized in purchase accounting. As of August 31, 1997, the Company transferred the FDIC/ RTC subservicing portfolios to a third party servicer. These actions were taken to increase the Company's profitability from mortgage loan servicing.


SOURCES OF FUNDS


     The Company's primary sources of funds for its investment and lending activities are customer deposits, loan repayments, funds from operations, the Company's capital (including trust preferred securities) and FHLB advances.


     DEPOSITS. The Company offers a full variety of deposit accounts ranging from passbook accounts to certificates of deposit with maturities of up to five years. The Company also offers transaction accounts, which include commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, super NOW accounts and money market deposit accounts. The rates paid on deposits are established periodically by management based on the Company's need for funds and the rates being offered by the Company's competitors with the goal of remaining competitive without offering the highest rates in the market area. The Company has not utilized brokered deposits.


     The Company has placed increasing reliance on passbook accounts, money market accounts, certificates of deposit and other savings alternatives that are more responsive to market conditions than long-term, fixed-rate certificates. While market-sensitive savings instruments permit the Company to reduce its cost of funds during periods of declining interest rates, such savings instruments also increase the Company's vulnerability to periods of high interest rates. There are no regulatory interest rate ceilings on the Company's accounts.

     The following table sets forth information concerning the Company's deposits by account type and the weighted average nominal rates at which interest is paid thereon as of the dates indicated:


                                                                            AS OF SEPTEMBER 30,
                                                 -------------------------------------------------------------------------
                                                           1997                       1996                    1995
                                                 -------------------------   -----------------------   -------------------
                                                   AMOUNT        RATE         AMOUNT       RATE         AMOUNT       RATE
                                                 ------------   ----------   ----------   ----------   ----------   ------
                                                                          (DOLLARS IN THOUSANDS)
Passbook accounts:
 Regular  ....................................    $  160,522       4.66%     $ 73,741        4.44%     $ 50,327     3.04%
 Holiday club   ..............................            35       2.00            39        2.00            46      2.00
                                                  ----------                 --------                  --------
  Total passbook accounts   ..................       160,557                   73,780                    50,373
                                                  ----------                 --------                  --------
Checking:
 Insured money market ........................        20,325       4.00        16,556        3.87         7,733      2.68
 NOW and non-interest-bearing accounts  ......        78,907       2.28        24,566        1.49        18,157      2.17
                                                  ----------                 --------                  --------
  Total transaction accounts   ...............        99,232                   41,122                    25,890
                                                  ----------                 --------                  --------
  Total passbook and checking accounts  ......       259,789                  114,902                    76,263
                                                  ----------                 --------                  --------
Certificates:
 30-89-day certificates of deposit   .........            --         --            --          --            91      2.73
 3-5-month certificates of deposit   .........        18,674       4.94         7,114        4.67         1,465      4.78
 6-8-month certificates of deposit   .........       439,091       5.67       159,850        5.40        93,684      5.65
 9-11-month certificates of deposit  .........        15,721       5.66        20,279        5.45         5,654      5.55
 12-17-month certificates of deposit .........       307,305       5.73       124,637        5.49        79,637      5.90
 18-23-month certificates of deposit .........        20,410       5.80        12,375        5.79        12,382      5.37
 24-29-month certificates of deposit .........        58,279       5.84        42,875        5.94        18,593      5.57
 30-35-month certificates of deposit .........        12,517       5.85         1,774        5.57         2,868      4.99
 36-60-month certificates of deposit .........        64,106       6.07        22,300        5.93        19,437      5.81
                                                  ----------                 --------                  --------
  Total certificates  ........................       936,103                  391,204                   233,811
                                                  ----------                 --------                  --------
   Total  ....................................    $1,195,892                 $506,106                  $310,074
                                                  ==========                 ========                  ========
    Weighted average rate   ..................                     5.32%                     5.11%                  4.99%

     The following table sets forth information by various rate categories regarding the amounts of the Company's certificate accounts (under $100,000) as of September 30, 1997 that mature during the periods indicated:

                                                                  PERIODS TO MATURITY
                                                                FROM SEPTEMBER 30, 1997
                                                    -----------------------------------------------
                                    AS OF            WITHIN       1 TO        2 TO       MORE THAN
                              SEPTEMBER 30, 1997     1 YEAR      2 YEARS     3 YEARS      3 YEARS
                              -------------------   ----------   ---------   ---------   ----------
                                                         (IN THOUSANDS)
Certificate accounts:
 3.00% to 3.99%   .........        $    173         $    173     $    --       $   --      $    --
 4.00% to 4.99%   .........          17,414           17,144         270           --           --
 5.00% to 5.99%   .........         706,619          637,978      59,921        5,599        3,121
 6.00% to 6.99%   .........          54,220           15,892       8,793        3,478       26,057
 7.00% to 7.99%   .........             814               10          47          706           51
                                   --------         --------     -------      -------     --------
 Total certificate accounts
   (under $100,000)  ......        $779,240         $671,197     $69,031       $9,783      $29,229
                                   ========         ========     =======      =======     ========

     The following table sets forth information by various rate categories regarding the amounts of the Company's jumbo ($100,000 and over) certificate accounts as of September 30, 1997 that mature during the periods indicated:



                                                                               PERIODS TO MATURITY
                                                                             FROM SEPTEMBER 30, 1997
                                                                 -----------------------------------------------
                                                 AS OF            WITHIN       1 TO        2 TO       MORE THAN
                                           SEPTEMBER 30, 1997     1 YEAR       2 YEAR     3 YEARS      3 YEARS
                                           -------------------   ----------   ---------   ---------   ----------
                                                                      (IN THOUSANDS)
Jumbo certificate accounts:
 4.00% to 4.99% ........................        $  3,317         $  3,317     $    --       $   --      $   --
 5.00% to 5.99% ........................         135,714          125,217       9,996          401         100
 6.00% to 6.99% ........................          17,174            9,563       2,785          560       4,266
 7.00% to 7.99% ........................             658              150         100          408          --
                                                --------         --------     -------      -------      ------
 Total Jumbo certificate amounts  ......        $156,863         $138,247     $12,881       $1,369      $4,366
                                                ========         ========     =======      =======      ======

     Of the Company's total deposits at September 30, 1997, 1996, and 1995, 13.1%, 10.5%, and 8.6%, respectively, were deposits of $100,000 or more issued to the public. Although jumbo certificates of deposit are generally more rate sensitive than smaller size deposits, management believes that the Company will retain these deposits.


     In the 1997 and 1996 fiscal years, the Company opened four new branch offices and acquired six branch offices (one of which was closed) from Suncoast. In fiscal 1998, the Company intends to open as many as eight new branch offices including two that opened in the first fiscal quarter. These additional branches are part of the Company's rapid growth as it takes advantage of the bank consolidation in South Florida.


     BORROWINGS. When the Company's primary sources of funds are not sufficient to meet deposit outflows, loan originations and purchases and other cash requirements, the Company may borrow funds from the FHLB of Atlanta and from other sources. The FHLB system acts as an additional source of funding for savings institutions. In addition, the Company uses subordinated notes and securities sold under agreements to repurchase in order to increase available funds.


     FHLB borrowings, known as "advances," are made on a secured basis, and the terms and rates charged for FHLB advances vary in response to general economic conditions. As a shareholder of the FHLB of Atlanta, the Bank is authorized to apply for advances from this bank. A wide variety of borrowing plans are offered by the FHLB of Atlanta, each with its own maturity and interest rate. The FHLB of Atlanta will consider various factors, including an institution's regulatory capital position, net income, quality and composition of assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. In addition, an institution that fails to meet the qualified thrift lender test may have restrictions imposed on its ability to obtain FHLB advances. The Bank currently meets the qualified thrift lender test.

     The following tables set forth information as to the Company's borrowings as of the dates and for the periods indicated.


                                                                 SEPTEMBER 30, 1997
                                    -----------------------------------------------------------------------------
                                             1997                      1996                       1995
                                    -----------------------   ----------------------   --------------------------
                                                 WEIGHTED                  WEIGHTED
                                                  AVERAGE                   AVERAGE                   WEIGHTED
                                     BALANCE       RATE        BALANCE       RATE       BALANCE     AVERAGE RATE
                                    ----------   ----------   ----------   ---------   ----------   -------------
                                                               (DOLLARS IN THOUSANDS)
PERIOD END BALANCES:
FHLB advances(l)  ...............   $671,484        5.87%     $237,000        5.73%    $241,000          5.92%
Company Obligated Mandatorily
  Redeemable Trust Preferred
  Securities of Subsidiary Trusts
  Holding Solely Junior
  Subordinated Deferrable
  Interest Debentures of
  the Company  ..................    116,000       10.17            --          --           --            --
Subordinated notes   ............         --          --           775        9.00          775          9.00
Securities sold under agreements
  to repurchase(2)   ............     30,000        5.64            --          --           --            --
                                    --------       -----      --------        ----     --------          ----
 Total borrowings ...............   $817,484        6.47%     $237,775        5.74%    $241,775          5.93%
                                    ========       =====      ========        ====     ========          ====


                                                         FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                       --------------------------------------------------------------------------
                                                1997                      1996                      1995
                                       -----------------------   -----------------------   ----------------------
                                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                                     AVERAGE                   AVERAGE                   AVERAGE
                                        BALANCE       RATE        BALANCE       RATE        BALANCE       RATE
                                       ----------   ----------   ----------   ----------   ----------   ---------
                                                                 (DOLLARS IN THOUSANDS)
AVERAGE BALANCES:
FHLB advances(l)  ..................   $325,580        5.77%     $234,489        5.77%     $136,706        5.86%
Company Obligated Mandatorily
  Redeemable Trust Preferred
  Securities of Subsidiary Trusts
  Holding Solely Junior Subordinated
  Deferrable Interest Debentures of
  the Company  .....................     63,008       10.27            --          --            --          --
Subordinated notes   ...............        704       10.53           775        9.00           775        9.00
Securities sold under agreements to
  repurchase(2)   ..................      8,828        5.73            --          --         6,571        5.59
                                       --------       -----      --------        ----      --------        ----
 Total borrowings ..................   $398,120        6.49%     $235,264        5.78%     $144,052        5.86%
                                       ========       =====      ========        ====      ========        ====

----------------
(1) The maximum amount of FHLB advances outstanding during the years ended September 30, 1997, 1996 and 1995 was $671.5 million, $244.0 million and $246.0 million, respectively.
(2) The maximum amount of securities sold under agreements to repurchase at any month-end during the years ended September 30, 1997, 1996, and 1995 was $30.0 million, $0.0 million and $33.6 million, respectively.



ACTIVITIES OF SUBSIDIARIES


     T&D Properties of South Florida, Inc., a Florida corporation ("T&D"), is a wholly owned operating subsidiary of the Bank that invests in tax certificates and holds title to, maintains, manages and supervises the disposition of real property acquired through tax deeds. T&D was established in 1991 for the purpose of insulating the Bank from risk of liability concerning the maintenance, management and disposition of real property.

     Bay Holdings, Inc., a Florida corporation ("Bay Holdings"), is a wholly owned operating subsidiary of the Bank that holds title to, maintains, manages and supervises the disposition of real property acquired through foreclosure. Bay Holdings was established in 1994 for the purpose of insulating the Bank from risk of liability concerning maintenance, management and disposition of real property.


     BU Ventures, Inc., a Florida corporation, is a wholly owned operating subsidiary of the Company organized in 1994 to assume from T&D the responsibility for the maintenance, management and disposition of real property acquired through tax deeds.


     BankUnited Mortgage Corporation, a Florida corporation ("BMC"), is a wholly owned operating subsidiary of the Company that services loans secured by real property. BMC was established for this purpose in 1996, and commenced operations in October 1997.


     BankUnited Capital, BankUnited Capital II and BankUnited Capital III (the "Trusts") are Delaware statutory business trusts wholly owned by the Company. BankUnited Capital was formed in 1996, and BankUnited Capital II and BankUnited Capital III were formed in 1997, for the purpose of issuing Trust Preferred Securities and investing the proceeds therefrom in Junior Subordinated Debentures issued by the Company. BankUnited Capital and BankUnited Capital II are operating, but BankUnited Capital III has not yet issued any capital stock.



     BUFC Financial Services, Incorporated, a Florida corporation, is a wholly owned operating subsidiary of the Company organized in 1997 for the purpose of selling annuities, insurance and securities products.


     BankUnited Financial Services, Inc., a Florida corporation, is a wholly owned operating subsidiary of the Company, organized in 1997 for the purpose of brokering loans.


EMPLOYEES


     At September 30, 1997, the Company had 246 full-time equivalent employees. The Company's employees are not represented by a collective bargaining group, and the Company considers its relations with its employees to be excellent. The Company provides employee benefits customary in the savings industry, which include group medical and life insurance, a 401(k) savings plan and paid vacations. The Company also provides a stock bonus plan, a profit sharing plan and the two stock option plans for certain officers, directors and employees.



                                   REGULATION


RECENT LEGISLATIVE DEVELOPMENTS


     In recent years, measures have been taken to reform the thrift and banking industries and to strengthen the insurance funds for depository institutions. The most significant of these measures for savings institutions was the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (the "FIRREA"), which has had a major impact on the operation and regulation of savings associations generally. In 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), became law. Although the FDICIA's primary purpose was to recapitalize the Bank Insurance Fund (the "BIF") of the FDIC, which insures the deposits of commercial banks, the FDICIA also affected the supervision and regulation of all federally insured depository institutions, including federal savings banks such as the Bank. More recent legislation has attempted to resolve the problems of the SAIF in meeting its minimum required reserve ratio and the related concern facing SAIF-insured institutions, such as the Bank, of paying significantly higher deposit insurance premiums than BIF-insured institutions. The following discussion is a summary of the significant provisions of the recent legislation affecting the banking industry.

     THE FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989. The FIRREA, which was enacted in response to concerns regarding the soundness of the thrift industry, brought about a significant regulatory restructuring, limited savings institutions' business activities, and increased their regulatory capital requirements. The FIRREA abolished the Federal Home Loan Bank Board and the Federal Savings and Loan Insurance Corporation (the "FSLIC"), and established the OTS as the primary federal regulator for savings institutions. Deposits at the Bank are insured through the SAIF, a separate fund managed by the FDIC for institutions whose deposits were formerly insured by the FSLIC. Regulatory functions relating to deposit insurance are generally exercised by the FDIC. The Resolution Trust Corporation (the "RTC") was created under the FIRREA to manage conservatorships and receiverships of insolvent thrifts, and was succeeded by the FDIC.


     THE FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The FDICIA authorizes regulators to take prompt corrective action to solve the problems of critically undercapitalized institutions. As a result, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which increases as an institution's level of capitalization decreases. Pursuant to the FDICIA, the federal banking agencies have established the levels at which an insured institution is considered to be "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." See "--Savings Institution Regulations--Prompt Corrective Action" below for a discussion of the applicable capital levels.


     The FDICIA requires that the federal banking agencies revise their risk-based capital requirements to include components for interest rate risk, concentration of credit risk and the risk of non-traditional activities. See "--Savings Institution Regulations--Regulatory Capital Requirements" below for a description of the final rule adopted by the OTS that incorporates an interest rate risk component in the risk-based capital requirement. Although adopted, implementation of this rule has been postponed indefinitely.


     In addition, the FDICIA requires each federal banking agency to establish standards relating to internal controls, information systems, and internal audit systems that are designed to assess the financial condition and management of the institution; loan documentation; credit underwriting; interest rate exposure; asset growth; and compensation, fees and benefits. The FDICIA lowered the qualified thrift lender ("QTL") investment percentage applicable to SAIF-insured institutions. See "--Savings Institution Regulations--Qualified Thrift Lender Test" below. The FDICIA also provided that a risk based assessment system for insured depository institutions must be established before January 1, 1994. See "--Savings Institution Regulations--Insurance of Accounts" below. These requirements have been implemented. The FDICIA further requires annual on-site full examinations of depository institutions, with certain exceptions, and annual reports on institutions' financial and management controls.


     THE RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994. In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Branching Act") became law. Savings associations, whose primary federal regulator is the OTS, generally are not directly affected by the Interstate Branching Act except for a provision that allows an insured savings association that was an affiliate of a bank on July 1, 1994, to act as the bank's agent as though it were an insured bank affiliate of the bank.


     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier I or core capital to risk-weighted assets ("Tier I risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier I risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as is established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.


     For the first six months of 1995, the assessment schedule for members of the BIF of the FDIC and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to
 .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attained its required reserve ratio.


     In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provided for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provided for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate was established at .657% of deposits by the FDIC and the resulting assessment of $2.6 million (exclusive of an additional $2.3 million payment which relates to Suncoast deposits) was paid in November 1996. This special assessment significantly increased non-interest expense and adversely affected the Bank's results of operations for the year ended September 30, 1996. As a result of the special assessment, the Bank's deposit insurance premiums were initially reduced to 6.7 basis points, and as of June 30, 1997 to
6.3 basis points based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.


     Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980's. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as the Bank. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates to be established by the FDIC to implement this requirement for all FDIC-insured institutions were 6.48 basis points assessment on SAIF deposits and 1.30 basis points on BIF deposits until BIF insured institutions participate fully in the assessment.


SAVINGS AND LOAN HOLDING COMPANY REGULATIONS


     TRANSACTIONS WITH AFFILIATES. The Company is a unitary savings and loan holding company and is subject to the OTS regulations, examination, supervision and reporting requirements pursuant to certain provisions of the Home Owners' Loan Act (the "HOLA") and the Federal Deposit Insurance Act. As an insured institution and a subsidiary of a savings and loan holding company, the Bank is subject to restrictions in its dealings with companies that are "affiliates" of the Company under the

HOLA, certain provisions of the Federal Reserve Act that were made applicable to savings institutions by the FIRREA, and the OTS regulations.


     As a result of the FIRREA, savings institutions' transactions with their affiliates are subject to the limitations set forth in the HOLA and the OTS regulations, which incorporate Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act and Regulation O adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under Section 23A, an "affiliate" of an institution is defined generally as (i) any company that controls the institution and any other company that is controlled by the Company that controls the institution, (ii) any company that is controlled by the shareholders who control the institution or any company that controls the institution, or (iii) any company that is determined by regulation or order to have a relationship with the institution (or any subsidiary or affiliate of the institution) such that "covered transactions" with the Company may be affected by the relationship to the detriment of the institution. "Control" is determined to exist if a percentage stock ownership test is met or if there is control over the election of directors or the management or policies of the Company or institution. "Covered transactions" generally include loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), and certain other transactions. The OTS regulations and Sections 23A and 23B require that covered transactions and certain other transactions with affiliates be on terms and conditions consistent with safe and sound banking practices or on terms comparable to similar transactions with non-affiliated parties, and imposes quantitative restrictions on the amount of and collateralization requirements on covered transactions. In addition, a savings institution is prohibited from extending credit to an affiliate (other than a subsidiary of the institution), unless the affiliate is engaged only in activities that the Federal Reserve Board has determined, by regulation, to be permissible for bank holding companies. Sections 22(g) and 22(h) of the Federal Reserve Act impose limitations on loans and extensions of credit from an institution to its executive officers, directors and principal shareholders and each of their related interests.


     ACTIVITIES LIMITATIONS. A unitary savings and loan holding company, such as the Company, whose sole insured institution subsidiary qualifies as a QTL (described below) generally has the broadest authority to engage in various types of business activities. A holding company that acquires another institution and maintains it as a separate subsidiary or whose sole subsidiary fails to meet the QTL test will become subject to the activities limitations applicable to multiple savings and loan holding companies.


     In general, a multiple savings and loan holding company (or subsidiary thereof that is not an insured institution) may not commence, or continue for more than a limited period of time after becoming a multiple savings and loan holding company (or a subsidiary thereof), any business activity other than (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or an escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust,
(vi) those activities previously directly authorized by the OTS by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies, or (vii) subject to prior approval of the OTS, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. These restrictions do not apply to a multiple savings and loan holding company if (a) all, or all but one, of its insured institution subsidiaries were acquired in emergency thrift acquisitions or assisted acquisitions and (b) all of its insured institution subsidiaries are QTL's.


SAVINGS INSTITUTION REGULATIONS


     Federal savings institutions such as the Bank are chartered by the OTS, are members of the FHLB system, and have their deposits insured by the SAIF. They are subject to comprehensive OTS and FDIC regulations that are intended primarily to protect depositors. SAIF-insured, federally chartered institutions may not enter into certain transactions unless applicable regulatory tests are met or they obtain necessary approvals. They are also required to file reports with the OTS describing their activities and financial condition, and periodic examinations by the OTS test compliance by institutions with various regulatory requirements, some of which are described below.


     INSURANCE OF ACCOUNTS. The Bank's deposits are insured by the SAIF up to $100,000 for each insured account holder, the maximum amount currently permitted by law. Under the FDIC regulations implementing risk-based insurance premiums, institutions are divided into three groups-well capitalized, adequately capitalized and undercapitalized-based on criteria consistent with those established pursuant to the prompt corrective action provisions of the FDICIA. See "--Prompt Corrective Action" below. Each of these groups is further divided into three subgroups, based on a subjective evaluation of supervisory risk to the insurance fund posed by the institution.


     As an insurer, the FDIC issues regulations and conducts examinations of its insured members. SAIF insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding that an institution has engaged in unsafe and unsound practices, cannot continue operations because it is in an unsafe and unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the OTS or FDIC. When conditions warrant, the FDIC may impose less severe sanctions as an alternative to termination of insurance. The Bank's management does not know of any present condition pursuant to which the FDIC would seek to impose sanctions on the Bank or terminate insurance of its deposits.


     REGULATORY CAPITAL REQUIREMENTS. As mandated by the FIRREA, the OTS adopted capital standards under which savings institutions must currently maintain (i) a tangible capital requirement of 1.5% of tangible assets, (ii) a leverage (or core capital) ratio of 3.0% of adjusted tangible assets, and (iii) a risk-based capital requirement of 8.0% of risk-weighted assets. These requirements (which cannot be less stringent than those applicable to national banks) apply to the Bank. Under current law and regulations, there are no capital requirements directly applicable to the Company. See also "--Changes to Capital Requirements" below.


     Under the current OTS regulations, "tangible capital" includes common shareholders' equity, noncumulative perpetual preferred stock and related paid-in capital, certain qualifying nonwithdrawable accounts and pledged deposits, and minority interests in fully consolidated subsidiaries, less intangible assets (except certain purchased mortgage servicing rights) and specified percentages of debt and equity investments in certain subsidiaries. "Core capital" is tangible capital plus limited amounts of intangible assets meeting marketability criteria. The "risk-based capital" requirement provides that an institution's total capital must equal 8% of risk-weighted assets. Certain institutions will be required to deduct an interest rate risk component from their total capital, as described below. "Total capital" equals core capital plus "supplementary capital" (which includes specified amounts of cumulative preferred stock, certain limited-life preferred stock, subordinated debt and other capital instruments) in an amount equal to not more than 100% of core capital. "Risk-weighted assets" are determined by assigning designated risk weights based on the credit risk associated with the particular asset. As provided by OTS regulations, representative risk weights include: 0% for cash and assets that are backed by the full faith and credit of the United States; 20% for cash items in the process of collection, FHLB stock, agency securities not backed by the full faith and credit of the United States and certain high-quality mortgage-related securities; 50% for certain revenue bonds, qualifying mortgage loans, certain non-high-quality mortgage-related securities and certain qualifying residential construction loans; and 100% for consumer, commercial and other loans, repossessed assets, assets that are 90 or more days past due, and all other assets.


     As of September 30, 1997, the Bank's tangible, core and risk-based capital ratios were 8.1%, 8.1% and 11.3% respectively.


     The OTS regulatory capital regulations take into account a savings institution's exposure to the risk of loss from changing interest rates. Under the regulations, a savings institution with an above normal level of interest rate risk exposure will be required to deduct an IRR component from its total capital when determining its compliance with the risk-based capital requirements. An "above normal" level of interest rate risk exposure is a projected decline of 2% in the net present value of an institution's assets and liabilities resulting from a 2% swing in interest rates. The IRR component will equal one-half of the difference between the institution's measured interest rate exposure and the "normal" level of exposure. Savings institutions are required to file data with the OTS that the OTS will use to calculate, on a quarterly basis, the institutions' measured interest rate risk and IRR components. The IRR component to be deducted from capital is the lowest of the IRR components for the preceding three quarters. The OTS may waive or defer an institution's IRR component on a case-by-case basis. Implementation of the IRR requirements have been delayed. As of September 30, 1997, the Company would have been required to deduct an IRR component from its total capital when determining its compliance with the Bank's risk-based capital requirements; however, the Bank would continue to be well capitalized.


     If an institution becomes categorized as "undercapitalized" under the definitions established by the "prompt corrective action" provisions of the FDICIA, it will become subject to certain restrictions imposed by the FDICIA. See "Prompt Corrective Action" below.


     PROMPT CORRECTIVE ACTION. The OTS and other federal banking regulators have established capital levels for institutions to implement the "prompt corrective action" provisions of the FDICIA. Based on these capital levels, insured institutions will be categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. The FDICIA requires federal banking regulators, including the OTS, to take prompt corrective action to solve the problems of those institutions that fail to satisfy their applicable minimum capital requirements. The level of regulatory scrutiny and restrictions imposed become increasingly severe as an institution's capital level falls.


     A "well capitalized" institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier I risk-based capital (based on the ratio of core capital to risk-weighted assets) of 6% or more and may not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the OTS. The Bank is a well capitalized institution under the definitions as adopted. An institution will be categorized as "adequately capitalized" if it has total risk-based capital of 8% or more, Tier 1 risk-based capital of 4% or more, and core capital of 4% or more; "undercapitalized" if it has total risk-based capital of less than 8%, Tier I risk-based capital of less than 4%, or core capital of less than 4%; "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3%, or core capital of less than 3%; and "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to less than 2%.


     In the case of an institution that is categorized as "undercapitalized," such an institution must submit a capital restoration plan to the OTS. An undercapitalized depository institution generally will not be able to acquire other banks or thrifts, establish additional branches, pay dividends, or engage in any new lines of business unless consistent with its capital plan. A "significantly undercapitalized" institution will be subject to additional restrictions on its affiliate transactions, the interest rates paid by the institution on its deposits, the institution's asset growth, compensation of senior executive officers, and activities deemed to pose excessive risk to the institution. Regulators may also order a significantly undercapitalized institution to hold elections for new directors, terminate any director or senior executive officer employed for more than 180 days prior to the time the institution became significantly undercapitalized, or hire qualified senior executive officers approved by the regulators.


     The FDICIA provides that an institution that is "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of becoming categorized as such unless the institution's regulator and the FDIC jointly determine that some other course of action would result in a lower resolution cost to the institution's insurance fund. Thereafter, the institution's regulator must periodically reassess its determination to permit a particular critically undercapitalized institution to continue to operate. A conservator or receiver must be appointed for the institution at the end of an approximately one-year period following the institution's initial classification as critically undercapitalized unless a number of stringent conditions are met, including a determination by the regulator and the FDIC that the institution has positive net worth and a certification by such agencies that the institution is viable and not expected to fail.

     The final rules establishing the capital levels for purposes of the FDICIA also indicate that the federal regulators intend to lower or eliminate the core capital requirement from the definitions of well capitalized, adequately capitalized and undercapitalized after the requirement to deduct an IRR component from total capital becomes effective. This action has not yet been taken. See "Regulatory Capital Requirements" above.


     In addition to the foregoing prompt corrective action provisions, the FDICIA also sets forth requirements that the federal banking agencies, including the OTS, review their capital standards every two years to ensure that their standards require sufficient capital to facilitate prompt corrective action and to minimize loss to the SAIF and the BIF.


     RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. The current OTS regulation applicable to the payment of dividends or other capital distributions by savings institutions imposes limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets or exceeds all of its capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 association." A Tier I association may make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) the amount permitted for a "Tier 2 association" which is 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. The Bank currently exceeds its fully phased-in capital requirements and qualifies as a Tier I association under the regulation. A "Tier 3 association" is defined as an institution that does not meet all of the minimum regulatory capital requirements and therefore may not make any capital distributions without the prior approval of the OTS.


     Savings institutions must provide the OTS with at least 30 days written notice before making any capital distributions. All such capital distributions are also subject to the OTS' right to object to a distribution on safety and soundness grounds.


     The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.


     QUALIFIED THRIFT LENDER TEST. Pursuant to amendments effected by the FDICIA, a savings institution will be a QTL if its qualified thrift investments equal or exceed 65% of its portfolio assets on a monthly average basis in nine of every 12 months. Qualified thrift investments, under the revised QTL test, include (i) certain housing-related loans and investments, (ii) certain obligations of the FSLIC, the FDIC, the FSLIC Resolution Fund and the RTC,
(iii) loans to purchase or construct churches, schools, nursing homes and hospitals (subject to certain limitations), (iv) consumer loans (subject to certain limitations), (v) shares of stock issued by any FHLB, and (vi) shares of stock issued by the FHLMC or the FNMA (subject to certain limitations). Portfolio assets under the revised test consist of total assets minus (a) goodwill and other intangible assets, (b) the value of properties used by the savings institution to conduct its business, and (c) certain liquid assets in an amount not exceeding 20% of total assets.


     Any savings institution that fails to become or remain a QTL must either convert to a national bank charter or be subject to restrictions specified in the OTS regulations. Any such savings institution that does not become a bank will be: (i) prohibited from making any new investment or engaging in activities that would not be permissible for national banks; (ii) prohibited from establishing any new branch office in a location that would not be permissible for a national bank in the institution's home state; (iii) ineligible to obtain new advances from any FHLB; and (iv) subject to limitations on the payment of dividends comparable to the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings association ceases to be a QTL, the savings association would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. A savings institution may requalify as a QTL if it thereafter complies with the QTL test. At September 30, 1997, the Bank exceeded the QTL requirements.


     FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLB system, which consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions, The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the close of each calendar year, or 5% of its borrowings from the FHLB of Atlanta (including advances and letters of credit issued by the FHLB on the Bank's behalf). The Bank is currently in compliance with this requirement, with a $33.6 million investment in stock of the FHLB of Atlanta as of September 30, 1997.


     The FHLB of Atlanta makes advances to members in accordance with policies and procedures periodically established by the Federal Housing Finance Board and the Board of Directors of the FHLB of Atlanta. Currently outstanding advances from the FHLB of Atlanta are required to be secured by a member's shares of stock in the FHLB of Atlanta and by certain types of mortgages and other assets. The FIRREA further limited the eligible collateral in certain respects. Interest rates charged for advances vary depending on maturity, the cost of funds to the FHLB of Atlanta and the purpose of the borrowing. As of September 30, 1997, advances from the FHLB of Atlanta totaled $671.5 million. The FIRREA restricted the amount of FHLB advances that a member institution may obtain, and in some circumstances requires repayment of outstanding advances, if the institution does not meet the QTL test. See "--Qualified Thrift Lender Test," above.


     LIQUIDITY. OTS regulations currently require member savings institutions to maintain for each calendar month an average daily balance of liquid assets (cash and certain time deposits, securities of certain mutual funds, bankers' acceptances, corporate debt securities and commercial paper, and specified U.S. government, state government and federal agency obligations) equal to at least 5% of its average daily balance during the preceding calendar month of net withdrawable deposits and short-term borrowings (generally borrowings having maturities of one year or less). An institution must also maintain for each calendar month an average daily balance of short-term liquid assets (generally those having maturities of one year or less) equal to at least 1% of its average daily balance during the preceding calendar month of net withdrawable accounts and short-term borrowings. The Director of the OTS may vary this liquidity requirement from time to time within a range of 4% to 10%. Monetary penalties may be imposed for failure to meet liquidity requirements. For the month of September 1997, the Bank's liquidity ratio was 8.49%, and its short-term liquidity ratio, which must be at least 1%, was 5.15%. Effective November 24, 1997, OTS regulations were revised to eliminate the short-term liquidity ratio and to reduce the liquidity ratio to 4%. The Bank is also required to maintain cash reserve requirements at the Federal Home Loan Bank. At September 30, 1997 this cash reserve requirement was $3.1 million.


     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act (the "CRA"), as implemented by the OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a financial institution, to assess the institution's record of meeting the credit needs of its community and to take such records into account in its evaluation of certain applications. The FIRREA amended the CRA to require public disclosure of an institution's CRA rating and to require that the OTS provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the existing five-tiered numerical rating system. Based upon an OTS examination in fiscal 1997, the Bank's CRA rating is satisfactory.


     Effective July 1, 1995, the OTS together with the other federal banking agencies, adopted a joint rule amending each of their regulations concerning the CRA. Subject to certain exceptions and elections, the new regulations prescribe three tests for the evaluation of a savings institution's performance. The lending test evaluates a savings institution's record of helping to meet the credit needs of its assessment area through its lending activities by considering an institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates a savings institution's record of helping to meet the credit needs of its assessment area through qualified investments that benefit its assessment area or a broader statewide or regional area including the assessment area. Finally, the service test evaluates a savings institution by analyzing both the availability and the effectiveness of the institution's systems for delivering retail banking services and the extent and innovativeness of its community development services. Based upon the savings institution's performance under the lending, investment and service tests, and any other tests which may be applicable to the institution under the new regulations, the OTS will assign the savings institution one of the same four ratings prescribed under current regulations. Additionally, under the new regulations, the OTS will continue to consider an institution's record of performance under the CRA in the same manner and for the same purposes as required under current regulations.


     These new regulations, while effective July 1, 1995, were implemented over a two-year time frame. A savings institution may elect to be evaluated under the revised performance tests beginning January 1, 1996, although the Company has not made such election. Absent such an election, these revised performance tests became mandatory and were deemed to replace the regulations described above effective July 1, 1997.


     LOANS-TO-ONE-BORROWER LIMITATIONS. The FIRREA provided that loans-to-one borrower limits applicable to national banks apply to savings institutions. Generally, under current limits, loans and extensions of credit outstanding at one time to a single borrower shall not exceed 15% of the savings institution's unimpaired capital and unimpaired surplus. Loans and extensions of credit fully secured by certain readily marketable collateral may represent an additional 10% of unimpaired capital and unimpaired surplus. As of September 30, 1997, the Bank was in compliance with the loans-to-one-borrower limitations.


PORTFOLIO POLICY GUIDELINES


     The Federal Financial Institutions Examination Council issued a Supervisory Policy Statement on Securities Activities (the "Policy"), which provides guidance to an institution in developing its portfolio policy, specifies factors that must be considered when evaluating an institution's investment portfolio, and provides guidance on the suitability of acquiring and holding certain products, such as mortgage derivative products, in its investment portfolio. The Policy, among other things, defines "high-risk mortgage securities" and provides that such securities are not suitable investment portfolio holdings for depository institutions and that they may only be acquired to reduce interest rate risk. The determination of a high-risk mortgage security will be based upon a quantitative calculation of the average life of the security, and the change in the average life and market price sensitivity of the security based on a 300-basis-point shift in the yield curve. Currently, the Bank does not hold any high-risk mortgage securities. The Policy, however, is applicable to all depository institutions and will affect the Bank's ability to invest in certain mortgage securities, primarily collateralized mortgage obligations, in the future.

GENERAL LENDING REGULATIONS


     The Bank's lending activities are subject to federal and state regulation, including the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Community Reinvestment Act and the laws of Florida, California and other jurisdictions governing discrimination, lender disclosure to borrowers, foreclosure procedures and anti-deficiency judgments, among other matters.


FEDERAL RESERVE SYSTEM


     The Bank is subject to certain regulations promulgated by the Federal Reserve Board. Pursuant to such regulations, savings institutions are required to maintain reserves against their transaction accounts (primarily interest-bearing checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. In addition, Federal Reserve Board regulations limit the periods within which depository institutions must provide availability for and pay interest on deposits to transaction accounts. Depository institutions are required to disclose their check-hold policies and any changes to those policies in writing to customers. The Bank is in compliance with all such Federal Reserve Board regulations.


                                   TAXATION


     The Company reports its income and expenses under an accrual method of accounting and prior to 1994 filed federal income tax returns on a calendar year basis. Beginning in 1994 and continuing thereafter, the Company and its subsidiaries have elected to file consolidated tax returns on a fiscal year basis ended September 30. The Tax Reform Act of 1986 (the "1986 Act"), which was signed into law on October 22, 1986, revised the income tax laws applicable to corporations in general and to savings institutions, such as the Bank, in particular. Except as specifically noted, the discussion below relates to taxable years beginning after December 31, 1986.


     The Company has not been notified of a proposed examination by the Internal Revenue Service (the "IRS") of its federal income tax returns.


BAD DEBT RESERVES


     DEDUCTIONS. Prior to legislation enacted in August 1996, the Internal Revenue Code (the "Code") permitted savings institutions, such as the Bank, to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in determining taxable income. The bad debt reserve deduction was generally based upon a savings institution's actual loss experience (the "experience method"). In addition, provided that certain definitional tests relating to the composition of assets and sources of income are met, a savings institution was permitted to elect annually to compute the allowable addition to its bad debt reserve for losses on qualifying real property loans (generally loans secured by improved real estate) by reference to a percentage of its taxable income (the "percentage of taxable income method").


     Under the percentage of taxable income method, a savings institution was permitted, in general, to claim a deduction for additions to bad debt reserves equal to 8% of the savings institution's taxable income. Taxable income for this purpose is defined as taxable income before the bad debt deduction, but without regard to any deduction allowable for any addition to the reserve for bad debt. Certain adjustments must also be made for gains on the sale of corporate stock and tax exempt obligations. For this purpose, the taxable income of a savings institution for a taxable year is calculated after utilization of net operating loss carry forwards.


     In August of 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) used by many thrifts, including the Bank, to calculate their bad debt deduction for federal income tax purposes. The legislation requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. As such, thrifts with assets whose tax basis exceeds $500,000,000 must change to the specific charge off method in computing its bad debt deduction. As such, the Bank must use the specific charge off method in computing its bad debt deduction for tax years beginning after December 31, 1995.


     As a result of this change in accounting method, the Bank must recapture the excess of its January 1, 1996 bad debt reserve over the reserve in existence on December 31, 1987. This recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Company does not believe that the legislation will have a material impact on the Company or the Bank.


     DISTRIBUTIONS. Under the Code, the Bank's December 31, 1987 reserve must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves in respect of a distribution will be includable in its gross income and will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.


ALTERNATIVE MINIMUM TAX


     In addition to the income tax, corporations are generally subject to an alternative minimum tax at a rate of 20%. The alternative minimum tax is imposed on the sum of regular taxable income (with certain adjustments) and tax preference items, less any available exemption ("AMTI"). The alternative minimum tax is imposed to the extent that it exceeds a corporation's regular income tax liability. The items of tax preference that constitute AMTI for 1990 and thereafter include 75% of the difference between the taxpayer's adjusted current earnings and AMTI (determined without regard to this preference and prior to any deduction for net operating loss carry forwards or carry backs). In addition, net operating loss carry forwards cannot offset more than 90% of AMTI.


INTEREST ALLOCABLE TO TAX-EXEMPT OBLIGATIONS


     The 1986 Act eliminates for financial institutions the deduction for interest expense allocable to the purchase or carrying of most tax-exempt obligations for taxable years ending after December 31, 1986, with respect to tax-exempt obligations acquired after August 7, 1986 excluding certain financial institution-qualified issues. For all qualified issues and for non-qualified tax-exempt obligations acquired after 1982 and before August 7, 1986, 20% of allocable interest expense deductions will be disallowed.


STATE TAXATION


     The State of Florida imposes a corporate income tax on the Company, at a rate of 5.5% of the Company's taxable income as determined for Florida income tax purposes. Taxable income for this purpose is based on federal taxable income with certain adjustments. A credit against the tax, for Florida intangible taxes paid, is allowable in an amount equal to the lesser of (i) the amount of such intangible taxes paid or (ii) 65% of the tax liability.


FORECLOSURES


     Tax legislation enacted in August of 1996 significantly changed the tax treatment with respect to foreclosures for taxable years beginning after December 31, 1995. Prior to this legislation, a thrift's acquisition of property by means of foreclosure was not treated as a taxable event for federal tax purposes. As such no gain or loss was recognized at the time of foreclosure and no portion of the debt could be treated as worthless. In addition, prior to the August 1996 legislation, thrift institutions were allowed a tax benefit for write downs of foreclosed property to fair market value. Finally, for thrifts that computed its bad debt deduction under the experience method, gains or losses realized from the sale of foreclosed property were not taken into account in computing taxable income, but were credited or charged to the thrift's bad debt reserve.


     As a result of the newly enacted tax legislation, thrift foreclosures are treated as a taxable event for federal tax purposes for property acquired after December 31, 1995. As such, a thrift may recognize gain, loss or a bad debt deduction at the time of foreclosure depending on the method by which the property was acquired. In addition, write downs of foreclosed property to fair market value no longer give rise to a tax benefit. Finally, gains and losses realized upon the sale of foreclosed property are included in taxable income of the thrift.


ITEM 2. PROPERTIES


     The executive and administrative offices of the Company and the Bank and the Coral Gables branch are located at 255 Alhambra Circle, Coral Gables, Florida 33134. The Company owns electronic data processing equipment for its exclusive use, which consists of personal computers and peripherals and software having an aggregate net book value of approximately $1.3 million as of September 30, 1997.


     The following table sets forth the location of, and certain additional information regarding, the Company's and Bank's offices and branches as of September 30, 1997.



                                        NET BOOK VALUE OF PREMISES
                                         OR LEASEHOLD IMPROVEMENTS     LEASE EXPIRATION DATE
              LOCATION                        AND EQUIPMENT             AND RENEWAL TERMS      SQUARE FOOTAGE
-------------------------------------   ---------------------------   ----------------------   ---------------
Executive and administrative offices,
and savings branches
Aventura branch .....................           $   11,319            1999                          5,000
 2984 Aventura Boulevard                                              (2 options to renew
 Aventura, Florida 33180                                              for 5 years each)
Boca Hamptons branch  ...............              238,411            2002                          2,700
 9070 Kimberly Boulevard                                              (3 options to renew
 Suite 68                                                             for 5 years each)
 Boca Raton, Florida 33434
Boca Raton branch  ..................              136,407            1999                          2,442
 21222 St. Andrews Boulevard #11                                      (3 options to renew
 Raton, Florida 33434                                                 for 3 years each)
Boynton Beach branch  ...............              195,726            2001                          2,933
 117 North Congress Avenue                                            (2 options to renew
 Boynton Beach, Florida 33426                                         for 5 years)
Coconut Creek branch  ...............              123,731            2002                          2,400
 4913 Coconut Creek Parkway                                           (2 options to renew
 Coconut Creek, Florida 33063                                         for 5 years each)
Coral Gables branch   ...............            1,458,317            2001                         14,097
 255 Alhambra Circle                                                  (2 options to renew
 Coral Gables, Florida 33134                                          for 5 years each)
Coral Springs branch  ...............               68,272            2001                          2,805
 1307 University Drive                                                (2 options to renew
 Coral Springs, Florida 33071                                         for 5 years each)

                                       NET BOOK VALUE OF PREMISES
                                        OR LEASEHOLD IMPROVEMENTS     LEASE EXPIRATION DATE
              LOCATION                       AND EQUIPMENT             AND RENEWAL TERMS      SQUARE FOOTAGE
------------------------------------   ---------------------------   ----------------------   ---------------
Deerfield Beach branch  ............             297,753             1998                          4,000
 and Commercial Real Estate office                                   (2 options to renew
 2201 West Hillsboro Boulevard                                       for 5 years each)
 Deerfield Beach, Florida 33442
Delray Beach branch  ...............             376,256             1995                          4,000
 7431-39 West Atlantic Avenue                                        (3 options to renew
 Delray Beach, Florida 33446                                         for 5 years each)
Hallandale branch ..................             635,114             (1)(2)                        4,500
 501 Golden Isles
 Drive Hallandale, Florida 33009
Hollywood branch  ..................              34,068             2004                          4,111
 4350 Sheridan Street, Unit 101
 Hollywood, Florida 33021
Lauderdale by the Sea branch  ......             773,301             (1)                           5,000
 227 Commercial Boulevard
 Lauderdale by the Sea, Florida
 33008
Pembroke Pines branch   ............              49,451             2001                          4,059
 100 South Flamingo Road                                             (1 option to renew
 Pembroke Pines, Florida 33027                                       for 5 years)
Pompano Beach branch ...............            $708,102             (1)                           5,000
 1313 North Ocean Boulevard
 Pompano Beach, Florida 33062
South Miami branch   ...............             127,783             2002                          6,701
 6075 Sunset Drive                                                   (1 option to renew
 South Miami, Florida 33143                                          for 5 years)
Tamarac branch .....................             110,937             2002                          3,531
 5779 North University Drive                                         (1 option to renew
 Tamarac, Florida 33321                                              for 5 years)
West Airport branch  ...............             283,723             2000                          7,200
 2410 N.W. 72nd Avenue                                               (4 options to renew
 Miami, Florida 33122                                                for 3 years)
West Palm Beach branch  ............             167,794             2001                          3,740
 2911C North Military Trail                                          (2 options to renew
 West Palm Beach, Florida 33409                                      for 5 years)
Mortgage Servicing office  .........             811,765             2000                         32,850
 Presidential Circle                                                 (2 options to renew
 4000 Hollywood Boulevard                                            for 5 years each)
 Hollywood, Florida 33021
Miami Lakes Operation Center  ......                  --             2002                         14,880
 7815 N.W. 148 Street                                                (2 options to renew
 Miami Lakes, Florida 33016                                          for 5 years each)

                                            NET BOOK VALUE OF PREMISES
                                             OR LEASEHOLD IMPROVEMENTS     LEASE EXPIRATION DATE
                LOCATION                          AND EQUIPMENT             AND RENEWAL TERMS      SQUARE FOOTAGE
-----------------------------------------   ---------------------------   ----------------------   ---------------
Hollywood Training Office ...............                  --             1999                         4,042
 4350 Sheridan Street,
 Units 200 & 201
 Hollywood, Florida 33021
Mortgage Origination Office  ............             177,384             2004                         2,000
 255 Alhambra Circle 3rd Floor
 Coral Gables, Florida 33134
Other Offices
 1177 George Bush Boulevard, #200  ......                  --             1998                         5,371
 Delray Beach, Florida 33483                                              (1 option to renew
                                                                          for 3 years)
 4340 Sheridan Street  ..................             585,855             (1)(3)                       4,764
 Hollywood, Florida 33021
 6101 Sunset Drive  .....................                  --             1998                         4,000
 South Miami, Florida 33143
 7700 North Kendall Drive, #506 .........                  --             1998                         1,129
 Miami, Florida 33143

----------------
(1) The Bank owns the facility.
(2) The Bank leases 1,400 square feet to unrelated parties
(3) The entire space is currently sub-leased to an unrelated party


ITEM 3. LEGAL PROCEEDINGS


     The Company and its subsidiaries, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management that no proceedings exist, either individually or in the aggregate, which, if determined adversely to the Company and its subsidiaries, would have a material effect on the Company's consolidated financial condition, results of operations or cash flows.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.


     No matters were submitted to a vote of the Company's security holders during the fourth quarter of the fiscal year ended September 30, 1997.

ITEM 4A. EXECUTIVE OFFICERS OF THE REGISTRANT


     The following table sets forth information concerning the executive officers and directors of the Company and the Bank.



                                                        POSITIONS WITH COMPANY
        NAME            AGE                            AND BUSINESS EXPERIENCE
--------------------   -----   ------------------------------------------------------------------------
Alfred R. Camner        53     Director, Chairman of the Board, Chief Executive Officer and
                               President of the Company (1993 to present); Director, Chairman of the Board and Chief Executive Officer (1984 to present) and
                               President (1984 to 1993, 1994 to present) of the Bank; Senior
                               Managing Director (1996 to present) and Managing Director (1973 to
                               1996) of Stuzin and Camner, Professional Association, attorneys-at-
                               law; General Counsel to CSF Holdings, Inc. and its subsidiary,
                               Citizens Federal Bank, a federal savings bank (1973 to 1996);
                               Director and member of the Executive Committee of the Board of
                               Directors of Loan America Financial Corporation, a national mortgage banking company (1985 to 1994); Director of CSW
                               Associates, Inc., an asset management firm (1990 to 1995).
Lawrence H. Blum        54     Director and Vice Chairman of the Board of the Company (1993 to
                               present) and the Bank (1984 to present); Managing Director (1992 to present) and partner (1974 to present) of Rachlin, Cohen & Holtz, certified public accountants.
James A. Dougherty      47     Director (December 1995 to present) and Chief Operating Officer and Executive Vice President (1994 to present) of the Company;
                               Director, Executive Vice President and Chief Operating Officer of the
                               Bank (1994 to present); Executive Vice President of Retail Banking of Intercontinental Bank (1989 to 1994).
Earline G. Ford         54     Director, Executive Vice President and Treasurer of the Company
                               (1993 to present); Director (1984 to present), Executive Vice
                               President (1990 to present), Senior Vice President--Administration
                               (1988 to 1990), Treasurer (1984 to present) and Vice President--
                               Administration (1984 to 1988) of the Bank; Legal Administrator of
                               Stuzin and Camner, Professional Association, attorneys-at-law (1973 to 1996); Vice Chairman of CSW Associates, Inc., an asset
                               management firm (1990 to 1995).
Marc D. Jacobson        55     Director (1993 to present) and Secretary (1993 to 1997) of the
                               Company; Director (1984 to present) and Secretary (1985 to 1996) of the Bank; Vice President of Head-Beckham Insurance Agency, Inc.
                               (1990 to present).
Allen M. Bernkrant      67     Director of the Company (1993 to present) and the Bank (1985 to present); Private investor in Miami, Florida (1990 to present);
                               Chairman, President and principal owner of Southern General
                               Diversified, Inc., manufacturer and distributor of recreational equipment (1960 to 1990).
Bruce D. Friesner       55     Director of the Company and the Bank (1996 to present); Director of
                               Loan America Financial Corporation, a national mortgage banking company (1990 to 1994); Partner of F&G Associates, a commercial real estate development company (1972 to present).
Patricia L. Frost       58     Director of the Company (1993 to present) and the Bank (1990 to
                               1997); Private investor in Miami, Florida (1993 to present); Principal,
                               West Laboratory School, Coral Gables, Florida (1970 to 1993).

                                                           POSITIONS WITH COMPANY
          NAME               AGE                           AND BUSINESS EXPERIENCE
-------------------------   -----   ---------------------------------------------------------------------
Elia J. Gusti                63     Director of the Company and the Bank (1996 to present); Director of
                                    Suncoast (1990 to 1996); President and principal owner of Lee Guisti
                                    Realty, Inc., a real estate and mortgage brokerage firm (1982 to present).
Marc Lipsitz                 55     Director (1996 to present) and Secretary (1997 to present) of the
                                    Company; Managing Director (1996 to present) of Stuzin and
                                    Camner, Professional Association, attorneys-at-law; General Counsel of Jefferson National Bank (1993 to 1996); Partner, Stroock Stroock
                                    & Lavan, attorneys-at-law (1991 to 1993).
Norman E. Mains              54     Director of the Company and the Bank (November 1996 to present);
                                    Director of Suncoast (1985 to 1986); Chief Economist and Director of
                                    Research for the Chicago Mercantile Exchange (1994 to present);
                                    President and Chief Operating Officer of Rodman & Renshaw
                                    Capital Group, Inc., a securities broker/dealer firm (1991 to 1994).
Neil H. Messinger, M.D.      59     Director of the Company and the Bank (1996 to present);
                                    Radiologist; President (1986 to present), Radiological Associates,
                                    P.A.; Chairman (1986 to present) of Imaging Services of Baptist
                                    Hospital.
Christina Cuervo             32     Director of the Company and the Bank (1995 to present); Executive
                                    Vice President, the Beacon Council (1996 to present); Assistant City
                                    Manager and Chief of Staff of the City of Miami (1992 to present);
                                    Assistant Vice President of United National Bank (1992); Assistant
                                    Vice President, First Union National Bank (formerly Southeast Bank,
                                    N.A.) (1986 to 1992).
Anne W. Solloway             82     Director of the Company (1993 to present) and the Bank (1985 to present); Private investor in Miami, Florida.
EXECUTIVE OFFICERS OF THE COMPANY AND/OR THE BANK
 WHO ARE NOT DIRECTORS:
Clifford A. Hope             49     Executive Vice President of the Company and the Bank (1997 to
                                    present); Banking industry consultant in private practice (1996 to
                                    1997); Senior Vice President and Chief Accounting Officer, Citizens
                                    Federal Bank (1987 to 1996).
Samuel A. Milne              47     Executive Vice President and Chief Financial Officer (1996 to
                                    present) and Senior Vice President and Chief Financial Officer (1995
                                    to 1996) of the Company and the Bank; Senior Vice President and
                                    Chief Financial Officer, Consolidated Bank (1992 to 1995); Senior
                                    Vice President, Southeast Bank, N.A. (1984 to 1991).
Donald Putnam                40     Executive Vice President of the Company (1997 to present) and the
                                    Bank (1996 to present); Senior Vice President and Regional Sales
                                    Manager, NationsBank of Florida, N.A. (1996); Senior Vice President
                                    (1994 to 1996), and First Vice President (1987 to 1994), of Citizens
                                    Federal Bank.

                               ----------------
     All executive officers serve at the discretion of the Board of Directors and are elected annually by the Board.

                                    PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDERS
MATTERS


STOCK INFORMATION


     The Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), is traded in the over-the-counter market and quoted in the Nasdaq Stock Market ("Nasdaq"). The Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), is not currently traded on any established public market.


     At December 11, 1997, there were 400 and 19 holders of record of the Company's Class A Common Stock and Class B Common Stock, respectively. The number of holders of record of the Class A Common Stock includes nominees of various depository trust companies for an undeterminable number of individual stockholders. Class B Common Stock is convertible into Class A Common Stock at a ratio (subject to adjustment on the occurrence of certain events) of one share of Class A Common Stock for each Class B share surrendered for conversion.


     There were no common stock dividends declared or paid in fiscal 1997 or 1996. See Note 12 to the Company's Consolidated Financial Statements for a discussion of restrictions on the Bank's payment of dividends to the Company.


     The following tables set forth, for the periods indicated, the range of high and low bid prices for the Class A Common Stock quoted on Nasdaq. Stock price data in the Nasdaq reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.



                                           CLASS A COMMON STOCK
                                           --------------------
                                                  PRICE
                                           --------------------
                                            HIGH         LOW
                                           ---------   --------
   Fiscal Year Ended September 30, 1997:
     1st Quarter   .....................   $10.00      $ 7.875
     2nd Quarter   .....................   $11.25      $ 9.25
     3rd Quarter   .....................   $10.875     $ 8.50
     4th Quarter   .....................   $13.375     $ 9.625
   Fiscal Year Ended September 30, 1996:
     1st Quarter   .....................   $ 8.75      $ 6.00
     2nd Quarter   .....................   $ 8.50      $ 6.50
     3rd Quarter   .....................   $ 8.50      $ 7.25
     4th Quarter   .....................   $ 8.25      $ 7.25

ITEM 6. SELECTED FINANCIAL DATA


                                                                   AS OF OR FOR THE FISCAL
                                                                   YEARS ENDED SEPTEMBER 30,
                                                                 -----------------------------
                                                                    1997           1996
                                                                 ------------ ----------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA
Interest income ................................................  $  108,774    $   52,132
Interest expense   .............................................      75,960        34,622
                                                                  ----------    ------------
Net interest income   ..........................................      32,814        17,510
Provision for loan losses   ....................................       1,295          (120)
                                                                  ----------    ------------
Net interest income after provision for loan losses ............      31,519        17,630
                                                                  ----------    ------------
Non-interest income:
Service fees ...................................................       2,993           597
Gain on sales of loans and mortgage-backed
 securities, net   .............................................         819             5
Gain (loss) on sales of other assets, net(1)  ..................           1              (6)
Other  .........................................................         247            53
                                                                  ----------    ------------
  Total non-interest income ....................................       4,060           649
                                                                  ----------    ------------
Non-interest expense:
 Employee compensation and benefits  ...........................       8,880         4,275
 Occupancy and equipment .......................................       3,568         1,801
 Insurance(2)   ................................................         948         3,610
 Professional fees .............................................       1,605           929
 Other .........................................................       7,964         3,421
                                                                  ----------    ------------
  Total non-interest expense   .................................      22,947        14,036
                                                                  ----------    ------------
Income before income taxes  ....................................      12,632         4,243
Provision for income taxes(3)  .................................       5,033         1,657
                                                                  ----------    ------------
Net income before Preferred Stock dividends   ..................       7,599         2,586
Preferred stock dividends:
 Bank  .........................................................           -             -
 Company  ......................................................       2,890         2,145
                                                                  ----------    ------------
Net income after Preferred Stock dividends .....................  $    4,709    $      441
                                                                  ==========    ============
FINANCIAL CONDITION DATA:
Total assets ...................................................  $2,145,406    $  824,360
Loans receivable, net, and mortgage-backed securities(4)  ......   1,281,652       716,550
Investments, overnight deposits, tax certificates, reverse
 purchase agreements, certificates of deposits and other
 earning assets ................................................     186,955        87,662
Total liabilities  .............................................    2,045,76      1755,249
Deposits  ......................................................   1,195,892       506,106
Borrowings   ...................................................     817,484       237,775
Total stockholders' equity  ....................................      99,645        69,111
Common stockholders' equity ....................................      61,371        42,350
PER COMMON SHARE DATA:
Primary earnings per common share and common
 equivalent share  .............................................  $      .54    $      .10
                                                                  ==========    ============
Earnings per common share assuming full dilution ...............  $      .54    $      .10
                                                                  ==========    ============
Weighted average number of common shares and common
 equivalent shares assumed outstanding during the period:
 Primary  ......................................................   8,679,845     4,558,521
 Fully diluted  ................................................   9,030,843     4,558,521
Equity per common share  .......................................       $7.94    $     7.85
Fully diluted equity per common share   ........................  $     6.51    $     6.83
Cash dividends per common share
 Class A  ......................................................  $        -    $        -
 Class B  ......................................................  $        -    $        -


                                                                   AS OF OR FOR THE FISCAL YEARS ENDED
                                                                               SEPTEMBER 30,
                                                                 ----------------------------------------
                                                                   1995          1994          1993
                                                                 ------------- ------------- ------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                              SHARE AMOUNTS)
OPERATIONS DATA
Interest income ................................................  $    39,419   $    30,421   $    25,722
Interest expense   .............................................       26,305        16,295        12,210
                                                                  -----------   -----------   -----------
Net interest income   ..........................................       13,114        14,126        13,512
Provision for loan losses   ....................................        1,221         1,187         1,052
                                                                  -----------   -----------   -----------
Net interest income after provision for loan losses ............       11,893        12,939        12,460
                                                                  -----------   -----------   -----------
Non-interest income:
Service fees ...................................................          423           358           221
Gain on sales of loans and mortgage-backed
 securities, net   .............................................          239           150         1,496
Gain (loss) on sales of other assets, net(1)  ..................        9,569            --            --
Other  .........................................................            6            46             2
                                                                  -----------   -----------   -----------
  Total non-interest income ....................................       10,237           554         1,719
                                                                  -----------   -----------   -----------
Non-interest expense:
 Employee compensation and benefits  ...........................        3,997         3,372         2,721
 Occupancy and equipment .......................................        1,727         1,258           978
 Insurance(2)   ................................................        1,027           844           835
 Professional fees .............................................        1,269           833           543
 Other .........................................................        4,129         3,579         2,746
                                                                  -----------   -----------   -----------
  Total non-interest expense   .................................       12,149         9,886         7,823
                                                                  -----------   -----------   -----------
Income before income taxes  ....................................        9,981         3,607         6,356
Provision for income taxes(3)  .................................        3,741         1,328         2,318
                                                                  -----------   -----------   -----------
Net income before Preferred Stock dividends   ..................        6,240         2,279         4,038
Preferred stock dividends:
 Bank  .........................................................            -           198           787
 Company  ......................................................        2,210         1,871           726
                                                                  -----------   -----------   -----------
Net income after Preferred Stock dividends .....................  $     4,030   $       210   $     2,525
                                                                  ===========   ===========   ===========
FINANCIAL CONDITION DATA:
Total assets ...................................................  $   608,415   $   551,075   $   435,378
Loans receivable, net, and mortgage-backed securities(4)  ......      506,132       470,154       313,899
Investments, overnight deposits, tax certificates, reverse
 purchase agreements, certificates of deposits and other
 earning assets ................................................       88,768        64,783       100,118
Total liabilities  .............................................      562,670       509,807       397,859
Deposits  ......................................................      310,074       347,795       295,108
Borrowings   ...................................................      241,775       158,175        97,775
Total stockholders' equity  ....................................       45,745        41,268        30,273
Common stockholders' equity ....................................       21,096        16,667        17,162
PER COMMON SHARE DATA:
Primary earnings per common share and common
 equivalent share  .............................................  $      1.77   $      .10    $     1.42
                                                                  ===========   ===========   ===========
Earnings per common share assuming full dilution ...............  $      1.26   $      .10    $     1.00
                                                                  ===========   ===========   ===========
Weighted average number of common shares and common
 equivalent shares assumed outstanding during the period:
 Primary  ......................................................    2,296,021     2,175,210     1,773,264
 Fully diluted  ................................................    4,158,564     2,175,210     3,248,618
Equity per common share  .......................................  $     10.20   $     8.33    $     8.86
Fully diluted equity per common share   ........................  $      7.81   $     6.87    $     7.07
Cash dividends per common share
 Class A  ......................................................  $         -   $      .075   $      .094
 Class B  ......................................................  $         -   $      .03    $     0.38

                                                        (Continued on next page)

                                                                      AS OF OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                               ---------------------------------------------------------
                                                                1997        1996        1995       1994        1993
                                                               ----------- ----------- ---------- ----------- ----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED FINANCIAL RATIOS
PERFORMANCE RATIOS:
Return on average assets(5)  .................................      .51%        .36%       1.10%       .46%       1.12%
Return on average common equity ..............................     9.38        1.30       22.60       1.21       18.55
Return on average total equity  ..............................     8.08        4.30       14.70       5.84       14.07
Interest rate spread   .......................................     2.07        2.10        2.12       2.78        3.59
Net interest margin ..........................................     2.31        2.51        2.39       3.01        3.87
Dividend payout ratio(6)  ....................................    38.03       82.95       35.42      96.79       40.66
Ratio of earnings to combined fixed charges and preferred
 stock dividends(7):
 Excluding interest on deposits ..............................     1.26        1.05        1.52       1.07        1.87
 Including interest on deposits ..............................     1.10        1.02        1.21       1.03        1.27
Total loans, net, and mortgage-backed securities to
 total deposits  .............................................   148.98      141.58      163.13     134.40      109.65
Non-interest expenses to average assets  .....................     1.55        1.97        2.14       2.04        2.18
Efficiency ratio(8) ..........................................    57.56       76.45       14.58      66.06       45.17
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total loans   ...............      .72%        .99%       1.02%      1.07%       1.54%
Ratio of non-performing assets to total loans, real estate
 owned and tax certificates  .................................      .79        1.14        1.35       1.41        1.78
Ratio of non-performing assets to total assets ...............      .67         .95        1.10       1.17        1.46
Ratio of charge-offs to total loans   ........................      .03         .08         .13        .39         .07
Ratio of loan loss allowance to total loans ..................      .21         .34         .32        .20         .38
Ratio of loan loss allowance to non-performing loans .........    28.96       33.74       31.54      18.89       24.70
CAPITAL RATIOS:
Ratio of average common equity to average total assets  ......     3.40%       4.78%       3.14%      3.58%       3.79%
Ratio of average total equity to average total assets   ......     6.36        8.44        7.47       8.05        7.99
Tangible capital-to-assets ratio(9)   ........................     8.07        7.01        7.09       6.65        7.56
Core capital-to-assets ratio(9) ..............................     8.07        7.01        7.09       6.65        7.56
Risk-based capital-to-assets ratio(9) ........................    11.27       14.19       15.79      14.13       15.85

----------------
(1) In 1995 the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.
(2) In 1996 the Company recorded a one-time SAIF special assessment of $2.6 million ($1.6 million after tax).

(3) Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994. See Note 15 to Consolidated Financial Statements.
(4) Does not include mortgage loans held for sale.

(5) Return on average assets is calculated before payment of Preferred Stock dividends.

(6) The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's Preferred Stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.

(7) The ratio of earnings to combined fixed charges and Preferred Stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus Preferred Stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and Preferred Stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus Preferred Stock dividends on a pretax basis.
(8) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(9) Regulatory capital ratio of the Bank.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis and the related financial data present a review of the consolidated operating results and financial condition of BankUnited Financial Corporation (also referred to as the "Company" or "BankUnited") for the fiscal years ended September 30, 1997, 1996 and 1995. This discussion and analysis are presented to assist the reader in understanding and evaluating the financial condition, results of operations and future prospects of BankUnited, and are intended to supplement, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto.


     BankUnited's income is derived primarily from its loans and other investments. Funding for such loans and investments is derived principally from deposits, loan repayments, and borrowings. Consequently, BankUnited's net income depends, to a large extent, on the interest rate spread between the average yield earned on loans and investments and the average rate paid on deposits and borrowings. Results of operations are also dependent on the dollar volume and asset quality of BankUnited's loans and investments.


     In addition to the foregoing, results of BankUnited's operations, like those of other financial institution holding companies, are affected by BankUnited's asset and liability management policies, as well as factors beyond BankUnited's control, such as general economic conditions and the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage financing and other types of loans, which is in turn affected by the interest rates at which such financings may be offered and other factors affecting the supply of housing and the availability of funds. Deposit flows and costs of funds are influenced by yields available on competing investments and by general market rates of interest.


ACQUISITIONS


     The Company has had an active acquisition program during the last two years and expects to continue this program in the foreseeable future.


     In September 1997, the Company entered into a definitive agreement to acquire Consumers Bancorp, Inc. for approximately $11 million in a combination of cash and stock. Consumers Bancorp, Inc. is a thrift holding company for Consumers Savings Bank which had assets of $108.0 million and deposits of $87.8 million at September 30, 1997.


     On November 15, 1996, BankUnited completed its acquisition of Suncoast. Suncoast had total assets of $409.4 million, net loans of $335.0 million, deposits of $298.5 million and shareholders' equity of $24.7 million as of September 30, 1996. The cost of the acquisition to BankUnited was $27.8 million, representing the fair value of consideration given to Suncoast shareholders as well as option and warrant holders. See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding this acquisition.


     In March 1996, BankUnited also acquired for cash consideration of $2.8 million, The Bank of Florida, a one branch state commercial bank which had assets of $28.1 million and deposits of $27.3 million on the date of acquisition.


DISCUSSION OF FINANCIAL CONDITION CHANGES FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995


     Total assets increased $1.3 billion, or 160% to $2.1 billion at September 30, 1997 from $824 million at September 30, 1996, as compared to $608 million at September 30, 1995.


     LOANS. The Company's net loans receivable increased by $1.1 billion, or 173% to $1.7 billion at September 30, 1997 from $646 million at September 30, 1996. The increase was primarily the result of the $913.7 million of residential loans purchased in fiscal 1997, $341.4 million of loans acquired with

Suncoast, and $178.3 million of loan originations, partially offset by principal repayments of $376 million (net of accretion of discount and amortization of premium).


     In fiscal 1996, the Company's net loans receivable increased by $193.3 million, or 42.6%, from $453.1 million at September 30, 1995. The increase was primarily the result of $218.9 million of purchased residential loans, a $32.0 million purchase of a commercial real estate loan package, and $82.7 million of loan originations, partially offset by principal repayments of $133.8 million. The commercial real estate loan package was comprised of 23 loans in South Florida with principal balances ranging from $376,000 to $4.7 million.


     Of the new loans originated or purchased during fiscal 1997 totaling $1.4 billion, $728.2 million or 51% represented adjustable-rate residential loans ("ARMs"). Of BankUnited's total net loans receivable of $1.7 billion at September 30, 1997, $1.2 billion or 71% were ARMs. Of this amount BankUnited had $122.8 million in ARMs tied to the 11th District Federal Home Loan Bank cost of funds index ("COFI"). COFI is a lagging index in that it does not change as quickly as market rates. (See "Business--Lending Activities--Residential Mortgage Loan Purchases and Originations.")


     Loans available for sale as of September 30, 1997, were $104.3 million as compared to no such loans available for sale as of September 30, 1996 and $216,000 as of September 30, 1995. Beginning in the Company's fiscal 1997 fourth quarter, management began a program to sell approximately 50% to 75% of the Company's internally generated residential loans. In the fourth quarter, a package of residential loans totaling $30.1 million was sold for a gain of $523,000. In addition, as part of starting this program, the Company reclassified $93.5 million of its internally generated portfolio of residential loans as available for sale in the fourth quarter. It is currently the Company's intention that future loans classified as available for sale will be identified and so classified at time of origination.


     The Company also reclassified all commercial loans acquired with Suncoast that were secured by properties outside the state of Florida totaling $10.8 million as available for sale.


     CREDIT QUALITY. At September 30, 1997, non-performing assets totaled $14.3 million as compared to $7.8 million and $6.7 million at September 30, 1996 and 1995, respectively. Expressed as a percentage of total assets, non-performing assets declined to .67% as of September 30, 1997 as compared to .95% as of September 30, 1996 and 1.10% as of September 30, 1995. The increase in non-performing assets in both 1997 and 1996 is due primarily to the increase in loans.


     Prior to 1993, BankUnited did not experience significant loan losses. However, beginning in late 1993, BankUnited began to charge off loans, particularly in Southern California where real estate values declined. Real estate values in Southern California had declined because of i) a slowing in the economy due to plant closings and layoffs in certain industries, ii) natural disasters in the area, and iii) an over-valuation of the real estate market, in general, prior to the decline. While real estate values in Southern California stabilized during 1996, BankUnited believes that real estate values there have declined sufficiently since 1993 for there to be a continuing risk that borrowers faced with home mortgage payments based on 1993 values would default on their home mortgages. From late 1993 through September 1997, BankUnited recorded a total of $3.0 million in charge offs for residential loans secured by property in Southern California. Of these Southern California charge offs, $1.0 million were for loans purchased from a single seller. BankUnited instituted legal action against the seller for breach of warranty to recover BankUnited's losses. In October 1995, this legal action was settled, which resulted in a recovery of $1.0 million. Taking this recovery into account, BankUnited recorded net charge offs of $2.3 million for the period from late 1993 through September 30, 1997, of which $2.0 million or 82.4% were for residential loans secured by real properties in Southern California.


     Beginning in fiscal 1993, BankUnited began to reduce the percentage of new loans acquired which were secured by property located in California and ceased acquiring all but de minimis amounts of such loans in April 1994. As of September 30, 1997 BankUnited had $243.7 million of residential loans in California which constituted 11.4% of its assets. This compares to $125.8 million, or 15.3% of its assets as of September 30, 1996, and $147.2 million or 24.2% as of September 30, 1995. Effective in fiscal 1997, after taking into account the improved economic conditions in Southern California, management discontinued this policy.


     The allowance for loan losses was $3.7 million, $2.2 million, and $1.5 million at September 30, 1997, 1996, and 1995, respectively. The allowance for loan losses as a percentage of total loans decreased to .21% at fiscal year end 1997, as compared to .34% at fiscal year end 1996, and .32% at fiscal year end 1995. The decrease in the allowance as a percentage of total loans reflects the Company's recent charge-off history which shows net charge-offs (recoveries) as a percentage of average loans of .04%, (.12%) and .14% for 1997, 1996 and 1995, respectively. The increase in non-performing assets to $14.3 million as of September 30, 1997 from $7.8 million as of September 30, 1996 was due to increases in non-performing loans of $6.4 million which, as stated above, relates to the increase in total loans. Real estate owned declined from $1.5 million as of September 30, 1995 to $632,000 as of September 30, 1996, to $611,000 as of September 30, 1997. At September 30, 1997, $3.0 million, or 23.5%, of BankUnited's non-performing loans were secured by Southern California properties as compared to $2.8 million, or 43.4%, as of September 30, 1996, and $1.1 million, or 28.2% as of September 30, 1995.


     Effective October 1, 1995, BankUnited adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures ("SFAS No. 114"). There was no impact on the consolidated statement of operations upon implementation due to the composition of BankUnited's loan portfolio (primarily residential or collateral dependent loans) and BankUnited's policy for establishing the allowance for loan losses. The only impact to the consolidated statement of financial condition and to non-performing assets was to reclassify three loans totaling $522,000 previously classified as in substance foreclosures in real estate owned to non accrual loans. These loans were reclassified because BankUnited did not have possession of the collateral which, under SFAS No. 114, is required for a loan to be classified as real estate owned. SFAS No. 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. Loans collectively reviewed by BankUnited for impairment include all residential and consumer loans that are past due not more than 60 days. All other loans are reviewed based on specific criteria such as delinquency or other factors that may come to the attention of management. BankUnited's impaired loans within the scope of SFAS No. 114 include all non-performing loans.


     BankUnited's process for evaluating the adequacy of the allowance for loans losses has three basic elements: first is the identification of impaired loans; second is the establishment of an appropriate loan loss allowance once individual specific impaired loans are identified; and third is a methodology for establishing loan losses based on the inherent risk in the remainder of the loan portfolio, past loan loss experience, specific loans which could have loss potential, geographic and industry concentration, delinquency trends, economic conditions, the views of its regulators, and other relevant factors.


     The identification of impaired loans is achieved mainly through individual reviews of all loans 60 or more days past due. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral in accordance with SFAS No. 114.


     Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses resulting from changes in the fair value of an impaired loan's collateral are included in the provision for loan losses. Upon disposition of an impaired loan any related valuation allowance is removed from the allowance for loan losses. The allowance for loan losses is adjusted by additions charged to operations as a provision for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance.


     Management believes that the allowance for loan losses is adequate given the strength of BankUnited's collateral position and the attention given to loan review and classifications. There can be no assurance that additional provisions for loan losses will not be required in future periods.

     The following table sets forth information concerning the Company's non-performing assets for the periods indicated:

                                                                               SEPTEMBER 30,
                                                    --------------------------------------------------------------------
                                                     1997           1996          1995          1994          1993
                                                    ------------   -----------   -----------   -----------   -----------
                                                                           (DOLLARS IN THOUSANDS)
Non-accrual loans(1)  ...........................    $ 10,866       $ 4,939       $  3,496      $  3,918      $  4,225
Restructured loans(2) ...........................       1,888         1,457          1,070           533           569
Loans past due 90 days and still accruing  ......          --            --             92            --            --
                                                     --------       -------       --------      --------      --------
 Total non-performing loans   ..................       12,754         6,396          4,658         4,451         4,794
Non-accrual tax certificates   ..................         958           800            574            --            --
Real estate owned  ..............................         611           632          1,453         1,983         1,581
                                                     --------       -------       --------      --------      --------
Total non-performing assets .....................    $ 14,323       $ 7,828       $  6,685      $  6,434      $  6,375
                                                     ========       =======       ========      ========      ========
Allowance for losses on tax certificates   ......    $    697       $   614       $    569      $     85      $     --
Allowance for loan losses   .....................       3,693         2,158          1,469           841         1,184
                                                     --------       -------       --------      --------      --------
 Total allowance   ..............................    $  4,390       $ 2,772       $  2,038      $    926      $  1,184
                                                     ========       =======       ========      ========      ========
Non-performing assets as a percentage of
  total assets  .................................         .67%          .95%          1.10%         1.17%         1.46%
Non-performing loans as a percentage of
  total loans(4)   ..............................         .72%          .99%          1.02%         1.07%         1.54%
Allowance for loan losses as a percentage
  of total loans(4)   ...........................         .21%          .34%           .32%          .20%          .38%
Allowance for loan losses as a percentage
  of non-performing loans   .....................       28.96%        33.74%         31.54%        18.89%        24.70%
Net chargeoffs as a percentage of average
  total loans   .................................         .04%        ( .12%)          .14%          .42%          .08%

----------------
(1) Gross interest income that would have been recorded on non-accrual loans had they been current in accordance with original terms was $556,000, $217,000, $128,000, $52,000, and $295,000, for the years ended September
    30, 1997, 1996, 1995, 1994, and 1993, respectively. The amount of interest income on such non-accrual loans included in net income for years ended September 30, 1997, 1996, and 1995 was $369,000, $145,000, and $113,000,
    respectively.
(2) All restructured loans were accruing.

(3) In addition to the above, management has concerns as to the borrower's ability to comply with present repayment terms on $1,878,000 and $109,000 of accruing loans as of September 30, 1997 and 1996, respectively. Management estimates the loss, if any, on these loans will not be significant.

(4) Based on balances prior to deductions for allowance for loan losses.


     FEDERAL HOME LOAN BANK (FHLB) OVERNIGHT DEPOSITS. FHLB overnight deposits increased to $79.4 million at September 30, 1997 from $28.3 million at September 30, 1996 and $31.8 million at September 30, 1995. This increase is due to increased liquidity requirements caused by the growth in the balance sheet.


     TAX CERTIFICATES. BankUnited's investment in tax certificates increased $9.2 million, or 18.6%, to $49.3 million at September 30, 1997 from $40.1 million at September 30, 1996 and $39.5 million at September 30, 1995. The increase was primarily the result of $42.3 million in certificate purchases during fiscal 1997 which exceeded $33.0 million in certificate redemptions and repayments.


     INVESTMENTS. Investments held to maturity increased $14.5 million to $14.5 million as of September 30, 1997 as compared with $11,000 as of September 30, 1996 and $4.7 million as of September 30, 1995. Investments available for sale increased $3.5 million to $10.2 million as of September 30, 1997 as compared to $6.7 million as of September 30, 1996 and none as of September 30, 1995. The increase in both of these categories is primarily due to the investment in agency securities for liquidity purposes.

     MORTGAGE-BACKED SECURITIES. Mortgage-backed securities, held to maturity were $11.4 million, $14.7 million and $50.9 million at September 30, 1997, 1996 and 1995 respectively. In fiscal 1996 the Company's portfolio decreased $36.2 million, or 71.1%, primarily as a result of BankUnited's reclassifying $31.8 million of held-to-maturity mortgage-backed securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board which permitted a one-time reclassification. The reclassified securities had a market value of $916,000 in excess of their book value at the time of the transfer.


     BankUnited's available for sale mortgage-backed securities portfolio increased $53.4 million to $108.9 million as of September 30, 1997 from $55.5 million as of September 30, 1996, and $2.1 million as of September 30, 1995. In fiscal 1997, the increase was due to $18.7 million of securities acquired with Suncoast and purchases of $56.4 million, partially offset by maturities and pay downs of $21.7 million. In fiscal 1996, $31.8 million of the increase was due to the reclassification from held to maturity discussed above; $9.1 million of the increase was due to securities acquired with the Bank of Florida; and the remainder of the increase was due to purchases made during the 1996 fiscal year.


     OTHER INTEREST EARNING ASSETS. Other interest earning assets increased to $33.6 million at September 30, 1997 from $12.2 million as of September 30, 1996 and $12.3 million as of September 30, 1995. This category primarily represents stock in the FHLB which the Company is required to purchase as FHLB advances increase.


     OTHER ASSETS. From September 30, 1996 to September 30, 1997, Office properties and equipment, net, mortgage servicing rights, goodwill and prepaid and other assets increased by $4.8 million, $4.8 million, $11.8 million and $16.7 million, respectively. These increases all relate primarily to the acquisition of Suncoast.


     Since acquiring Suncoast, the Company sold its $292 million Ginnie Mae ("GNMA") mortgage servicing portfolio for $4.7 million and transferred its FDIC/RTC subservicing portfolio. No gain or loss was recorded on either of these transactions.


     DEPOSITS. Deposits increased by $689.8 million, or 136.3%, to $1.2 billion at September 30, 1997 from $506.1 million at September 30, 1996. Of this growth, $323.7 million was acquired with Suncoast; $96.6 million of the increase represents growth in former Suncoast branches since acquisition; $128.1 million represents growth in the four branches opened in the two years; and $22.0 million represents deposits from the State of Florida. Management believes this strong deposit growth was primarily attributable to BankUnited offering competitive interest rates and personalized service. BankUnited intends to open as many as eight branches in the 1998 fiscal year.


     FHLB ADVANCES. FHLB advances were $671.5 million at September 30, 1997, up $434.5 million from the $237.0 million at September 30, 1996. This increase was the result of FHLB advances being used to fund the purchase of residential loans as well as $26.5 million of advances assumed by BankUnited in connection with the acquisition of Suncoast.


     TRUST PREFERRED SECURITIES. In December 1996, BankUnited's subsidiary, BankUnited Capital, issued $50 million of Trust Preferred Securities; in March 1997, BankUnited Capital issued an additional $20 million of Trust Preferred Securities; and in June 1997, BankUnited's subsidiary, BankUnited Capital II, issued $46 million of Trust Preferred Securities. The net proceeds from the sales of the Trust Preferred Securities were $111 million. These funds may be used for general corporate purposes, including, but not limited to, acquisitions by either the Bank or the Company, capital contributions to support the Bank's growth and for working capital, and the possible repurchase of shares of the Company's preferred stock subject to acceptable market conditions. In the year ended September 30, 1997, BankUnited contributed $85 million of additional capital to the Bank.


     SUBORDINATED NOTES. On August 31, 1997, BankUnited called all outstanding subordinated notes totaling $774,500.

     STOCKHOLDERS' EQUITY. BankUnited's total stockholders' equity was $99.6 million at September 30, 1997, an increase of $30.5 million, or 44.1% from $69.1 million at September 30, 1996. This was due primarily to the issuance of 2,199,930 shares of Class A Common Stock and 920,000 shares of 8% Noncumulative Convertible Preferred Stock, Series 1996, in connection with the Suncoast acquisition. The estimated value of the stock issued to acquire Suncoast was $27.8 million.


     In February 1997, the holder of BankUnited's Series C and Series C-II classes of preferred stock exercised the right to convert both classes to Class A Common Stock at exchange ratios of 1.45475 shares of Class A Common Stock for each share of Series C preferred stock and 1.3225 shares of Class A Common Stock for each share of Series C-II preferred stock. BankUnited had previously exercised its right to call both classes of preferred stock. In July 1997, BankUnited began a tender offer to purchase any and all of its outstanding shares of 9% Preferred Stock at $10.25 per share. The offer expired on August 15, 1997, and BankUnited purchased 448,583 shares pursuant thereto. The number of shares remaining outstanding after the tender offer is 701,417 shares.


     In September 1997, the Company exercised its right to call all the outstanding shares of its 8% Non-cumulative Convertible Preferred Stock Series 1996, effective October 10, 1997. As a result 927,204 shares (387,709 shares as of September 30, 1997) converted to 1,548,410 Class A Common Stock at a ratio of 12/3 shares of common stock for each share of preferred. The remaining 5,696 shares of preferred shares were redeemed at $15 per share.


     In October 1997, the Company issued 3,680,000 shares of Class A Common Stock pursuant to a public stock offering. Net proceeds from the offering were approximately $43.9 million.


     LIQUIDITY AND CAPITAL RESOURCES. BankUnited's most significant sources of funds are deposits, FHLB advances, amortization and pre-payment of mortgage loans and securities, maturities of investment securities and other short term investments, and earnings and funds provided from operations. While FHLB advances, scheduled mortgage loan repayments and securities repayments are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions and competition. BankUnited manages the pricing of its deposits to maintain a desired balance. In addition, BankUnited invests excess funds in federal funds and other short-term interest-earning assets which provide liquidity to meet lending requirements.


     The Bank is required under applicable federal regulations to maintain specified levels of liquid investments in cash, United States government securities and other qualifying investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 5.0% of its net withdrawable accounts plus short-term borrowings, of which short-term liquid assets must consist of not less than 1.0%. As of September 30, 1997, the Bank had liquid assets and short-term liquid assets of 8.49% and 5.15%, respectively, which was in compliance with these requirements, and as of September 30, 1996, the Bank had liquid assets and short-term liquid assets of 6.75% and 3.80%, respectively. These applicable federal regulations were revised effective November 24, 1997, eliminating the 1.0% short-term liquid asset requirement and reducing the 5.0% liquid asset requirement to 4%.


     BankUnited's primary use of funds is to purchase or originate loans and to purchase mortgage-backed and investment securities. In fiscal 1997, 1996, and 1995, loans increased $1.1 billion, $193.0 million, and $40.1 million, respectively, and BankUnited purchased $77.8 million, $22.7 million, and $16.6 million, respectively, of mortgage-backed and investment securities. In addition, in 1995, BankUnited sold branches having $130.3 million of deposits. Funding for the above came primarily from increases in deposits of $689.8 million, $196.1 million and $92.6 million (exclusive of the branch sale) in 1997, 1996 and 1995, respectively, and increases in FHLB advances and other borrowings of $464.5 million in 1997, $52.7 million in 1996 and $83.6 million in 1995.


     Federal savings banks such as the Bank are also required to maintain capital at levels specified by applicable minimum capital ratios. At September 30, 1997, the Bank was in compliance with all capital requirements and met the definition of a "well capitalized" institution under applicable federal regulations.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996


     NET INCOME AFTER PREFERRED STOCK DIVIDENDS. BankUnited had net income after preferred stock dividends of $4.7 million for the year ended September 30, 1997, compared to net income after preferred stock dividends of $441,000 for the year ended September 30, 1996. All major categories of income and expense increased significantly in the year ended September 30, 1997 as compared to the year ended September 30, 1996 and reflect the significant growth BankUnited has experienced in the last year. A significant factor in such growth was the acquisition of Suncoast, which was completed on November 15, 1996. BankUnited's Consolidated Statement of Operations for the year ended September 30, 1997 reflects Suncoast's operations from the date of acquisition. Below is a more detailed discussion of each major category of income and expenses.


     NET INTEREST INCOME. Net interest income increased $13.9 million, or 78.8%, to $31.5 million for the year ended September 30, 1997 from $17.6 million for the year ended September 30, 1996. This increase was attributable to an increase in average interest-earning assets of $726.0 million, or 104.3%, to $1.4 billion for the year ended September 30, 1997 from $696.4 million for the year ended September 30, 1996. Approximately $350 million of the increase in average interest-earning assets for the year ended September 30, 1997 was a result of the acquisition of Suncoast. The remaining increase in average interest-earning assets is due primarily to loan purchases. The average yield on interest-earning assets increased 16 basis points to 7.65% for the year ended September 30, 1997, from 7.49% for the year ended September 30, 1996. The increase in average yield was attributable to an increase in the yield on loans receivable relating primarily to commercial real estate and construction loans acquired with Suncoast. Suncoast had a greater percentage of higher yielding commercial real estate and construction loans than the Bank.


     The increase in interest income of $56.6 million, or 108.8%, to $108.8 million for the year ended September 30, 1997 from $52.1 million for the year ended September 30, 1996, primarily reflects increases in interest and fees on loans of $53.3 million. The average yield on loans receivable increased to 7.78% for the year ended September 30, 1997 from 7.65% for the year ended September 30, 1996 and the average balance of loans receivable increased $676.9 million, or 125.3%, to $1.2 billion for the year ended September 30, 1997. Approximately $300 million of the increase in loans was due to the acquisition of Suncoast and, as stated above, the increase in the yield on loans was also attributed to Suncoast.


     The increase in interest expense of $41.3 million, or 119.4%, to $76.0 million for the year ended September 30, 1997 from $34.6 million for the year ended September 30, 1996 primarily reflects an increase in interest expense on interest-bearing deposits of $29.3 million, or 141.1%, from $20.8 million for the year ended September 30, 1996, to $50.1 million for the year ended September 30, 1997, an increase in interest expense on FHLB advances of $5 million from $13.8 million for the year ended September 30, 1996 to $18.8 million for the year ended September 30, 1997, and interest expense of $6.5 million on Trust Preferred Securities which were issued in fiscal 1997. This increase was due to an increase in average interest-bearing deposits of $557.8 million, or 137.2%, from $406.6 million for the year ended September 30, 1996 to $964.4 million for the year ended September 30, 1997. Approximately $250 million of this increase represents deposits acquired with Suncoast. The average rate paid on interest-bearing deposits increased 9 basis points from 5.11% for the year ended September 30, 1996 to 5.20% for the year ended September 30, 1997.


     PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended September 30, 1997 was $1.3 million as compared with a credit for loan losses of $120,000 for the year ended September 30, 1996. The credit in 1996 was due to a recovery of approximately $1 million as a result of a legal settlement relating to certain loans previously purchased. The provision for loan losses represents management's estimate of the charge to operations after reviewing the nature, volume, delinquency status, and inherent risk in the loan portfolio in relation to the allowance for loan losses. For a detailed discussion of BankUnited's asset quality and allowance for loan losses, see "--Description of Financial Condition Changes for the Years Ended September 30, 1997, 1996 and 1995--Credit Quality."

     NON-INTEREST INCOME. Non-interest income for the year ended September 30, 1997 was $4.1 million compared with $649,000 for the year ended September 30, 1996, an increase of $3.4 million. Of this increase, $1.6 million represents loan servicing fees (net of amortization of capitalized servicing rights) from operations acquired with Suncoast, and $819,000 represent gains on the sale of loans and mortgage backed securities. The remaining increase was primarily attributable to service fees on deposits reflecting the increase in the amount of deposits outstanding.


     NON-INTEREST EXPENSES. Operating expenses increased $8.9 million, or 63.5%, to $22.9 million for the year ended September 30, 1997 compared to $14.0 million for the year ended September 30, 1996. The increase in expenses was attributable to the growth BankUnited has experienced including the expenses of Suncoast's operations. The year ended September 30, 1996 included a one time assessment to replenish the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (FDIC) of $2.6 million.


     INCOME TAXES. The income tax provision was $5.0 million for the year ended September 30, 1997 compared to $1.7 million for the year ended September 30, 1996. The increase in income taxes was the result of BankUnited's higher pre-tax earnings during the year ended September 30, 1997, compared to the year ended September 30, 1996.


     PREFERRED STOCK DIVIDENDS. Preferred stock dividends for the year ended September 30, 1997 were $2.9 million, an increase of $745,000, as compared to $2.1 million for the year ended September 30, 1996. This increase is the result of dividends paid on the 8% Noncumulative Convertible Preferred Stock, Series 1996, issued in connection with the acquisition of Suncoast and retired in October, 1997, partially offset by the conversion of the Noncumulative Convertible Preferred Stock, Series C and C-II in February 1997.


COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1995


     NET INCOME. Net income before preferred stock dividends for fiscal 1996 was $2.6 million compared to $6.2 million in 1995. The decrease in net income was primarily attributable to the pretax gain recorded in the fourth quarter of fiscal 1995 of $9.3 million ($5.8 million after tax) from the sale of BankUnited's three branches on the west coast of Florida and the expense of a one-time special assessment by the SAIF of $2.6 million ($1.6 million after tax) in the fourth quarter of 1996. The SAIF special assessment became effective on September 30, 1996, in connection with the federal government's plan to recapitalize the SAIF. Many banks and thrifts were levied a 65.7 basis point charge against their SAIF deposit base to help meet the 1.25% mandated deposit reserve ratio. See "--Non-Interest Expenses" below.


     Primary earnings per share were $0.10 in 1996 compared to $1.77 in 1995. Fully diluted earnings per share totaled $0.10 in 1996 compared to $1.26 in 1995. There were no common share stock dividends declared in 1996 or 1995. In the fourth quarter of fiscal 1994 BankUnited suspended common stock dividends for the foreseeable future in order to use funds to support managed and controlled growth.


     NET INTEREST INCOME. Net interest income before provision for loan losses increased $4.4 million or 33.6% to $17.5 million in fiscal 1996 from $13.1 million in fiscal 1995. The increase was attributed to an increase in the average interest-earning assets of $148.6 million, or 27.1%, to $696.4 million in 1996 from $547.9 million in 1995, offset by a decline in the net interest rate spread of two basis points, to 2.10% for 1996 from 2.12% for 1995. Average interest-earning assets increased primarily because of purchases of loans which were funded by an increase in certificates of deposit. The average yield on interest-earning assets increased 29 basis points to 7.49% for 1996 from 7.20% for fiscal 1995, and the average cost of interest-bearing liabilities increased 31 basis points to 5.39% for 1996 from 5.08% for 1995.


     The increase in interest income of $12.7 million, or 32.2%, to $52.1 million for fiscal 1996 from $39.4 million for 1995 reflects increases in interest and fees on loans of $11.1 million or 36.9%. The average yield on loans increased to 7.65% for 1996 from 7.19% for 1995 and the average balance of loans receivable increased $120.8 million, or 28.8%, to $540.3 million for fiscal 1996. The increase in average loans receivable was primarily due to purchases of residential loans. In this regard BankUnited acquired $110.7 million of non-residential loans as part of the Suncoast acquisition subsequent to year end.


     The increase in interest expense of $8.3 million, or 31.6% to $34.6 million for fiscal 1996 from $26.3 million for 1995 primarily reflects an increase in interest on deposits of $2.9 million or 16.5% to $20.8 million for 1996, and an increase in interest on borrowings of $5.4 million, or 63.6%, to $13.8 million for 1996. The average cost of interest-bearing deposits increased 34 basis points to 5.12% in fiscal 1996 compared with 4.78% in fiscal 1995. The average cost of interest-bearing deposits increased primarily because higher rate certificates of deposit represent a greater percentage of interest-bearing liabilities. The average balance of interest-bearing deposits increased $32.9 million or 8.8% to $406.6 million for fiscal 1996. The average cost of borrowings remained relatively unchanged at 5.88% in fiscal 1996 versus 5.87% in fiscal 1995, however the average balance of borrowings increased $91.2 million, or 63.3% to $235.3 million for 1996. Borrowings increased in the fourth quarter of fiscal 1995 to replace deposits sold with BankUnited's branches on the west coast of Florida.


     PROVISIONS FOR LOAN LOSSES. In fiscal 1996, BankUnited recorded a credit for loan losses of $120,000 as compared to a provision of $1.2 million in fiscal 1995. The credit for loan losses recorded in fiscal 1996 was primarily due to a recovery of $1.0 million as a result of a legal settlement reached in October 1995 with a seller/servicer of loans from which BankUnited had previously purchased approximately $38.7 million of loans. BankUnited experienced unusually large losses on these purchased loans and as a result instituted a lawsuit against the seller for breach of warranty. Total charge offs in fiscal 1996 were $493,000 and recoveries were $1.1 million compared with charge offs of $594,000 and recoveries of $1,000 in fiscal 1995. (For a detailed discussion of BankUnited's asset quality and allowance for loan losses, see "--Description of Financial Condition Changes for the Years Ended September 30, 1997, 1996 and 1995--Credit Quality.")


     NON-INTEREST INCOME. Other income for fiscal 1996 was $0.6 million compared with $10.2 million in fiscal 1995. Fiscal 1995 included a gain of $9.3 million from the sale of BankUnited's branches on the west coast of Florida, a gain of $263,000 from the sale of $23.7 million of mortgage servicing rights and gains of $239,000 from the sale of loans and mortgage-backed securities. There were no significant gains or losses from the sale of assets in 1996.


     NON-INTEREST EXPENSES. Operating expenses increased $1.9 million or 15.7% to $14.0 million for fiscal 1996 compared to $12.1 million for fiscal 1995 primarily as a result of a $2.6 million ($1.6 million after tax) accrual for the one time SAIF special assessment. The SAIF special assessment was a 65.7 basis point charge on deposits that were insured by the SAIF of the FDIC on March 31, 1995.


     The reduction of operating expenses as a result of the sale of BankUnited's three branches on the west coast of Florida in July 1995 were substantially offset by the opening of three new branches in Palm Beach County on the east coast of Florida in fiscal 1996. Employee compensation and benefits increased $278,000 or 7.0% to $4.3 million in fiscal 1996 from $4.0 million in fiscal 1995. The increase primarily represents increased personnel resulting from BankUnited's growth.


     Insurance expense increased 251.5% due to the one time SAIF special assessment of $2.6 million.


     Expenses associated with real estate owned ("REO") decreased to $73,000 in fiscal 1996 from $559,000 in fiscal 1995, a decrease of $486,000. This decrease reflected net gains on the sale of REO of $178,000 in fiscal 1996, compared with net losses of $172,000 in fiscal 1995.


     Other operating expenses decreased $420,000 or 17.1%, to $2.0 million for fiscal 1996 from $2.4 million for fiscal 1995. The decrease primarily reflects a decrease in the provision for losses on tax certificates. In fiscal 1995, BankUnited recorded an additional provision on tax certificates previously purchased, which have not been redeemed and on which BankUnited elected not to seek tax deeds.

     INCOME TAX PROVISION. The income tax provision was $1.7 million for fiscal 1996 compared to $3.7 million for fiscal 1995. The difference primarily results from the difference in income before income taxes. The effective tax rate was 39.1% in 1996 and 37.5% in 1995.


     PREFERRED STOCK DIVIDENDS. Total preferred stock dividends were $2.1 million in fiscal 1996 compared to $2.2 million in fiscal 1995. This decrease was because BankUnited declared a special dividend in the fourth quarter of fiscal 1995 on the Series A and Series B Noncumulative Convertible Preferred Stock of $1.25 and $0.92 per share, respectively, payable in Class A Common Stock. The special dividend represented five quarters of unpaid dividends. Regular dividends were paid on all other classes of preferred stock for both fiscal 1996 and 1995.

SELECTED QUARTERLY FINANCIAL DATA


     Set forth below is selected quarterly data for the fiscal years ended September 30, 1997 and 1996.

                                                                                1997
                                                            --------------------------------------------
                                                             FIRST       SECOND      THIRD       FOURTH
                                                            QUARTER     QUARTER     QUARTER     QUARTER
                                                            ---------   ---------   ---------   --------
                                                                       (DOLLARS IN THOUSANDS)
Net interest income  ....................................     $7,076      $8,001      $8,842     $8,895
Provision for loan losses  ..............................        250         165         280        600
Non-interest income  ....................................        600       1,001         916      1,543
Non-interest expense ....................................      4,805       5,751       6,158      6,233
                                                             -------     -------     -------     ------
Income before taxes and preferred stock dividends  ......      2,621       3,086       3,320      3,605
Income taxes   ..........................................      1,022       1,243       1,329      1,439
                                                             -------     -------     -------     ------
Net income before preferred stock dividends  ............      1,599       1,843       1,991      2,166
Preferred stock dividends  ..............................        672         777         718        723
                                                             -------     -------     -------     ------
Net income applicable to common stock  ..................     $  927      $1,066      $1,273     $1,443
                                                             =======     =======     =======     ======
Primary earnings per share ..............................     $ 0.13      $ 0.12      $ 0.14     $ 0.15
                                                             =======     =======     =======     ======
Fully diluted earnings per share ........................     $ 0.13      $ 0.12      $ 0.14     $ 0.15
                                                             =======     =======     =======     ======

                                                                                         1996
                                                                   ------------------------------------------------
                                                                    FIRST       SECOND      THIRD       FOURTH
                                                                   QUARTER     QUARTER     QUARTER      QUARTER
                                                                   ---------   ---------   ---------   ------------
                                                                                (DOLLARS IN THOUSANDS)
Net interest income   ..........................................    $3,538       $3,758      $4,723     $ (5,491)
Provision (credit) for loan losses   ...........................      (300)          --          75          105
Non-interest income   ..........................................       158          129         198          164
Non-interest expense  ..........................................     2,528        2,764       3,006        5,738
                                                                    ------      -------     -------     --------
Income (loss) before taxes and preferred stock dividends  ......     1,468        1,123       1,840         (188)
Income taxes ...................................................       557          430         706          (36)
                                                                    ------      -------     -------     --------
Net income (loss) before preferred stock dividends  ............       911          693       1,134         (152)
Preferred stock dividends   ....................................       536          536         537          536
                                                                    ------      -------     -------     --------
Net income (loss) applicable to common stock  ..................    $  375       $  157      $  597     $   (688)
                                                                    ======      =======     =======     ========
Primary earnings (loss) per share ..............................    $ 0.16       $ 0.04      $ 0.10     $  (0.12)
                                                                    ======      =======     =======     ========
Fully diluted earnings (loss) per share ........................    $ 0.15       $ 0.04      $ 0.10     $  (0.12)
                                                                    ======      =======     =======     ========

     In the fourth quarter of 1996, the Company recorded an expense of $2.6 million for a one-time special assessment by the SAIF. The SAIF special assessment required by the FDIC became effective on September 30, 1996, in connection with the federal government's plan to recapitalize the SAIF.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.


     The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans, mortgage-backed securities, and investment securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Other than loans which are originated and held for sale, all of the financial instruments of the Company are for other than trading purposes.


     Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, the Company's interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments. The Company's exposure to interest rate risk is managed primarily through the Company's strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since the Company's primary source of interest-bearing liabilities is customer deposits, the Company's ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas in which the Company operates. Borrowings, which include FHLB Advances, short-term borrowings, and long-term borrowings, are generally structured with specific terms which in management's judgement, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, mitigate the Company's exposure to interest rate risk. The rates, terms and interest rate indices of the Company's interest-earning assets result primarily from the Company's strategy of investing in loans and securities (a substantial portion of which have adjustable-rate terms) which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities (see "Business--Factors Affecting Earnings--Asset and Liability Management" for a further discussion of rate sensitive assets, rate sensitive liabilities and net interest spread).


SIGNIFICANT ASSUMPTIONS UTILIZED IN MANAGING INTEREST RATE RISK


     Managing the Company's exposure to interest rate risk involves significant assumptions about the exercise of imbedded options and the relationship of various interest rate indices of certain financial instruments.


     IMBEDDED OPTIONS. A substantial portion of the Company's loans and mortgage-backed securities are residential mortgage loans containing significant imbedded options which permit the borrower to prepay the principal balance of the loan prior to maturity ("prepayments") without penalty. A loan's propensity for prepayment is dependent upon a number of factors, including, the current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed- and adjustable-rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Since a significant portion of the Company's loans are ARM loans, prepayments on such loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates making fixed-rate loans more desirable.


     Investment securities, other than those with early call provisions, generally do not have significant imbedded options and repay pursuant to specific terms until maturity. While savings and checking deposits generally may be withdrawn upon the customer's request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable resulting in a dependable and uninterruptible source of funds. Time deposits generally have early withdrawal penalties, while term FHLB Advances have prepayment penalties, which discourage customer withdrawal of time deposits and prepayment of FHLB Advances prior to maturity.


     INTEREST RATE INDICES. The Company's ARM loans and mortgage-backed securities are primarily indexed to the One Year Constant Maturity Treasury Index or COFI (see "Business--Lending Activities"). When such loans and mortgage-backed securities are funded by interest-bearing liabilities which are determined by other indices, primarily deposits and FHLB Advances, a changing interest rate environment may result in different levels of change in the different indices leading to disproportionate changes in the value of, and the net earnings generated from, the Company's financial instruments. Each index is unique and is influenced by different external factors, therefore, the historical relationships in various indices may not necessarily be indicative of the actual change which may result in a changing interest rate environment.



INTEREST RATE RISK MEASUREMENT


     In addition to periodic gap reports (see "Business--Factors Affecting Earnings--Asset and Liability Management") comparing the sensitivity of interest-earning assets and interest-bearing liabilities to changes in interest rates, management also utilizes a quarterly report ("model") prepared for the Bank by the OTS based on information provided by the Bank which measures the Bank's exposure to interest rate risk. The model calculates the present value of assets, liabilities, off-balance sheet financial instruments, and equity at current interest rates, and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of financial instrument is calculated by the model using estimated cash flows based on weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date.

     The following table reflects the estimated present value of interest-earning assets, interest-bearing liabilities, and off-balance sheet financial instruments as calculated by the OTS for the Bank as of September 30, 1997, consolidated with the estimated present values of other financial instruments of the Company, at current interest rates and at hypothetical higher and lower interest rates of one and two percent.



                                                                       AT SEPTEMBER 30, 1997
                                              ------------------------------------------------------------------------
                                                                           PRESENT VALUE
                                              ------------------------------------------------------------------------
                                                 -2%           -1%         CURRENT         +1%             +2%
                                              ------------  ------------  ------------  --------------  --------------
Interest-earning assets:
 Investments, tax certificates, Federal
   funds sold, FHLB overnight deposits
   and other interest earning assets,
   at cost  ................................. $  191,067    $  189,499    $  187,074     $  186,141      $  184,475
 Mortgage-backed securities   ...............    127,699       124,954       120,211        114,403         108,636
 Loans:
  Adjustable-rate mortgages   ...............  1,402,745     1,392,526     1,378,638      1,359,515       1,334,774
  Fixed-rate mortgages  .....................    450,068       442,009       426,906        407,384         387,172
  Commercial and consumer loans  ............     12,771        12,689        12,608         12,533          12,455
                                              ----------    ----------    ----------     ----------      ----------
   Total loans ..............................  1,865,584     1,847,224     1,818,152      1,779,432       1,734,401
                                              ----------    ----------    ----------     ----------      ----------
   Total interest-earning assets ............ $2,184,350    $2,161,677    $2,125,437     $2,079,976      $2,027,512
                                              ==========    ==========    ==========     ==========      ==========
Interest-bearing liabilities:
 Customer deposits:
  Money market and NOW accounts  ............ $   99,357    $   99,357    $   99,357     $   99,357      $   99,357
  Passbook accounts  ........................    160,431       160,431       160,431        160,431         160,431
  Certificate accounts  .....................    950,266       944,105       938,083        932,140         926,336
                                              ----------    ----------    ----------     ----------      ----------
   Total customer deposits ..................  1,210,054     1,203,893     1,197,871      1,191,928       1,186,124
 Borrowings:
  FHLB advances   ...........................    678,664       676,676       674,705        672,752         670,815
  Trust preferred ...........................    142,791       129,923       119,010        109,035         100,538
  Other borrowings   ........................     30,000        30,000        30,000         30,000          30,000
                                              ----------    ----------    ----------     ----------      ----------
   Total borrowings  ........................    851,455       836,599       823,715        811,787         801,353
                                              ----------    ----------    ----------     ----------      ----------
   Total interest-bearing liabilities  ...... $2,061,509    $2,040,492    $2,021,586     $2,003,715      $1,987,477
                                              ==========    ==========    ==========     ==========      ==========
Loan commitments  ........................... $   30,219    $   20,174    $    7,371     $   (8,716)     $  (28,481)
                                              ==========    ==========    ==========     ==========      ==========

     The calculations of present value have certain shortcomings. The discount rates utilized for loans and mortgage-backed securities are based on estimated market interest rate levels for similar loans and securities nationwide, with prepayment levels generally assumed based on global statistics. The unique characteristics of the Company's loans and mortgage-backed securities may not necessarily parallel those assumed in the model, and therefore, would likely result in different discount rates, prepayment experiences, and present values. The discount rates utilized for deposits and borrowings are based upon available alternative types and sources of funds which are not necessarily indicative of the present value of deposits and FHLB Advances since such deposits and Advances are unique to, and have certain price and customer relationship advantages for, depository institutions. The present values are determined based on the discounted cash flows over the remaining estimated lives of the financial instruments and assumes that the resulting cash flows are reinvested in financial instruments with virtually identical terms. The total measurement of the Company's exposure to interest rate risk as presented in the above table may not be representative of the actual values which might result from a higher or lower interest rate environment. A higher or lower interest rate environment will most likely result in different investment and borrowing strategies by the Company designed to further mitigate the effect on the value of, and the net earnings generated from, the Company's net assets from any change in interest rates.


     NET PORTFOLIO VALUE. The OTS adopted a final rule in August of 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules (see "Regulation"). The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. An institution's NPV is calculated as the net discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR component is measured as the change in the ratio of NPV to the net present value of total assets as a result of a hypothetical 200 basis point change in market interest rates. A resulting decline in this ratio of more than 2% of the estimated present value of an institution's total assets prior to the hypothetical 200 basis point change will require the institution to deduct from its regulatory capital 50% of that excess decline. Implementation of the rule has been postponed indefinitely.


     The following table presents the Bank's ratio of NPV to the present value of total assets as of September 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Company.



 CHANGE IN INTEREST RATES                                           RATIO OF NPV
     IN BASIS POINTS                      PRESENT VALUE OF     TO THE PRESENT VALUE OF
       (RATE SHOCK)            NPV          TOTAL ASSETS            TOTAL ASSETS           CHANGE
--------------------------   ----------   ------------------   ------------------------   ----------
                                       (DOLLARS IN THOUSANDS)
                +200         $114,075         $2,061,248                 5.53%              (4.46)%
                +100          169,500          2,104,648                 8.05               (1.94)
               Static         214,066          2,141,024                10.00                  --
                -100          244,597          2,166,744                11.29                1.29
                -200          265,113          2,185,364                12.13                2.13

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.


     In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                        BANKUNITED FINANCIAL CORPORATION


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           -
Report of Independent Certified Public Accountants   ..................   55

Consolidated Statements of Financial Condition as of September 30, 1997
 and September 30, 1996   .............................................   56

Consolidated Statements of Operations for the Years Ended
 September 30, 1997, 1996 and 1995 ....................................   57

Consolidated Statements of Stockholders' Equity for the Years Ended
 September 30, 1997, 1996 and 1995 ....................................   58

Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1997, 1996 and 1995 ....................................   60

Notes to Consolidated Financial Statements  ...........................   62

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of BankUnited Financial Corporation:



     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of BankUnited Financial Corporation and its subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP


Miami, Florida
November 12, 1997

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                              FOR THE YEARS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                           -------------------------
                                                                                              1997        1996
                                                                                           ------------ ------------
                                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Cash  ....................................................................................  $   10,571   $  5,483
Federal Home Loan Bank overnight deposits ................................................      79,413     28,253
Federal funds sold   .....................................................................          --        400
Tax certificates, (net of reserves of $697 and $614 at September 30, 1997 and 1996,
 respectively) ...........................................................................      49,283     40,088
Investments held to maturity (market value of approximately $14,613 and $11 at
 September 30, 1997 and 1996, respectively)  .............................................      14,494         11
Investments available for sale, at market ................................................      10,166      6,685
Mortgage-backed securities, held to maturity (market value of approximately $11,292 and
 $14,274 at September 30, 1997 and 1996, respectively)....................................      11,352     14,698
Mortgage-backed securities available for sale, at market .................................     108,919     55,467
Loans receivable, net   ..................................................................   1,661,381    646,385
Mortgage loans held for sale (market value of approximately $105,980 at September 30,          104,342         --
  1997)  .
Other interest earning assets ............................................................      33,599     12,225
Office properties and equipment, net   ...................................................       7,371      2,608
Real estate owned, net  ..................................................................         611        632
Accrued interest receivable   ............................................................      16,261      7,023
Mortgage servicing rights  ...............................................................       4,783         --
Goodwill .................................................................................      14,278      2,457
Prepaid expenses and other assets   ......................................................      18,582      1,945
                                                                                            ----------   --------
  Total assets ...........................................................................  $2,145,406   $824,360
                                                                                            ==========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits   ..............................................................................  $1,195,892   $506,106
 Securities sold under agreements to repurchase ..........................................      30,000         --
 Advances from Federal Home Loan Bank  ...................................................     671,484    237,000
 Company obligated mandatorily redeemable trust preferred securities of subsidiary trust
   holding solely junior subordinated deferrable interest debentures of the Company ......     116,000         --
 Subordinated notes  .....................................................................          --        775
 Interest payable (primarily on deposits and advances from Federal Home Loan Bank)  ......       3,844      1,244
 Advance payments by borrowers for taxes and insurance   .................................      10,688      4,292
 Accrued expenses and other liabilities   ................................................      17,853      5,832
                                                                                            ----------   --------
  Total liabilities  .....................................................................   2,045,761    755,249
                                                                                            ----------   --------
Commitments and contingencies (Notes 7 and 16)
Stockholders' equity:
 Preferred stock, Series B, 1993 and 1996, $0.01 par value. Authorized shares--10,000,000;
   issued and outstanding shares--2,175,296 and 2,664,547 at September 30, 1997 and 1996,
   respectively   ........................................................................          22         27
 Class A Common Stock, $.01 par value. Authorized shares--30,000,000; issued and
   outstanding shares--9,257,098 and 5,454,201 at September 30, 1997 and 1996,                      92         54
  respectively  .
 Class B Common Stock, $.01 par value. Authorized shares--3,000,000; issued and
   outstanding shares--275,685 and 251,515 at September 30, 1997 and 1996, respectively              3          3
Additional paid-in capital ...............................................................      86,679     62,055
Retained earnings ........................................................................      11,988      7,279
Net unrealized gains (losses) on securities available for sale, net of tax ...............         861       (307)
                                                                                            ----------   --------
  Total stockholders' equity  ............................................................      99,645     69,111
                                                                                            ----------   --------
  Total liabilities and stockholders' equity .............................................  $2,145,406   $824,360
                                                                                            ==========   ========

                  See accompanying notes to consolidated financial statements.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                 FOR THE YEARS ENDED
                                                                                    SEPTEMBER 30:
                                                                        --------------------------------------
                                                                          1997         1996            1995
                                                                        ----------   --------------   --------
                                                                                (DOLLARS IN THOUSANDS,
                                                                              EXCEPT EARNINGS PER SHARE)
Interest income:
 Interest and fees on loans   .......................................   $ 94,655       $ 41,313        $30,171
 Interest on mortgage-backed securities   ...........................      7,035         4,250           4,093
 Interest on short-term investments .................................      1,613         2,359           1,491
 Interest and dividends on long-term investments and other
   interest-earning assets ..........................................      5,471         4,210           3,664
----------------------------------------------------------------------  --------       --------        -------
  Total interest income .............................................    108,774        52,132          39,419
                                                                        --------       --------        -------
Interest expense:
 Interest on deposits   .............................................     50,136        20,791          17,849
 Interest on borrowings .............................................     19,351        13,831           8,456
 Preferred dividends of Trust Subsidiary  ...........................      6,473            --              --
                                                                        --------       --------        -------
  Total interest expense   ..........................................     75,960        34,622          26,305
                                                                        --------       --------        -------
 Net interest income before provision (credit) for loan
   losses   .........................................................     32,814        17,510          13,114
Provision (credit) for loan losses  .................................      1,295          (120)          1,221
                                                                        --------       --------        -------
 Net interest income after provision (credit) for loan losses  ......     31,519        17,630          11,893
                                                                        --------       --------        -------
Non-interest income:
 Service fees  ......................................................      2,993           597             423
 Gain on sale of loans and mortgage-backed securities ...............        819             5             239
 Gain (loss) on sale of other assets   ..............................          1              (6)        9,569
 Other   ............................................................        247            53               6
                                                                        --------       ---------       -------
  Total non-interest income   .......................................      4,060           649          10,237
                                                                        --------       ---------       -------
Non-interest expenses:
 Employee compensation and benefits .................................      8,880         4,275           3,997
 Occupancy and equipment   ..........................................      3,568         1,801           1,727
 Insurance  .........................................................        948         3,610           1,027
 Professional fees--legal and accounting  ...........................      1,605           929           1,269
 Data processing  ...................................................        992           340             356
 Loan servicing expense .............................................      1,796           979             765
 Real estate owned operations .......................................        301            73             559
 Other operating expenses  ..........................................      4,875         2,029           2,449
                                                                        --------       ---------       -------
  Total non-interest expenses .......................................     22,947        14,036          12,149
                                                                        --------       ---------       -------
  Income before income taxes and preferred stock
     dividends ......................................................     12,632         4,243           9,981
Income taxes   ......................................................      5,033         1,657           3,741
                                                                        --------       ---------       -------
  Net Income before preferred stock dividends   .....................      7,599         2,586           6,240
Preferred stock dividends of the Company  ...........................      2,890         2,145           2,210
                                                                        --------       ---------       -------
  Net income after preferred stock dividends ........................   $  4,709       $   441         $ 4,030
                                                                        ========       =========       =======
Primary earnings per share ..........................................   $   0.54       $  0.10         $  1.77
                                                                        ========       =========       =======
Fully diluted earnings per share ....................................   $   0.54       $  0.10         $  1.26
                                                                        ========       =========       =======

                 See accompanying notes to consolidated financial statements.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                       CLASS A              CLASS B
                                            PREFERRED STOCK          COMMON STOCK         COMMON STOCK
                                        ------------------------ -------------------- --------------------
                                          SHARES      AMOUNT      SHARES     AMOUNT    SHARES     AMOUNT
                                        ------------- ---------- ----------- -------- ----------- --------
Balance at September 30, 1994 .........  2,679,107     $  27      1,787,018    $18     214,834      $ 2
 Issuance of Class A and Class B
  Common Stock ........................         --        --         22,418     --      18,232       --
 Conversion of Class B Common
  Stock to Class A Common
  Stock  ..............................         --        --            742     --        (742)      --
 Payment of dividends on
  Company's preferred stock   .........         --        --         24,992     --          --       --
 Net unrealized gain on
  investments available for sale       .        --        --             --     --          --       --
 Net income for the year ended
  September 30, 1995 ..................         --        --             --     --          --       --
                                         ---------     -----      ---------    ---     -------      ---
Balance at September 30, 1995 .........  2,679,107        27      1,835,170     18     232,324        2
 Conversion of Preferred Stock
  to Common Stock Class A  ............    (14,560)       --         21,340     --          --       --
 Issuance of Class A and Class B
  Common Stock ........................         --        --         25,210     --      19,191        1
 Underwritten public offering of
  the Company's Common
  Class A, net ........................         --        --      3,565,000     36          --       --
 Payment of dividends on the
  Company's Preferred Stock   .........         --        --          7,481     --          --       --
 Net change in unrealized loss on
  investments available for sale       .        --        --             --     --          --       --
 Net income for the year ended
  September 30, 1996 ..................         --        --             --     --          --       --
                                         ---------     -----      ---------    ---     -------      ---
Balance at September 30, 1996 .........  2,664,547        27      5,454,201     54     251,515        3
 Issuance of Class A and Class B
  Common Stock ........................         --        --         40,357     --      24,423       --
 Conversion of Preferred Stock
  to Common Class A  ..................   (973,568)      (10)     1,470,359     13          --       --
 Conversion of Common Class B
  to Common Class A  ..................         --        --            253     --        (253)      --
 Preferred Stock, Series 9%
  tender offer ........................   (448,583)         (4)          --     --          --       --
 Issuance of Stock in connection
  with the Suncoast acquisition        .   920,000         9      2,199,730     22          --       --
 Stock options and warrants
  exercised ...........................     12,900        --         89,004     --          --       --
 Payments of dividends on the
  Company's Preferred Stock   .........         --        --          3,194      3          --       --
 Net change in unrealized loss on
  investments available for sale       .        --        --             --     --          --       --
 Net income for the year ended
  September 30, 1997 ..................         --        --             --     --          --       --
                                         ---------     -------    ---------    ---     -------      ---
Balance at September 30, 1997 .........  2,175,296     $  22      9,257,098    $92     275,685      $ 3
                                         =========     =======    =========    ===     =======      ===



                                                                 UNREALIZED
                                                                  GAIN ON
                                                                 SECURITIES
                                                                  AVAILABLE      TOTAL
                                         PAID-IN      RETAINED    FOR SALE,  STOCKHOLDERS'
                                         CAPITAL      EARNINGS   NET OF TAX     EQUITY
                                        ------------- ---------- ----------- --------------
Balance at September 30, 1994 .........   $38,413     $ 2,808     $    --      $ 41,268
 Issuance of Class A and Class B
  Common Stock ........................       222          --          --           222
 Conversion of Class B Common
  Stock to Class A Common
  Stock  ..............................        --          --          --            --
 Payment of dividends on
  Company's preferred stock   .........       200      (2,210)         --        (2,010)
 Net unrealized gain on
  investments available for sale       .       --          --          25            25
 Net income for the year ended
  September 30, 1995 ..................        --       6,240          --         6,240
                                          --------    -------     -------      --------
Balance at September 30, 1995 .........    38,835       6,838          25        45,745
 Conversion of Preferred Stock
  to Common Stock Class A  ............        --          --          --            --
 Issuance of Class A and Class B
  Common Stock ........................       330          --          --           331
 Underwritten public offering of
  the Company's Common
  Class A, net ........................    22,831          --          --        22,867
 Payment of dividends on the
  Company's Preferred Stock   .........        59      (2,145)         --        (2,086)
 Net change in unrealized loss on
  investments available for sale       .       --          --        (332)         (332)
 Net income for the year ended
  September 30, 1996 ..................        --       2,586          --         2,586
                                          --------    -------     -------      --------
Balance at September 30, 1996 .........    62,055       7,279        (307)       69,111
 Issuance of Class A and Class B
  Common Stock ........................       501          --          --           501
 Conversion of Preferred Stock
  to Common Class A  ..................          (3)       --          --            --
 Conversion of Common Class B
  to Common Class A  ..................        --          --          --            --
 Preferred Stock, Series 9%
  tender offer ........................    (4,481)         --          --        (4,485)
 Issuance of Stock in connection
  with the Suncoast acquisition        .   27,781          --          --        27,812
 Stock options and warrants
  exercised ...........................       794          --          --           794
 Payments of dividends on the
  Company's Preferred Stock   .........        32      (2,890)         --        (2,855)
 Net change in unrealized loss on
  investments available for sale       .       --          --       1,168         1,168
 Net income for the year ended
  September 30, 1997 ..................        --       7,599          --         7,599
                                          ---------   -------     -------      --------
Balance at September 30, 1997 .........   $86,679     $11,988     $   861      $ 99,645
                                          =========   =======     =======      ========

                                                        (CONTINUED ON NEXT PAGE)

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995


     The beginning balance at September 30, 1994 of each series of the
                    Company's preferred stock were as follows:


                          SHARES     AMOUNT
                         ----------- -------
     Series A  .........     55,000    $ 1
     Series B  .........    142,378      2
     Series C  .........    363,636      4
     Series C-II  ......    222,223      2
     Series 1993  ......    745,870      7
     Series 9% .........  1,150,000     11
                          ---------    ---
       Total   .........  2,679,107    $27
                          =========    ===

     The ending balance at September 30, 1997 of Preferred Stock were as follows:


                          SHARES     AMOUNT
                         ----------- -------
     Series B  .........    183,818    $ 2
     Series 1993  ......    744,870      7
     Series 9% .........    701,417      8
     Series 1996  ......    545,191      5
                            -------    ---
       Total   .........  2,175,296    $22
                          =========    ===

     Effective September 30, 1995, the Series A Preferred Stock was exchanged for Series B Preferred Stock.




























                  See accompanying notes to consolidated financial statements.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                       FOR THE YEARS ENDED
                                                                                          SEPTEMBER 30,
                                                                          ----------------------------------------------
                                                                            1997             1996             1995
                                                                          ------------   ---------------   -------------
                                                                                      (DOLLARS IN THOUSANDS)
 Cash flows from operating activities:
 Net income   .........................................................   $   7,599        $   2,586        $  6,240
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Provision (credit) for loan losses  .................................       1,295             (120)          1,221
  Provision for losses on tax certificates  ...........................          84               76             484
  Depreciation and amortization .......................................       1,320              674             526
  Amortization of discounts and premiums on investments ...............          38               20               3
  Amortization of discounts and premiums on
    mortgage-backed securities  .......................................         101              144              84
  Amortization of goodwill   ..........................................         683               --              --
  Amortization of discounts and premiums on loans .....................        (570)          (2,332)           (784)
  Amortization of loan servicing assets  ..............................         931               --              --
  Loans originated for sale  ..........................................     (28,467)          (4,141)         (2,376)
  Increase in accrued interest receivable   ...........................      (6,285)          (1,239)           (320)
  Increase in interest payable on deposits and FHLB advances  .........       1,142               31             685
  Increase (decrease) in accrued expenses   ...........................       3,312              213             (68)
  Increase (decrease) in accrued taxes   ..............................         792           (2,960)          3,065
  Increase (decrease) in deferred taxes  ..............................      (1,854)            (469)             33
  Increase (decrease) in other liabilities  ...........................     (22,130)           2,841           1,763
  (Increase) decrease in prepaid expenses and other assets ............      (1,635)            (224)            566
  Gain on sales of mortgage-backed securities  ........................        (185)              --            (231)
  Proceeds from sale of loans   .......................................      39,890            4,362           2,456
  Proceeds from sale of loan servicing assets  ........................       4,215               --             265
  Recovery on loans ...................................................          69            1,119               1
  (Gain) loss on sales of loans .......................................          44                 (5)             (8)
  (Gain) loss on real estate owned operations  ........................         236             (185)             94
  (Gain) on sales of tax certificates .................................          --               --                (3)
  (Gain) loss on sale of other assets .................................          --                7              --
  Gain on sale of loan servicing rights  ..............................          --               --            (265)
  Gain on sale of branches   ..........................................          --               --          (9,304)
                                                                          ---------        -----------      ----------
   Net cash provided by (used in) operating activities  ...............         625              398           4,127
                                                                          ---------        -----------      ----------
 Cash flows from investing activities:
  Net increase in loans   .............................................    (792,501)        (185,457)        (44,744)
  Proceeds from sale of real estate owned   ...........................       2,257            2,661           4,607
  Purchase of investment securities   .................................     (22,144)          (3,510)         (4,675)
  Purchase of mortgage-backed securities ..............................     (56,499)         (19,228)        (11,931)
  Purchases of other earning assets   .................................     (32,300)            (650)         (9,580)
  Proceeds from repayments of investment securities  ..................       4,051            5,675           2,000
  Proceeds from repayments of mortgage-backed securities   ............      19,345           10,523           6,326
  Proceeds from repayments of other earning assets   ..................      14,176              750           5,125
  Proceeds from sales of investment securities ........................         126            2,097              --
  Proceeds from sale of mortgage-backed securities   ..................       7,653               --           9,947
  Purchases of office properties and equipment ........................      (1,980)          (1,170)           (742)
  Sales of premises and equipment  ....................................       1,364               --              --
  Net decrease (increase) in tax certificates  ........................      (9,278)            (620)          2,587
  Purchase of Bank of Florida, net of acquired cash equivalents  ......          --            1,521              --
  Cash and cash equivalents of Suncoast at date of acquisition   ......      32,803               --              --
                                                                          ---------        -----------      ----------
   Net cash used in investing activities ..............................    (832,927)        (187,408)        (41,080)
                                                                          ---------        -----------      ----------

                                                       (CONTINUED ON NEXT PAGE)

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                                   FOR THE YEARS ENDED
                                                                                      SEPTEMBER 30,
                                                                       -------------------------------------------
                                                                         1997           1996           1995
                                                                       ------------   ------------   -------------
                                                                                 (DOLLARS IN THOUSANDS)
Cash flows from financing activities:
 Net increase in deposits ..........................................    $366,049       $168,744       $   92,555
 Net (decrease) in deposits from sale of branches ..................          --             --         (130,276)
 Net (decrease) increase in Federal Home Loan Bank advances   ......     382,984         (4,000)         105,000
 Net (decrease) increase in other borrowings   .....................      30,000             --          (21,400)
 Decrease in subordinated notes ....................................        (775)            --               --
 Premium on sale of branches .......................................          --             --            9,304
 Net proceeds from issuance of trust preferred securities  .........     111,456             --               --
 Net proceeds from issuance of common stock ........................       1,329         23,198              222
 Preferred Stock, Series 9% tender offer ...........................      (4,486)            --               --
 Dividends paid on the Company's preferred stock  ..................      (2,890)        (2,086)          (2,010)
 Increase in advances from borrowers for taxes and insurance  ......       4,483            560            1,526
                                                                        --------       --------       ----------
  Net cash provided by financing activities ........................     888,150        186,416           54,921
                                                                        --------       --------       ----------
 Increase (decrease) in cash and cash equivalents ..................      55,848           (594)          17,968
 Cash and cash equivalents at beginning of year   ..................      34,136         34,730           16,762
                                                                        --------       --------       ----------
 Cash and cash equivalents at end of year   ........................    $ 89,984       $ 34,136       $   34,730
                                                                        ========       ========       ==========
Supplemental Disclosures:
 Interest paid on deposits and borrowings   ........................    $ 73,385       $ 34,547       $   25,617
                                                                        ========       ========       ==========
 Income taxes paid  ................................................    $  3,390       $  4,626       $      676
                                                                        ========       ========       ==========
 Transfers from loans to real estate owned  ........................    $  2,296       $  1,154       $    1,182
                                                                        ========       ========       ==========
 Transfer of mortgage-backed securities from held to maturity to
   available for sale  .............................................    $     --       $ 31,780       $       --
                                                                        ========       ========       ==========

          See accompanying notes to consolidated financial statements.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The accounting and reporting policies of BankUnited Financial Corporation (the "Company") and subsidiaries conform to generally accepted accounting principles and to general practices within the savings and loan industry. Presented below is a description of the Company and its principal accounting policies.


(A) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its subsidiaries, including BankUnited, FSB (the "Bank"). The Bank provides a full range of banking services to individual and corporate customers through its branches in South Florida. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. All significant intercompany transactions and balances have been eliminated.


     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and operations for the period.


     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the allowance for losses on tax certificates, the valuation of mortgage servicing rights, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for properties.


(B) MORTGAGE-BACKED SECURITIES AND INVESTMENTS


     Mortgage-backed securities and other investments available for sale are carried at fair value (market value), inclusive of unrealized gains and losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are reflected as a separate component of stockholders' equity, net of applicable deferred taxes.


     Mortgage-backed securities and investments held to maturity are carried at amortized cost. Mortgage-backed securities and investment securities that the Company has the positive intent and ability to hold to maturity are designated as held-to-maturity securities.


     Gain or losses on sales of mortgage securities and investments are recognized on the specific identification basis.


     Tax certificates are considered investments held to maturity and, accordingly, are carried at cost less a valuation allowance. Interest is accrued on tax certificates until payoff or until it appears uncollectible. When deemed uncollectible, accrued but uncollected interest is reversed. Applicable law permits application for tax deeds to be applied for two years after the effective date of the acquisition of the tax certificate. Tax deeds applied for are carried at the cost of the tax certificates, adjusted for accrued interest. Tax deeds applied for carry an annual interest rate of 18%.


(C) ALLOWANCE FOR LOAN LOSSES


     A provision for losses on loans is charged to operations when, in management's opinion, the collectibility of the balances is doubtful and the carrying value is greater than the estimated net

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

realizable value of the collateral. The provision is based upon a review of the nature, volume, delinquency status and inherent risk of the loan portfolio in relation to the allowance for loan losses.


     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.


     The Company's non-accrual policy provides that all loans are placed on non-accrual status when they are 90 days past due as to either principal or interest, unless the loan is fully secured and in the process of collection. Loans are returned to accrual status when they become less than 90 days delinquent.


     Payments received on impaired loans are generally applied to principal and interest based on contractual terms. See Note 6 for information regarding the Company's adoption of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan."


(D) LOANS RECEIVABLE


     Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. Loans held for sale are recorded at the lower of cost or market, determined in the aggregate. In determining cost, deferred loan origination fees and costs are adjusted to the principal balances of the related loans.


(E) LOAN-ORIGINATION FEES, COMMITMENT FEES AND RELATED COSTS


     Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience. Commitment fees and costs relating to commitments, of which the likelihood of exercise is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.


(F) OTHER INTEREST EARNING ASSETS


     Other interest earning assets includes Federal Home Loan Bank of Atlanta stock and an equity investment in the Community Reinvestment Group. The fair value is estimated to be the carrying value which is par.


(G) OFFICE PROPERTIES AND EQUIPMENT


     Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the estimated service lives of the assets for furniture,

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

fixtures and equipment (7 to 10 years), and computer equipment and software (3 to 5 years), or with leases, the term of the lease or the useful life (10 years), whichever is shorter. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized.


(H) ACCRUED INTEREST RECEIVABLE


     Recognition of interest on the accrual method is generally discontinued when interest or principal payments are greater than 90 days in arrears, unless the loan is well secured and in the process of collection. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period.


(I) REAL ESTATE OWNED


     Property acquired through foreclosure, deeds in lieu of foreclosures, or loans judged to be in-substance foreclosures are recorded at the lower of the related principal balance at foreclosure or estimated fair value less estimated costs to sell the property. Any excess of the loan balance over the net realizable value is charged to the allowance for loan losses when the property is classified as real estate owned. The net realizable value is reviewed periodically and, when necessary, any decline in the value of the real estate is charged to expense. Significant property improvements which enhance the salability of the property are capitalized to the extent that the carrying values do not exceed their estimated realizable values. Maintenance and carrying costs on the property are charged to operations as incurred.


(J) GOODWILL


     Goodwill is amortized on a straight-line basis over its estimated beneficial life of 10 to 25 years.


(K) INCOME TAXES


     The Company and its subsidiaries file consolidated income tax returns. Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The Company accounts for income taxes utilizing the liability method, which applies the enacted statutory rates in effect at the statement of financial condition date to differences between the book and tax bases of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.


(L) EARNINGS PER SHARE


     Primary earnings per common and common equivalent share is computed on a weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents include the dilutive effect of stock options using the treasury stock method. The weighted average number of common share equivalents assumed outstanding for the years ended September 30, 1997, 1996 and 1995 were 8,680,000, 4,559,000, and 2,296,000, respectively. Earnings per common share, assuming full dilution, assume the maximum dilutive effect of the average number of shares from stock options and the conversion equivalents of preferred stocks. The weighted average number of fully

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

diluted common shares outstanding during the years ended September 30, 1997, 1996 and 1995 were 9,031,000, 4,559,000 and 4,159,000, respectively. Stock dividends have been included in the calculation of earnings per share for all years presented.

(M) STOCK OPTIONS

     At the time stock options are granted to employees and directors, no accounting entries are made, as the options are granted at the fair market value of the Company's common stock. The proceeds from the exercise of options are credited to common stock for the par value of the shares issued, and the excess, net of any tax benefit, is credited to paid-in capital. (See Note 14.)

(N) IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in December 1996, the FASB issued a related Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125" (collectively "Statement No. 125"). Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. Portions of Statement No. 125 were effective for transactions entered into after December 31, 1996 with the remaining portions effective for transactions entered into after December 31, 1997. The impact of adopting Statement No. 125 has not been nor is it currently expected to be material to the Company's financial position or the results of operations.

     In February 1997, FASB issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("Statement No. 128"). Statement No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share and is effective for reporting periods ending after December 15, 1997. For the Company, the computation for basic earnings per share is similar to primary earnings per share except stock options are not considered when computing basic earnings per share. Also, for the Company, diluted earnings per share and fully diluted earnings per share are similar.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("Statement No. 129"). Statement No. 129 continues previous requirements to disclose certain information about an entity's capital structure. The Company currently complies with the disclosure requirements of Statement No. 129.

(O) FINANCIAL STATEMENT RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the September 30, 1997 consolidated financial statements.

(2) ACQUISITIONS

     On March 31, 1996, the Company acquired for cash consideration of $2.8 million, The Bank of Florida, a one branch state commercial bank which had assets of $28.1 million and deposits of $27.3 million on the date of acquisition. The acquisition was accounted for as a purchase and $2.5 million of goodwill was recorded.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(2) ACQUISITIONS--(CONTINUED)

     On November 15, 1996, the Company acquired Suncoast Savings & Loan Association, FSA ("Suncoast"). The Company issued one share of its Class A Common Stock for each share of Suncoast common stock of which 2,199,930 were outstanding and one share of newly created 8% Noncumulative Convertible Preferred Stock, Series 1996 for each share of Suncoast preferred stock of which 920,000 shares were outstanding. The 8% Noncumulative Convertible Preferred Stock, Series 1996 has substantially the same terms and conditions as the Suncoast preferred stock. The cost of the acquisition, which was accounted for as a purchase was $27.8 million, representing the fair value of the consideration given to the Suncoast common and preferred stockholders as well as the option and warrant holders. In addition, the Company incurred approximately $1.3 million of costs directly related to the merger. The balance sheet and results of operations of Suncoast have been included with those of BankUnited as of and for periods subsequent to November 15, 1996.


     At the date of acquisition, the fair value of the assets and liabilities acquired from Suncoast are as follows (in thousands):


   Cash and cash equivalents   ......    $   32,804
   Loans receivable, net ............       341,394
   Mortgage-backed securities  ......        18,672
   Goodwill  ........................        11,643
   Other assets .....................        34,930
   Deposits  ........................      (323,737)
   FHLB advances   ..................       (51,500)
   Other liabilities  ...............       (36,394)
                                         ----------
    Net purchase price   ............    $   27,812
                                         ==========

     The unaudited proforma combined condensed statements of operations for the years ended September 30, 1997 and 1996, after giving effect to certain proforma adjustments are as follows (in thousands except per share data):


                                                            1997        1996
                                                          ----------   --------
   Interest income ....................................   $112,642      $81,752
   Interest expense   .................................     78,268       52,423
   Provision for loan losses   ........................      1,401           45
   Non-interest income   ..............................      4,714        9,193
   Non-interest expense  ..............................     24,770       31,885
   Income tax expense .................................      5,166        2,654
                                                          --------      -------
    Net income before preferred stock dividends  ......      7,751        3,938
   Preferred stock dividends   ........................      3,028        3,249
                                                          --------      -------
    Net income after preferred stock dividends   ......   $  4,723      $   689
                                                          ========      =======
   Earnings per share
    Primary  ..........................................   $    .53      $   .10
    Fully-diluted  ....................................   $    .52      $   .10

     The proforma combined condensed statement of operations assumes the acquisition occurred as of October 1, 1995.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(2) ACQUISITIONS--(CONTINUED)

     As part of the purchase of Suncoast, the Company issued warrants to Suncoast's warrant holders to purchase 80,000 shares of the newly created 8% Noncumulative Convertible Preferred Stock, Series 1996, and assumed Suncoast's outstanding stock options. The warrants are exercisable at a price of $18.00 for each share of the 8% Noncumulative Convertible Preferred Stock, Series 1996 or each warrant could be exercised to purchase 1.68595 shares, subject to adjustment, of Class A Common Stock at a per share price of $10.68, also subject to adjustment under certain conditions. The warrants expire on July 8, 1998 and, as of September 30, 1997, 63,541 warrants were outstanding.


     In September 1997, the Company entered into a definitive agreement to acquire Consumers Bancorp, Inc. for approximately $11 million in a combination of cash and stock. Consumers Bancorp, Inc. is a thrift holding company for Consumers Savings Bank which had assets of $108.0 million and deposits of $87.8 million at September 30, 1997. The acquisition will be accounted for as a purchase and is expected to result in goodwill of approximately $3.5 million.


(3) TAX CERTIFICATES


     Tax certificates are certificates representing delinquent real estate taxes owed to the respective counties. A substantial percentage of tax certificates are for properties located in southeast Florida. The Company's policy is to purchase tax certificates only for properties located in Florida.


     The net carrying value of tax certificates was $49.3 million and $40.0 million at September 30, 1997 and 1996, respectively. Included in these amounts at September 30, 1997 and 1996 were $1.3 million and $1.9 million, respectively, of tax certificates for which the Company had made application for the tax deeds. The Company maintains loss reserves for tax certificates which were $697,000 and $614,000 at September 30, 1997 and 1996, respectively.


     The estimated market values of the Company's tax certificates are the same as the carrying values, since historically the tax certificates have had relatively short lives and their yields approximate market rates.


(4) SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL


     Interest income from securities purchased under agreements to resell aggregated approximately $1.2 million for the year ended September 30, 1995.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(4) SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL--(CONTINUED)

     The following sets forth information concerning the Company's agreements to resell for the periods indicated:



                                                                       AS OF AND FOR
                                                                THE YEAR ENDED SEPTEMBER 30,
                                                               ------------------------------
                                                               1997     1996      1995
                                                               ------   ------   ------------
                                                                   (DOLLARS IN THOUSANDS)
   Maximum amount of outstanding agreements at any month end
    during the period   ....................................     $--      $--     $    700
   Average amount outstanding during the period ............     $--      $--     $ 20,262
   Weighted average interest rate for the period   .........      --       --         6.10%
   Maturity ................................................      --       --           --

(5) INVESTMENTS AND MORTGAGE-BACKED SECURITIES


     Securities designated as available for sale are carried at market value with the resultant after-tax appreciation or depreciation from amortized cost reflected as an addition to, or deduction from, stockholders' equity.


INVESTMENTS


     Presented below is an analysis of the carrying values and approximate market values of investments held to maturity.


                                                               SEPTEMBER 30, 1997
                                               ---------------------------------------------------
                                                              GROSS          GROSS
                                               CARRYING     UNREALIZED     UNREALIZED      MARKET
                                                VALUE         GAINS          LOSSES        VALUE
                                               ----------   ------------   ------------   --------
                                                             (DOLLARS IN THOUSANDS)
   U.S. government agency securities  ......     $14,483        $119           $--         $14,602
   State of Israel Bonds  ..................          11          --            --              11
                                                --------        ----           --------    -------
   Total   .................................     $14,494        $119           $--         $14,613
                                                ========        ====           ========    =======


                                                   SEPTEMBER 30, 1996
                                   --------------------------------------------------
                                                  GROSS          GROSS
                                   CARRYING     UNREALIZED     UNREALIZED     MARKET
                                    VALUE         GAINS          LOSSES        VALUE
                                   ----------   ------------   ------------   -------
                                                 (DOLLARS IN THOUSANDS)
   State of Israel Bonds  ......      $11           $--            $--          $11
                                      ---           --------       --------     ---
   Total   .....................      $11           $--            $--          $11
                                      ===           ========       ========     ===

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997



(5) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

     All investments held to maturity at September 30, 1997 and 1996 had maturities between one and five years. Presented below is analysis of the investments designated as available for sale.


                                                               SEPTEMBER 30, 1997
                                               ---------------------------------------------------
                                                              GROSS          GROSS
                                               CARRYING     UNREALIZED     UNREALIZED      MARKET
                                                VALUE         GAINS          LOSSES        VALUE
                                               ----------   ------------   ------------   --------
                                                             (DOLLARS IN THOUSANDS)
   U.S. government agency securities  ......     $ 8,799        $ 2            $--         $ 8,801
   Other   .................................       1,353         12             --           1,365
                                                --------        ---            --------    -------
   Total   .................................     $10,152        $14            $--         $10,166
                                                ========        ===            ========    =======


                                                               SEPTEMBER 30, 1996
                                               --------------------------------------------------
                                                              GROSS          GROSS
                                               CARRYING     UNREALIZED     UNREALIZED     MARKET
                                                VALUE         GAINS          LOSSES        VALUE
                                               ----------   ------------   ------------   -------
                                                             (DOLLARS IN THOUSANDS)
   U.S. Treasury Notes .....................     $2,005         $--            $ 1        $2,004
   U.S. government agency securities  ......      2,999          --             18         2,981
   Other   .................................      1,702          --              2         1,700
                                                 ------         --------       ---        ------
   Total   .................................     $6,706         $--            $21        $6,685
                                                 ======         ========       ===        ======

MORTGAGE-BACKED SECURITIES


     The carrying value and historical cost of mortgage-backed securities available for sale are summarized as follows:


                                                                SEPTEMBER 30, 1997
                                              ------------------------------------------------------
                                                               GROSS          GROSS
                                              HISTORICAL     UNREALIZED     UNREALIZED     CARRYING
                                                 COST          GAINS          LOSSES        VALUE
                                              ------------   ------------   ------------   ---------
                                                              (DOLLARS IN THOUSANDS)
   GNMA mortgage-backed securities   ......     $ 48,881        $  994        $ (41)        $ 49,834
   FNMA mortgage-backed securities   ......        4,198           108             (6)         4,300
   FHLMC mortgage-backed securities  ......       31,839           119          (19)          31,939
   Other  .................................       22,625           282          (61)          22,846
                                                --------        ------        -------       --------
    Total .................................     $107,543        $1,503        $(127)        $108,919
                                                ========        ======        =======       ========

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997



(5) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

                                                                SEPTEMBER 30, 1996
                                              ------------------------------------------------------
                                                               GROSS          GROSS
                                              HISTORICAL     UNREALIZED     UNREALIZED     CARRYING
                                                 COST          GAINS          LOSSES        VALUE
                                              ------------   ------------   ------------   ---------
                                                              (DOLLARS IN THOUSANDS)
   GNMA mortgage-backed securities   ......     $24,943          $207         $(338)       $24,812
   FNMA mortgage-backed securities   ......       6,055            61              (2)       6,114
   FHLMC mortgage-backed securities  ......      22,172            33          (432)        21,773
   Other  .................................       2,772             6           (10)         2,768
                                                -------          ----         -------      -------
    Total .................................     $55,942          $307         $(782)       $55,467
                                                =======          ====         =======      =======

     The market value and historical cost of mortgage-backed securities held to maturity are summarized as follows:


                                                                SEPTEMBER 30, 1997
                                                ---------------------------------------------------
                                                               GROSS          GROSS
                                                CARRYING     UNREALIZED     UNREALIZED      MARKET
                                                 VALUE         GAINS          LOSSES        VALUE
                                                ----------   ------------   ------------   --------
                                                              (DOLLARS IN THOUSANDS)
   GNMA mortgage-backed securities  .........     $    74        $ 6           $  --        $    80
   FHLMC mortgage-backed securities .........       3,434         --             (44)         3,390
   Mortgage pass-through certificates  ......       7,844         --             (22)         7,822
                                                 --------        ---           -----        -------
    Total   .................................     $11,352        $ 6           $ (66)       $11,292
                                                 ========        ===           =====        =======


                                                                 SEPTEMBER 30, 1996
                                                 ---------------------------------------------------
                                                                GROSS          GROSS
                                                 CARRYING     UNREALIZED     UNREALIZED      MARKET
                                                  VALUE         GAINS          LOSSES        VALUE
                                                 ----------   ------------   ------------   --------
                                                               (DOLLARS IN THOUSANDS)
   GNMA mortgage-backed securities   .........     $    83        $ 5          $   --        $    88
   FHLMC mortgage-backed securities  .........       4,144         --            (118)         4,026
   Collateralized mortgage obligations  ......       8,802         --            (289)         8,513
   Mortgage pass-through certificates   ......       1,669         --             (22)         1,647
                                                  --------        ---          ------        -------
    Total ....................................     $14,698        $ 5          $ (429)       $14,274
                                                  ========        ===          ======        =======

     The mortgage-backed securities have contractual maturities which range from the years 1997 to 2027, however, expected maturities will differ from contractual maturities as borrowers have the right to prepay obligations with or without prepayment penalties.


     Gross proceeds on sales of mortgage-backed securities and collateralized mortgage obligations were $7.7 million for the year ended September 30, 1997 and $10.0 million for the year ended September 30, 1995. There were no sales of mortgage-backed securities and collateralized mortgage obligations in 1996. Gross realized gains were $250,000 and $231,000 on sales of mortgage-backed securities and collateralized mortgage obligations during the years ended September 30, 1997 and 1995, respectively. There were no realized losses during the years ended September 30, 1997 and 1995.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997



(5) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

     At September 30, 1997 , GNMA mortgage-backed securities with carrying values of approximately $10.9 million were pledged as collateral for public funds on deposit.


     At September 30, 1997, FHLMC and GNMA mortgage-backed securities with a carrying value of approximately $34.0 million and a market value of approximately $34.5 million were pledged as collateral for a $30.0 million reverse repurchase agreement. The securities underlying the agreement were held in safekeeping by a trustee.


(6) LOANS RECEIVABLE


     Loans receivable consist of the following:


                                                                AS OF SEPTEMBER 30,
                                                            ----------------------------
                                                               1997           1996
                                                            -------------   ------------
                                                               (DOLLARS IN THOUSANDS)
   Mortgage loans-conventional   ........................    $  387,096      $263,757
   Mortgage loans-conventional serviced by others  ......     1,110,686       317,103
   Mortgage loans-other .................................       140,393        53,817
   Commercial loans:
    Secured .............................................         9,475         5,618
    Unsecured  ..........................................         1,168           787
   Line of credit loans .................................         1,456         1,254
   Share loans ..........................................           835           648
   Installment loans ....................................           836         1,001
                                                             ----------      --------
    Total   .............................................     1,651,945       643,985
   Less allowance for loan losses   .....................        (3,693)       (2,158)
   Deferred loan fees, discounts and premiums   .........        13,129         4,558
                                                             ----------      --------
    Loans receivable, net  ..............................    $1,661,381      $646,385
                                                             ==========      ========

     Of the total gross loans receivable of $1.7 billion at September 30, 1997, approximately $506.1 million, or 30.6%, represents residential loans secured by properties in Florida, $243.7 million, or 15.0% represents loans in California and $950.2 million, or 54.4% represents loans secured by properties in other states.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(6) LOANS RECEIVABLE--(CONTINUED)

     Changes in the allowance for loan losses are as follows:


                                                     YEARS ENDED SEPTEMBER 30,
                                                -----------------------------------
                                                 1997         1996         1995
                                                ----------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
   Balance at beginning of the period  ......    $2,158       $1,469       $  841
   Provision (credit)   .....................     1,295         (120)       1,221
   Allowance from Bank of Florida   .........        --          183           --
   Allowance from Suncoast ..................       775           --           --
   Loans charged-off ........................      (604)        (493)        (594)
   Recoveries  ..............................        69        1,119            1
                                                 ------       ------       ------
   Balance at end of the period  ............    $3,693       $2,158       $1,469
                                                 ======       ======       ======

     Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("Statement No. 114"). There was no significant impact on the consolidated statement of operations upon implementation due to the composition of the Company's loan portfolio (primarily residential or collateral dependent loans) and the Company's policy for establishing the allowance for loan losses.


     As of September 30, 1997 and 1996, the Company had impaired or non-accrual loans of $10.9 million and $4.9 million, respectively and had recorded specific reserves on these loans of $704,000 and $801,000, respectively. For the years ended September 30, 1997, 1996 and 1995 the average amounts of impaired loans were $8.0 million, $4.8 million and $2.3 million, respectively. No income is recognized on loans during the period for which the loan is deemed impaired.


(7) OFFICE PROPERTIES AND EQUIPMENT


     Office properties and equipment are summarized as follows:


                                                     AS OF SEPTEMBER 30,
                                                  -------------------------
                                                   1997          1996
                                                  -----------   -----------
                                                   (DOLLARS IN THOUSANDS)
   Office buildings ...........................    $  2,600      $     --
   Leasehold improvements .....................       2,700         1,640
   Furniture, fixtures and equipment  .........       3,504         1,881
   Computer equipment and software ............       3,548         1,124
                                                   --------      --------
    Total  ....................................      12,352         4,645
   Less: accumulated depreciation  ............      (4,981)       (2,037)
                                                   --------      --------
   Office properties and equipment, net  ......    $  7,371      $  2,608
                                                   ========      ========

     Depreciation expense was $1.2 million, $674,000 and $526,000, for the years ended September 30, 1997, 1996, and 1995, respectively.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(7) OFFICE PROPERTIES AND EQUIPMENT--(CONTINUED)

     The Company has entered into non-cancelable leases with approximate minimum future rentals as follows:


YEARS ENDING SEPTEMBER 30,             AMOUNT
----------------------------   -----------------------
                               (DOLLARS IN THOUSANDS)
   1998   ..................           $ 2,961
   1999   ..................             2,889
   2000   ..................             2,051
   2001   ..................             1,464
   2002   ..................               956
   Thereafter   ............               997
                                       -------
    Total ..................           $11,318
                                       =======

     Rent expense for the years ended September 30, 1997, 1996, and 1995 was $1.6 million, $905,000, and $959,000, respectively.

(8) DEPOSITS

     The weighted average nominal interest rate payable on all deposit accounts at September 30, 1997 and 1996 was 5.20% and 5.11%, respectively.

     Types of deposits and related range of interest rates were as follows:


                                                                           SEPTEMBER 30,
                                             --------------------------------------------------------------------------
                                                              1997                                   1996
                                             ------------------------------------     -----------------------------------
                                                                       (DOLLARS IN THOUSANDS)
   Non-interest-bearing deposits .........       --%    -       --%     $   21,436      --%    -       --%     $  7,301
   Passbook and statement savings deposits     2.00%    -     5.16%        160,557    2.00%    -     4.97%       73,780
   Super NOW deposits   ..................     0.00%    -     3.93%         57,471    0.00%    -     3.00%       17,265
   Money market deposits   ...............     0.00%    -     3.10%         20,325    0.00%    -     4.65%       16,556
   Certificates of deposit ...............     3.92%    -     6.06%        936,103    3.92%    -     6.16%      391,204
                                                                        ----------                             --------
    Total   ..............................                              $1,195,892                             $506,106
                                                                        ==========                             ========

     Deposit accounts with balances of $100,000 or more totaled approximately $174.0 millioin and $69.4 million at September 30, 1997 and 1996, respectively.


     Interest expense on deposits for the years ended September 30, 1997, 1996 and 1995 was as follows:


                                                      1997        1996        1995
                                                     ---------   ---------   --------
                                                          (DOLLARS IN THOUSANDS)
   Super NOW and money market deposits   .........   $ 2,236     $   775      $   875
   Passbook and statement savings deposits  ......     6,342       2,627        2,420
   Certificates of deposit   .....................    41,558      17,389       14,554
                                                     -------     -------      -------
    Total  .......................................   $50,136     $20,791      $17,849
                                                     =======     =======      =======

     Early withdrawal penalties on deposits are recognized as a reduction of interest on deposits. For the years ended September 30, 1997, 1996 and 1995, early withdrawal penalties totaled $101,000, $42,000, and $110,000, respectively.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(8) DEPOSITS--(CONTINUED)

     The amounts and scheduled maturities of certificate accounts at September 30, 1997 are as follows:


YEARS ENDING SEPTEMBER 30,             AMOUNT
----------------------------   -----------------------
                               (DOLLARS IN THOUSANDS)
   1998   ..................          $809,444
   1999   ..................            81,912
   2000   ..................            11,152
   2001   ..................             4,951
   2002   ..................            28,414
   Thereafter   ............               230
                                      --------
    Total ..................          $936,103
                                      ========

(9) ADVANCES FROM FEDERAL HOME LOAN BANK


     Advances from the Federal Home Loan Bank of Atlanta (FHLB) incur interest and are repayable as follows:


                                                                           SEPTEMBER 30,
                                                                       ----------------------
REPAYABLE DURING YEAR ENDING SEPTEMBER 30,         INTEREST RATE         1997         1996
--------------------------------------------   ---------------------   ----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
   1997 ....................................   4.56%       - 6.07%     $     --       192,000
   1998 ....................................   5.63%       - 6.55%      480,000         5,000
   1999(1) .................................   5.60%                     25,000            --
   2001(2) .................................   5.33%       - 5.61%       15,000        40,000
   2002(3) .................................   5.43%       - 6.24%      150,000            --
   2005 ....................................   6.65%                      1,484            --
                                                                       --------       -------
                                                                       $671,484      $237,000
                                                                       ========      ========

----------------
(1) Advances for $25 million are callable by the FHLB in 1998.
(2) Advances for $15 million are callable by the FHLB in 1997.
(3) Advances for $25 million are callable by the FHLB in 1998 and $125 million in 1999.


     The terms of a security agreement with the FHLB of Atlanta include a blanket floating lien that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 75% of the unpaid pricipal balance. The FHLB of Atlanta stock, which is recorded at cost, is also pledged as collateral for these advances.


(10) SECURITIES SOLD UNDER AN AGREEMENT TO REPURCHASE


     Interest expense on securities sold under an agreement to repurchase aggregated $506,000 and $367,000 for the years ended September 30, 1997 and 1995, respectively.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(10) SECURITIES SOLD UNDER AN AGREEMENT TO REPURCHASE--(CONTINUED)

     The following sets forth information concerning repurchase agreements for the periods indicated:



                                                                AS OF AND FOR THE YEARS ENDED
                                                                        SEPTEMBER 30,
                                                           ----------------------------------------
                                                               1997           1996      1995
                                                           ----------------   ------   ------------
                                                                    (DOLLARS IN THOUSANDS)
   Maximum amount of outstanding agreements at any month
    end during the period ..............................   $30,000              $--     $ 33,600
   Average amount outstanding during the period   ......   $8,828               $--     $  6,572
   Weighted average interest rate for the period  ......     5.73%               --         5.59%
   Maturity   ..........................................   Nov. 28, 1997         --           --

     At September 30, 1997, the Company had $34.0 million of mortgage-backed securities pledged under repurchase agreements. At September 30, 1996 and 1995, the Company had no pledged securities under repurchase agreements.


(11) COMPANY OBLIGATED MANDATORILY REEDEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY.


     On December 30, 1996, a newly formed trust subsidiary created under the laws of Delaware, BankUnited Capital, issued $50 million of 10-1/4% Trust Preferred Securities, Series A and $2 million of common securities. The common securities are wholly owned by the Company. In connection with this transaction, BankUnited Capital simultaneously purchased $52 million of 10-1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation with terms similar to the 10-1/4% Trust Preferred Securities, Series A which are the sole assets of BankUnited Capital.



     On March 24, 1997, BankUnited Capital issued an additional $20 million of 10-1/4% Trust Preferred Securities, Series A and $800,000 of common securites, which common securities are also wholly owned by the Company. BankUnited Capital simultaneously purchased an additional $20.8 million of 10-1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation. These securities mature December 31, 2026 and pay a preferential cumulative cash distribution at an annual rate of 10-1/4%. The Company and BankUnited Capital have the right to defer payment of interest for up to 5 years. BankUnited Financial Corporation has guaranteed all of the obligations of the 10-1/4% Trust Preferred Securities, Series A subject to certain limitations.


     On June 5, 1997, BankUnited Capital II, a newly formed trust subsidiary created under the laws of Delaware, issued $46 million of 9.60% Cumulative Trust Preferred Securities and $1.84 million of common securities. The common securities are wholly owned by the Company. In connection with this transaction, BankUnited Capital II simultaneously purchased $47.8 million of 9.60% Junior Subordinated Deferrable Interest Debentures issued by BankUnited Financial Corporation with terms similar to the 9.60% Cumulative Trust Preferred Securities which are the sole assets of BankUnited Capital II.


     These securities mature June 30, 2027 and pay a preferential cumulative cash distribution at an annual ratae of 9.60%. The Company and BankUnited Capital II have the right to defer payment of

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(11) COMPANY OBLIGATED MANDATORILY REEDEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY.--(CONTINUED)

interest for up to five years. BankUnited Financial Corporation has guaranteed all the obligations of the 9.60% Cumulative Trust Preferred Securities, subject to certain limitations. The 9.60% Junior Subordinated Deferrable Interest Debentures rank pari pasu with the 10-1/4% Junior Subordinated Deferrable Interest Debentures.


     Considered together the back-up undertakings constitute a full and unconditional guarantee by the Company of the obligations of the Trust Preferred Securities.


(12) REGULATORY CAPITAL


     The Bank is required by federal regulations to maintain minimum levels of capital as follows:



                                    REGULATORY CAPITAL
                                        REQUIREMENT                  ACTUAL CAPITAL                 EXCESS CAPITAL
                                ---------------------------   ----------------------------   ----------------------------
                                   1997          1996           1997            1996           1997            1996
                                ------------   ------------   -------------   ------------   -------------   ------------
                                                                  (DOLLAR IN THOUSANDS)
   Tangible capital .........    $ 31,542       $ 12,196       $ 169,708       $ 56,967       $ 138,166       $ 44,771
                                      1.5%           1.5%            8.1%           7.0%            6.6%           5.5%
   Core Capital  ............    $ 63,084       $ 24,392       $ 169,708       $ 56,967       $ 106,624       $ 32,575
                                      3.0%           3.0%            8.1%           7.0%            5.1%           4.0%
   Risk-based capital  ......    $123,365       $ 33,927       $ 173,725       $ 60,164       $  50,360       $ 26,237
                                      8.0%           8.0%           11.3%          14.2%            3.3%           6.2%

     Under the Office of Thrift Supervision (OTS) regulations adopted to implement the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), a "well capitalized" institution must have a risk-based capital ratio of 10%, a core capital ratio of 5% and a Tier 1 risk-based capital ratio of 6%. (The "Tier 1 risk-based capital" ratio is the ratio of core capital to risk-weighted assets.) The Bank is a well capitalized institution under the definitions as adopted. Regulatory capital and net income amounts as of and for the years ended September 30, 1997, 1996 and 1995 did not differ from regulatory capital and net income amounts reported to the OTS.


     On August 31, 1993, the OTS adopted an amendment to its regulatory capital regulations to take into account a savings institution's exposure to the risk of loss from changing interest rates. Under the regulation as amended, a savings institution with an above normal level of interest rate risk exposure will be required to deduct an interest rate risk ("IRR") component from its total capital when determining its compliance with the risk-based capital requirements. An "above normal" level of interest rate risk exposure is a projected decline of 2% in the net present value of an institution's assets and liabilities resulting from a 2% swing in interest rates. The IRR component will equal one-half of the difference between the institution's measured interest rate exposure and the "normal" level of exposure. Savings institutions will be required to file data with the OTS that the OTS will use to calculate, on a quarterly basis (but with a two-quarter lag), institutions' measured interest rate risk and IRR components. Implementation of the IRR requirements have been delayed pending the testing of the

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(12) REGULATORY CAPITAL--(CONTINUED)

OTS appeals process. If the IRR component had been required as of September 30, 1997, the Bank would have been required to deduct an IRR component from its total capital when determining its compliance with its risk-based capital requirements, however the Bank would continue to be well capitalized.


     Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank's regulatory capital and other relevant factors.


(13) STOCKHOLDERS' EQUITY


     The Company has the following capital structure:


     PREFERRED STOCK--issuable in series with rights and preferences to be designated by the Board of Directors. As of September 30, 1997, 5,666,310 shares were authorized but not designated to a particular series.


NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A:


     Effective September 30, 1995, pursuant to an Offer to Exchange Preferred Stock, the holders of the Noncumulative Convertible Preferred Stock, Series A, agreed to exchange each of the 55,000 shares of the Series A Preferred stock for one share of the Company's Noncumulative Convertible Preferred Stock, Series B. Because the dividend rate, redemption price, and the liquidation preference for the Series B Preferred Stock are lower than those for the Series A Preferred Stock, the Company agreed not to redeem the shares of Series B Preferred Stock issued pursuant to the exchange offer for a period of three years and for three years thereafter, such Series B Preferred Stock will only be redeemed at a 50% premium or $11.0625 per share.


NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B:


     Authorized shares--200,000 shares.


     Issued and outstanding shares--183,818 shares


     Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.6750 per share beginning October 1, 1997 and $0.7375 per share prior to that date.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $7.375 per share.


     Redemption Prior to October 1, 1997--except for the shares converted from Series A discussed above, at the option of the Company at $7.67 per share at September 30, 1995, declining thereafter at $.07375 per share during each year through January 31, 1998, and thereafter the redemption price remains at $7.375 per share.


     Effective October 1, 1997, the Company, in exchange for a reduction in the dividend rate described above, has agreed not to redeem the Series B, Preferred Stock until October 1, 2007 or later unless earlier redemption is approved by the holders of at least 50 percent of the Series B Preferred shares.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(13) STOCKHOLDERS' EQUITY--(CONTINUED)

     Voting rights--two-and-one-half votes per share. If the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.


     Convertibility--convertible into 1.4959 shares (adjusted for all stock dividends) of Class B Common Stock for each share of Noncumulative Convertible Preferred Stock, Series B, surrendered for conversion, subject to adjustment on the occurrence of certain events.


NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES C:


     Authorized, issued and outstanding shares--none as of September 30, 1997 and 363,636 shares as of September 30, 1996.


     Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.550 per share.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $5.50 per share.


     Redemption--at the option of the Company, at $5.50 per share.


     Voting rights--nonvoting.


     Convertibility--convertible into 1.45475 shares (adjusted for all stock dividends) of Class A Common Stock for each share of Noncumulative Preferred Stock, Series C, surrendered for conversion, subject to adjustment on the occurrence of certain events.


NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES C-II:


     Authorized, issued and outstanding shares--none as of September 30, 1997 and 222,223 shares as of September 30, 1996.


     Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.80 per share.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $9.00 per share.


     Redemption--at the option of the Company, at $9.00 per share.


     Voting rights--nonvoting.


     Convertibility--convertible into 1.3225 shares (adjusted for all stock dividends) of Class A Common Stock for each share of Noncumulative Preferred Stock, Series C-II, surrendered for conversion, subject to adjustment on the occurrence of certain events.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(13) STOCKHOLDERS' EQUITY--(CONTINUED)

8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1993:


     Authorized shares--1,610,000 shares.


     Issued and outstanding--744,870 shares as of September 30, 1997 and September 30, 1996.


     Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $.80 per share.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $10.00 per share.


     Redemption--not redeemable prior to July 1, 1998, unless certain criteria are met, in which case the redemption price would be $10.00 per share; beginning July 1, 1998, redemption is at the option of the Company at a redemption price of $10.40 per share, declining thereafter at $0.08 per share during each year through July 1, 2003, and thereafter the redemption price remains $10.00 per share.


     Voting rights--nonvoting. However, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.


     Convertibility--convertible into one share of Class A Common Stock for each share of non-cumulative Convertible Preferred Stock, Series 1993, surrendered for conversion, subject to adjustment on the occurrence of certain events.


9% NONCUMULATIVE PERPETUAL PREFERRED STOCK:


     Authorized shares--1,851,417 shares as of September 30, 1997 and 2,300,000 shares as of September 30, 1996.


     Issued and outstanding--701,417 as of September 30, 1997 and 1,150,000 as of September 30, 1996.


     Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.90 per share.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $10.00 per share.


     Redemption--not redeemable prior to October 1, 1998; subsequent to September 30, 1998, redemption is at the option of the Company at a redemption price of $10.00 per share.


     Voting rights--nonvoting. However, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.


     Convertibility--none.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(13) STOCKHOLDERS' EQUITY--(CONTINUED)

8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1996:


     Authorized shares--608,732 shares as of September 30, 1997 and none as of September 30, 1996.


     Issued and outstanding shares--545,191 shares as of September 30, 1997 and none as of September 30, 1996.


     Dividends--non-cumulative cash dividends payable quarterly at the fixed annual rate of $1.20 per share.


     Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $15.00 per share.


     Redemption--called for redemption effective October 10, 1997 for $15.00 per share. As a result 927,204 shares were converted to Class A Common Stock and 5,696 shares were or will be redeemed.


     Voting rights--nonvoting except under certain circumstances.


     Convertibility--convertible into 1.67 shares of Class A Common Stock for each share of 8% Noncumulative Convertible Preferred Stock, Series 1996, surrendered for conversion.


CLASS A COMMON STOCK:


     Issuable in series with rights and preferences to be designated by the Board of Directors:


     As of September 30, 1997, 10,000,000 shares of Class A Common Stock were authorized but not designated to a series. As of September 30, 1996, 5,000,000 shares were authorized but not designated.


SERIES I CLASS A COMMON STOCK:


     Authorized shares--20,000,000 at September 30, 1997 and 10,000,000 at September 30, 1996.


     Issued and outstanding--9,257,098 shares as of September 30, 1997 and 5,454,201 shares as of September 30, 1996.


     Dividends--as declared by the Board in the case of a dividend on the Class A Common Stock alone or not less than 110% of the amount per share of any dividend declared on the Class B Common Stock.


     Voting rights--one tenth of one vote per share.


     In October 1997, the Company issued 3,680,000 shares of Series I Class A Common Stock pursuant to a public stock offering. Net proceeds from the offering were approximately $43.9 million.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(13) STOCKHOLDERS' EQUITY--(CONTINUED)

CLASS B COMMON STOCK:


     Authorized shares--3,000,000.


     Issued and outstanding--275,685 shares as of September 30, 1997 and 251,515 shares as of September 30, 1996.


     Dividends--as declared by the Board of Directors.


     Voting rights--one vote per share.


     Convertibility--convertible into one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion, subject to adjustment on the occurrence of certain events.


(14) STOCK BONUS PLAN, OPTION AGREEMENTS AND OTHER BENEFIT PLANS


     The Company maintains the 1992 Stock Bonus Plan whereby it is authorized to issue up to 125,000 shares and to allow directors of the Company who are not employees to participate in the plan and receive stock in partial payment of their director's fees. As of September 30, 1997, 64,857 shares of Class A Common Stock and 54,779 shares of Class B Common Stock have been issued under the 1992 Stock Bonus Plan. As of September 30, 1997, there were 5,364 shares available for grant under the 1992 Stock Bonus Plan.


     The Company also maintains a non-statutory stock option plan under which options for up to 825,000 shares of Class A and Class B Common Stock may be granted. The options are for a period of 10 years and are exercisable at the fair market value of the stock at the grant date. As of September 30, 1997, 825,000 options have been granted under this plan and 75,207 options have been exercised.


     The Company also maintains an incentive stock option plan under which options for up to 250,000 shares of Class A and Class B Common Stock may be granted. As of September 30, 1997, 250,000 options have been granted under this plan.


     BankUnited's Board of Directors approved several non-qualified stock option agreements (the "Agreements") under which options to purchase shares of Class B Common Stock were granted at the fair market price of the Class B Common Stock on the date of the grant. The Agreements, which originally expired on October 23, 1994, have been extended pursuant to Stockholders' approval to October 23, 1999. As of September 30, 1997, the Agreements are exercisable for a total of 155,367 shares at the exercise price of $4.64 per share; none have been exercised.


     Pursuant to stockholder approval in February 1997, the Company maintains the 1996 Incentive and Stock Award Plan. Under this plan, the Compensation Committee of the Board of Directors may grant options to purchase, or may issue in connection with Stock Awards, Stock Bonuses and Restricted Stock, up to 550,000 shares of Class A or Class B Common Stock. Additionally, the number of shares of Noncumulative Convertible Preferred Stock, Series B for which Options may be granted or which may be issued in connection with Stock Bonuses, Stock Awards and Restricted Stock in lieu of cash or other

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(14) STOCK BONUS PLAN, OPTION AGREEMENTS AND OTHER BENEFIT PLANS--(CONTINUED)

stock awards is 100,000. As of September 30, 1997, options to purchase 149,365 shares of Class A Common Stock and 237,000 shares of Class B Common Stock had been granted and 9,452 shares of Class A Common Stock had been issued.


     The following table presents additional data concerning the Company's outstanding stock options:



                                                           NUMBER        OPTION PRICE       AGGREGATE
                                                          OF SHARES       PER SHARE        OPTION PRICE
                                                          -----------   ----------------   -------------
   Options outstanding, September 30, 1994 ............      616,587    $3.11 - $10.98      3,361,572
   Options granted ....................................      208,671       4.95 - 7.95      1,139,902
   Options exercised  .................................       (6,695)      3.21 - 5.73        (23,958)
                                                             -------    ----------------    ----------
   Options outstanding, September 30, 1995 ............      818,563      3.11 - 10.98      4,477,516
   Options granted ....................................      122,585       7.24 - 8.26        933,064
                                                             -------    ----------------    ----------
   Options outstanding, September 30, 1996 ............      941,148      3.11 - 10.98      5,410,580
   Options granted (including Suncoast options)  ......      729,381      3.00 - 10.74      5,839,961
   Options exercised  .................................      (83,004)      3.00 - 8.80       (490,932)
                                                             -------    ----------------    ----------
   Options outstanding, September 30, 1997 ............    1,587,525    $3.00 - $10.98     $10,759,609
                                                           =========    ================   ===========

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" and as permitted by SFAS No. 123, the Company continues to follow the measurement provisions of Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees, " and does not recognize compensation expense for its stock-based incentive plans. Had compensation cost for the Company's stock based incentive compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methodology prescribed by SFAS No. 123, the Company's net income and earnings per share for fiscal 1997 and 1996 would have been reduced to the pro forma amounts indicated below:


                                                1997       1996
                                               --------   -------
   As Reported   ...........................    $7,599    $2,586
    Pro forma ..............................     6,218     2,349
   Primary earnings per common share:
    As reported  ...........................    $  .54    $  .10
    Pro forma ..............................    $  .39    $  .04
   Fully diluted earnings pper common share:
    As reported  ...........................    $  .54    $  .10
    Pro forma ..............................    $  .38    $  .04

     The fair value of each option is estimated on the date of the grant using the Black Scholes option pricing model, with the following historical weighted average assumptions applied to grants in fiscal 1997 and 1996:


                                       1997         1996
                                      ----------   ----------
   Dividend yields  ...............        --           --
   Expected volatility ............     30.1 %       30.1 %
   Risk-free interest rates  ......      6.30%        6.52%
   Expected life (in years)  ......      9.52         7.88

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(14) STOCK BONUS PLAN, OPTION AGREEMENTS AND OTHER BENEFIT PLANS--(CONTINUED)

     Based upon the above assumptions, the weighted average fair value of options granted during 1997 and 1996 was $2,484,000 and $334,000, respectively.



     The Company has a 401(k) savings plan pursaunt to which eligible employees are permitted to contribute up to 15% of their annual salary to the savings plan. The Company will provide matching contributions at a rate of 33% of such contributions, up to a maximum of 2% of an employee's salary. The amount of such matching by the Company for the years ended September 30, 1997, 1996, and 1995 totaled approximately $34,600, $7,000, and $30,000 respectively. Employees are eligible to participate in the plan after one year of service and begin vesting in the company's contribution after two years of participation in the plan at the rate of 25% per year up to 100%.


     In September 1995, the Company's Board of Directors adopted a Profit Sharing Plan. Under the terms of the plan, the Company, at the discretion of the Board of Directors, may contribute Class A Common Stock to the plan. The contributions are allocated to the account of the eligible employees based upon their salaries. Employees become eligible for the plan after one year of service and become vested at the rate of 20% per year up to 100%. The Board of Directors authorized a contribution of $170,000, $100,000 and $75,000 in 1997, 1996 and 1995, respectively.


     In connection with the Suncoast acquisition the Company assumed 119,000 of Suncoast's options with option prices ranging from $3.00 to $7.38 per share of Class A Common Stock with an aggregate exercise price of $610,000. As of September 30, 1997, 73,000 of these options had been exercised.


(15) INCOME TAXES


     The Company's effective tax rate differs from the statutory federal income tax rate as follows:


                                                                  YEARS ENDED SEPTEMBER 30,
                                            ----------------------------------------------------------------------
                                                    1997                    1996                     1995
                                            ---------------------   ---------------------   ----------------------
                                            AMOUNT       %          AMOUNT       %          AMOUNT         %
                                            --------   ----------   --------   ----------   ----------   ---------
                                                                    (DOLLARS IN THOUSANDS)
   Tax at federal income tax rate  ......    $4,295       34.0%      $1,443       34.0%      $3,394        34.0%
   Increase (decrease) resulting from:
    State tax ...........................       314        2.5%         154        3.6          362         3.6
    Other, net   ........................       424        3.3%          60        1.5          (15)       (0.1)
                                             ------       ----       ------       ----       ------        ----
     Total ..............................    $5,033       39.8%      $1,657       39.1%      $3,741        37.5%
                                             ======       ====       ======       ====       ======        ====

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(15) INCOME TAXES--(CONTINUED)

     The components of the provision for income taxes for the year ended September 30, 1997, 1996 and 1995 are as follows:



                                    FOR THE YEARS ENDED
                                       SEPTEMBER 30,
                              --------------------------------
                               1997       1996       1995
                              --------   --------   ----------
                                   (DOLLARS IN THOUSANDS)
   Current-federal   ......    $1,150     $1,324     $3,590
   Current-state  .........       125        227        620
   Deferred-federal  ......     3,391         90       (400)
   Deferred-state .........       367         16        (69)
                               ------     ------     ------
    Total   ...............    $5,033     $1,657     $3,741
                               ======     ======     ======

     The tax effects of significant temporary differences included in the deferred tax asset as of September 30, 1997 and 1996 were:


                                             SEPTEMBER 30,
                                            ----------------
                                             1997      1996
                                            --------   -----
                                              (DOLLARS IN
                                               THOUSANDS)
   Deferred tax asset:
    Non-accrual interest  ...............    $  200    $185
    Loan loss and other reserves   ......       875     431
    Fixed assets ........................        77       5
    Deferrals and amortization  .........       250      19
    Purchase accounting   ...............     1,605      --
    Other  ..............................       236      --
                                             ------    ----
     Gross deferred tax asset   .........     3,243     640
                                             ------    ----
   Deferred tax liability:
    FHLB Atlanta stock dividends   ......       159     167
    Deferrals and amortizations .........       912      --
    Other  ..............................        91      13
                                             ------    ----
     Gross deferred tax liability  ......     1,162     180
                                             ------    ----
     Net deferred tax asset  ............    $2,081    $460
                                             ======    ====

     At September 30, 1997, the Company had $409,000 in Tax Bad Debt Reserves originating before December 31, 1987 for which deferred taxes have not been provided. The amount becomes taxable under the Internal Revenue Code upon the occurrence of certain events, including certain non-dividend distributions. The Company does not anticipate any actions which would ultimately result in the recapture of this amount for income tax purposes.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(15) INCOME TAXES--(CONTINUED)

     The components of deferred income tax provision (benefit) relate to the following:


                                                      YEARS ENDED SEPTEMBER 30,
                                                  ----------------------------------
                                                   1997       1996          1995
                                                  --------   -----------   ---------
                                                        (DOLLARS IN THOUSANDS)
   Differences in book/tax depreciation  ......   $  --        $(10)        $  (21)
   Delinquent interest ........................     (18)           (7)         (80)
   FHLB Stock dividends   .....................      --          --           (144)
   Loan fees  .................................      15          --             --
   Loan loss and other reserves ...............    (294)        156           (164)
   Deferrals and amortization   ...............    (145)        (33)           (60)
   SAIF special assessment   ..................     758          --             --
   Purchase accounting ........................   2,635          --             --
   Other   ....................................     807          --             --
                                                  ------       ------       ------
    Total deferred taxes  .....................   $3,758       $106         $ (469)
                                                  ======       ======       ======

     In connection with the acquisition of Suncoast, the Company recorded deferred tax assets and liabilities for the differences between values assigned in purchase accounting and the tax bases of acquired assets and liabilities. The resultant net deferred tax asset is not included in the summary of significant temporary differences at September 30, 1996 above. Approximately $2,635,000 of this deferred tax asset has been recognized as deferred tax expense during the year ended September 30, 1997 and $1,605,000 represents the tax effect at September 30, 1997 of amounts deductible for tax purposes in future periods.


     The Company also acquired net deferred tax assets of approximately $1,140,000 in conjunction with its acquisition of Suncoast. These net deferred tax assets are not included in the summary of significant temporary differences at September 30, 1996 above.


(16) COMMITMENTS AND CONTINGENCIES


     In the normal course of business, the Company enters into instruments that are not recorded in the consolidated financial statements, but are required to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.


     The Company's exposure to credit loss in the event of nonperformance by the other party on the financial instrument for commitments to extend credit and standby letters of credit by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(16) COMMITMENTS AND CONTINGENCIES--(CONTINUED)

other termination clauses and may require payment of a fee. Total commitments to extend credit at September 30, 1997 were as follows:


                                                   SEPTEMBER 30, 1997
                                           ----------------------------------
                                            FIXED      VARIABLE
                                            RATE         RATE        TOTAL
                                           ---------   ----------   ---------
                                                 (DOLLARS IN THOUSANDS)
   Commitments to fund loans   .........   $ 9,980     $ 15,826      $ 25,806
   Loans in process   ..................     4,297        8,664        12,961
   Letters of credit  ..................       127           --           127
   Commitments to purchase loans  ......        --      873,553       873,553
                                           -------     --------      --------
    Total ..............................   $14,404     $898,043      $912,447
                                           =======     ========      ========

     The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the customer. Collateral varies but may include accounts receivable, property, plant and equipment, residential real estate, and income-producing commercial properties.


     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral to support those commitments.


     The Company is a party to certain other claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.


(17) RELATED PARTY TRANSACTIONS


     The Company employs the services of a law firm, of which the Company's Chairman of the Board and President is senior managing director and of which another director of the Company is managing director; and the services of an insurance agency, of which a member of the Board of Directors is a vice president. For the years ended September 30, 1997, 1996 and 1995, total fees (a portion of which were capitalized) paid to this law firm totaled approximately $2.2 million, $986,000, and $1.1 million, respectively, and amounts paid to this insurance agency totaled approximately $373,000, $147,000, and $129,000, respectively.


     In fiscal 1997, the Company leased property for a new branch, which is 25% owned by the Company's Chairman of the Board. The lease is for a term of 3 years with four three year options to renew. The annual rent for the property is approximately $126,000, and in fiscal 1997, the Company paid a total of $82,000 in rent.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997

(18) BANKUNITED FINANCIAL CORPORATION


     The following summarizes the major categories of the Company's (parent company only) financial statements:


                  CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                                        AS OF SEPTEMBER 30,
                                                                      ------------------------
                                                                        1997        1996
                                                                      ----------   -----------
                                                                       (DOLLARS IN THOUSANDS)
   Assets:
    Cash  .........................................................   $    623      $    88
    FHLB overnight deposits .......................................      2,822        7,889
    Tax certificates  .............................................         40          312
    Investments, net (market value of approximately $10 and $10 at
      September 30, 1997 and 1996, respectively) ..................         10           10
    Investments available for sale   ..............................         --          155
    Mortgage-backed securities, available for sale  ...............     18,644        1,309
    Accrued interest receivable   .................................        173          132
    Investment in the Bank  .......................................    183,807       59,443
    Investment in subsidiaries ....................................      4,640           --
    Other assets   ................................................      9,622          248
                                                                      --------      -------
     Total   ......................................................   $220,381      $69,586
                                                                      ========      =======
   Liabilities  ...................................................   $  3,396      $   475
   Junior subordinated deferrable interest debentures  ............    120,640           --
   Stockholders' equity:
    Preferred stock   .............................................         22           27
    Common stock   ................................................         95           57
    Paid-in capital   .............................................     86,679       62,055
    Retained earnings .............................................     11,988        7,279
    Net unrealized gains (losses) on securities available for sale,
      net of taxes ................................................        861         (307)
                                                                      --------      -------
      Total stockholders' equity  .................................     99,645       69,111
                                                                      --------      -------
      Total liabilities and stockholders' equity ..................   $220,381      $69,586
                                                                      ========      =======

                       CONDENSED STATEMENTS OF OPERATIONS


                                          FOR THE YEARS ENDED SEPTEMBER 30,
                                          ----------------------------------
                                           1997          1996       1995
                                          -----------   --------   ---------
                                                (DOLLARS IN THOUSANDS)
   Interest income   ..................    $  2,626      $  803     $  307
   Interest expense  ..................       6,726          17         36
   Equity income of the Bank  .........      10,927       2,406      6,587
   Operating expenses   ...............       1,166         491        818
                                           --------      ------     ------
   Income before income taxes .........       5,661       2,701      6,040
   Income tax expense (benefit)  ......      (1,938)        115       (200)
                                           --------      ------     ------
    Net income ........................    $  7,599      $2,586     $6,240
                                           ========      ======     ======

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997


(18) BANKUNITED FINANCIAL CORPORATION--(CONTINUED)

                      CONDENSED STATEMENTS OF CASH FLOWS


                                                                         FOR THE YEARS ENDED SEPTEMBER 30,
                                                                       1997           1996          1995
                                                                     ------------   ------------   -----------
                                                                              (DOLLARS IN THOUSANDS)
   Cash flow from operating activities:
    Net income ...................................................   $   7,599       $   2,586      $  6,240
    Less: Undistributed income of the Bank   .....................     (11,551)           (406)       (6,587)
    Other   ......................................................      (2,757)            242           156
                                                                     ---------       ---------      --------
    Net cash provided by (used in) operating activities  .........      (6,709)          2,422          (191)
                                                                     ---------       ---------      --------
   Cash from investing activities:
    Equity contributions to the Bank   ...........................     (85,000)        (16,000)           --
    Equity contributions to subsidiaries  ........................      (4,640)             --            --
    Purchase of investment securities  ...........................          --            (155)           --
    Proceeds from sale of investments  ...........................         155              --            --
    Purchase of mortgage-backed securities   .....................     (27,411)             --            --
    Proceeds from repayments of mortgage- backed securities       .      5,054             368           181
    Proceeds from sales of mortgage-backed securities ............       5,021              --            --
    Net decrease in tax certificates   ...........................         269             145           732
                                                                     ---------       ---------      --------
    Net cash provided by (used in) investing activities  .........    (106,552)        (15,642)          913
                                                                     ---------       ---------      --------
   Cash flow from financing activities:
    Net proceeds from issuance of Junior subordinated
      deferrable interest debentures   ...........................     114,776              --            --
    Net proceeds from issuance of common stock  ..................       1,329          23,198           222
    Dividends paid on preferred stock  ...........................      (2,890)         (2,086)       (2,010)
    Preferred Stock, Series 9% tender offer  .....................      (4,486)             --            --
                                                                     ---------       ---------      --------
    Net cash provided by (used in) financing activities  .........     108,729          21,112        (1,788)
    (Decrease) increase in cash and cash equivalents  ............      (4,532)          7,892        (1,066)
    Cash and cash equivalents at beginning of year ...............       7,977              85         1,151
                                                                     ---------       ---------      --------
    Cash and cash equivalents at end of year .....................   $   3,445       $   7,977      $     85
                                                                     =========       =========      ========

(19) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS


     The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.


     Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, such as commercial, commercial real estate, residential mortgage, second mortgages, and other installment. Each loan category is further segmented into fixed and adjustable rate

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997



(19) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

interest terms and by performing and non-performing status. The fair value of loans, except residential mortgage and adjustable rate loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of average maturity is based on historical experience with prepayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.


     For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for national historical prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.


     For adjustable-rate loans, the fair value is estimated at book value after adjusting for credit risk inherent in the loan. The Company's interest rate risk is considered insignificant since the majority of the Company's adjustable rate loans are based on the average cost of funds for the Eleventh District of the Federal Home Loan Bank System ("COFI") or one-year Constant Maturity Treasuries ("CMT") rates and adjust monthly or at intervals generally over a period not exceeding one year.


     The fair value of the tax certificates is estimated at book value as these investments historically have had relatively short lives and their yields approximate market rates. The fair value of mortgage-backed securities and investment securities is estimated based on bid prices available from securities dealers.


     The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the Company's current rates for deposits of similar maturities adjusted for insurance costs.


     The fair value of the Trust Preferred Securities is estimated based on bid prices available from securities dealers.


     The fair value of subordinated notes is estimated by discounting contractual cash flows using estimated market rates. The contract amounts and related fees of the Company's commitments to extend credit approximate the fair value of these commitments.

               BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997



(19) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

     The following table presents information for the Company's financial instruments at September 30, 1997 and 1996:



                                                        AS OF SEPTEMBER 30, 1997
                                                     ------------------------------
                                                     CARRYING VALUE     FAIR VALUE
                                                     ----------------   -----------
                                                         (DOLLARS IN THOUSANDS)
   Financial assets:
    Cash and overnight investments ...............      $   89,984       $   89,984
    Tax certificates and other investments  ......          73,943           74,062
    Mortgage-backed securities  ..................         120,271          120,211
    Loans receivable   ...........................       1,765,723        1,814,459
    Mortgage servicing assets   ..................           4,783            4,890
    Other interest-earning assets  ...............          33,599           33,599
   Financial liabilities:
    Deposits  ....................................      $1,195,892       $1,197,871
    Borrowings   .................................         701,484          704,705
    Trust Preferred Securities  ..................         116,000          119,010


                                                        AS OF SEPTEMBER 30, 1996
                                                     ------------------------------
                                                     CARRYING VALUE     FAIR VALUE
                                                     ----------------   -----------
                                                         (DOLLARS IN THOUSANDS)
   Financial assets:
    Cash and overnight investments ...............       $ 34,136         $ 34,136
    Tax certificates and other investments  ......         46,784           46,784
    Mortgage-backed securities  ..................         70,163           69,741
    Loans receivable   ...........................        646,385          646,547
    Other interest-earning assets  ...............         12,225           12,225
   Financial liabilities:
    Deposits  ....................................       $506,106         $506,025
    Advances from the FHLB   .....................        237,000          237,218
    Subordinated notes ...........................            775              859

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.


   None.



                                   PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.


     The information contained under the caption "Election of Directors" to appear in the Company's definitive proxy statement relating to the Company's 1998 Annual Meeting of Stockholders, which definitive proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year covered by this report on Form 10-K (hereinafter referred to as the "Annual Meeting Proxy Statement"), is incorporated herein by reference. Information concerning the executive officers of the Company is included in Part I of this Report on Form 10-K.


ITEM 11.  EXECUTIVE COMPENSATION.


     The information contained under the caption "Executive Compensation" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


     The information contained under the caption "Security Ownership of Certain Beneficial Owners and Management" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


     The information contained under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.



                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.


(A) THE FOLLOWING DOCUMENTS ARE FILED AS PART OF THIS REPORT:


     (1) Financial Statements.


     The following consolidated financial statements of the Company and the report of the independent certified public accountants thereon filed with this report:


            Report of Independent Certified Public Accountants (Price Waterhouse LLP).


            Consolidated Statements of Financial Condition as of September 30, 1997 and 1996.


            Consolidated Statements of Operations for the years September 30, 1997, 1996 and 1995.


            Consolidated Statements of Stockholders' Equity for the years ended September 30, 1997, 1996 and 1995.

            Consolidated Statements of Cash Flows for the years ended September 30, 1997, 1996 and 1995.


            Notes to Consolidated Financial Statements.


        (2) Financial Statement Schedules.


           Schedules are omitted because the conditions requiring their filing are not applicable or because the required information is provided in the Consolidated Financial Statements, including the Notes thereto.

        (3) Exhibits.*


           2.1 Agreement and Plan of Merger, dated July 15, 1996, between BankUnited and Suncoast Savings and Loan Association, FSA. (Exhibit 2.1 to BankUnited's Form S-4 Registration Statement, File No. 333-13211, as filed with the Securities and Exchange Commission on October 1, 1996).


           2.2 Agreement and Plan of Merger between BankUnited and Consumers Bancorp, Inc. dated September 19, 1997 (Exhibit 2.2 to BankUnited's Form S-4 Registration Statement, File No. 333-39921, as filed with the Securities and Exchange Commission on November 10, 1997).


           3.1 Articles of Incorporation of BankUnited.


           3.2 Statement of Designation of Series I Class A Common Stock and Class B Common Stock of BankUnited (included as an appendix to Exhibit 3.1).


           3.3 Statement of Designation of Noncumulative Convertible Preferred Stock, Series A, of BankUnited (included as an appendix to Exhibit 3.1).


           3.4 Statement of Designation of Noncumulative Convertible Preferred Stock, Series B of BankUnited (included as appendix to Exhibit 3.1).


           3.5 Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1993 of BankUnited (included as an appendix to
        Exhibit 3.1).


           3.6 Statement of Designation of 9% Noncumulative Perpetual Preferred Stock of BankUnited (included as an appendix to Exhibit 3.1).


           3.7 Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 of BankUnited (included as appendix to
        Exhibit 3.1).


           3.8 Form of Letter Agreement between BankUnited and the holders of shares of BankUnited's Noncumulative Convertible Preferred Stock, Series B.


           3.9 Bylaws of BankUnited (Exhibit 4.5 to BankUnited's Form S-8 Registration Statement, File No. 333-43211, as filed with the Securities and Exchange Commission on November 14, 1996).


           4.1 Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of September 25, 1992, between BankUnited, FSB (the "Bank") and the Federal Home Loan Bank of Atlanta (Exhibit 4.1 to the Bank's Form 10-K for the year ended September 30, 1992, filed with the Securities and Exchange Commission as an exhibit to BankUnited's Form 8-K dated March 25, 1993).

           4.2 Forms of Series 15A-F, Series 18E and Series 20A-F of Subordinated Notes of the Bank (Exhibit 4.3 to BankUnited's Form S-4 Registration Statement, File No. 33-55232, as filed with the Securities and Exchange Commission on December 2, 1992).


           10.1 Non-Statutory Stock Option Plan, as amended, (Exhibit 4.9 to BankUnited's Form S-8 Registration Statement, File No. 33-76882, as filed with the Securities and Exchange Commission on March 24, 1994).
        **


           10.2 1992 Stock Bonus Plan, as amended (Exhibit 10.2 to BankUnited's Form 10-K Report for the year ended September 30, 1994 [the "1994 10-K"]).**


           10.3 1994 Incentive Stock Option Plan. (Exhibit 10.3 to the 1994 10-K).**


           10.4 The Bank's Profit Sharing Plan. (Exhibit 10.4 to BankUnited's Form S-2 Registration Statement, File No. 33-80791, as filed with the Securities and Exchange Commission on December 22, 1995).**


           10.5 1996 Incentive Compensation and Stock Award Plan (Exhibit 10.5 to BankUnited's Form 10-K Report for the year ended September 30,
        1996).**


           10.6 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc. and SouthTrust Bank of the Suncoast (Exhibit 10.1 to BankUnited's Form 10-Q Report for the quarter ended March 31, 1995 [the "March 31, 1995 10-Q"]).


           10.7 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of Southwest Florida, N.A. (Exhibit
        10.2 to the March 31, 1995 10-Q).


           10.8 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of the Suncoast (Exhibit 10.1 to BankUnited's Form 10-Q Report for the quarter ended June 30, 1995 [the "June 30, 1995 10-Q"]).


           10.9 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust of Southwest Florida, N.A. (Exhibit 10.2 to the June 30, 1995 10-Q).


           10.10 Form of Employment Agreement between BankUnited and Alfred R. Camner (Exhibit 10.10 to BankUnited's 10-K Report for the year ended September 30, 1996).


           10.11 Form of Employment Agreement between BankUnited and Earline G. Ford (Exhibit 10.11 to BankUnited's 10-K Report for the year ended September 30, 1996).


           10.12 Form of Employment Agreement between BankUnited and certain of its senior officers (Exhibit 10.12 to BankUnited's 10-K Report for the year ended September 30, 1996).


           10.13 Junior Subordinated Indenture with respect to BankUnited's 101/4% Junior Subordinated Debentures. (Exhibit 4.1A to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.14 Supplemental Indenture (Exhibit 4.1B to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

           10.15 Form of Amended and Restated Trust Agreement of BankUnited Capital. (Exhibit 4.3 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.16 Form of Amended and Restated Guarantee Agreement for BankUnited Capital. (Exhibit 4.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.17 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 99.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.18 Registration Rights Agreement (Exhibit 4.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.19 Registration Rights Agreement (Exhibit 4.7 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.20 Purchase Agreement (Exhibit 99.4 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.21 Purchase Agreement (Exhibit 99.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).


           10.22 Form of Indenture with respect to BankUnited's 9.60% Junior Subordinated Debentures. (Exhibit 4.3 to the Company's Registration Statement on Form S-2, File No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).


           10.23 Trust Agreement of BankUnited Capital II. (Exhibit 4.6 to the Company's Registration Statement on Form S-2, File No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).


           10.24 Form of Amended and Restated Trust Agreement of BankUnited Trust II. (Exhibit 4.7 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).


           10.25 Form of Guarantee Agreement for BankUnited Capital II. (Exhibit 4.9 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).


           10.26 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7) (Exhibit 4.10 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).


           11.1 Statement regarding calculation of earnings per common share.


           12.1 Statement regarding calculation of earnings to combined fixed charges and preferred stock dividends.


           21.1 Subsidiaries of the Registrant (Exhibit 21.1 to BankUnited's Form S-4 Registration Statement, File No. 333-39921, as filed with the Securities and Exchange Commission on November 10, 1997).

           23.1 Consent of Price Waterhouse LLP.


           24.1 Power of attorney (set forth on the signature page in Part IV of this Report on Form 10-K for the year ended September 30, 1997).


           27.1 Financial Data Schedule.
----------------
 * Exhibits followed by a parenthetical reference are incorporated herein by reference from the documents described therein.
**  Exhibits 10.1--10.5 are compensatory plans or arrangements.


(B) REPORTS ON FORM 8-K.


     During the quarter ended September 30, 1997, the Company filed with the Securities and Exchange Commission, (i) a Current Report on Form 8-K dated September 12, 1997, which reported that the Company had called its 8% Noncumulative Convertible Preferred Stock, Series 1996, for redemption, and
(ii) a Current Report on Form 8-K announcing that the Company had agreed to acquire Consumers Savings Bancorp, Inc., the parent company of Consumers Savings Bank.


SUPPLEMENTAL INFORMATION


     As of the date of filing of this report on Form 10-K no annual report or proxy material has been sent to security holders. Such material will be furnished to security holders and the Securities and Exchange Commission subsequent to the filing of this report on Form 10-K.

                                  SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized on December 29, 1997.


                                        BANKUNITED FINANCIAL CORPORATION




                                        By: /s/ Alfred R. Camner
                                            -----------------------------------
                                            Alfred R. Camner
                                            Chairman of the Board, President
                                            and
                                            Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner, Earline G. Ford and Marc Jacobson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on December 29, 1997 on behalf of the Registrant by the following persons and in the capacities indicated.


/s/ Alfred R. Camner           Chairman of the Board, Chief Executive
----------------------------   Officer, President and Director
Alfred R. Camner               (Principal Executive Officer)

/s/ Earline G. Ford            Executive Vice President, Treasurer and
----------------------------   Director
Earline G. Ford

/s/ James A. Dougherty         Executive Vice President and Director
----------------------------
James A. Dougherty

/s/ Samuel A. Milne            Executive Vice President and Chief Financial
----------------------------   Officer (Principal Financial Officer and
Samuel A. Milne                Principal Accounting Officer)

/s/ Marc D. Jacobson           Director
----------------------------
Marc D. Jacobson

/s/ Allen M. Bernkrant         Director
----------------------------
Allen M. Bernkrant

/s/ Lawrence H. Blum           Director
----------------------------
Lawrence H. Blum

/s/ Patricia L. Frost          Director
----------------------------
Patricia L. Frost

---------------------------  Director
Anne W. Solloway

/s/ Neil Messinger           Director
---------------------------
Neil Messinger

/s/ Christina Cuervo         Director
---------------------------
Christina Cuervo

---------------------------  Director
Elia J. Giusti

---------------------------  Director
Norman Mains

/s/ Bruce Friesner           Director
---------------------------
Bruce Friesner

/s/ Marc Lipsitz             Director and Corporate Secretary
---------------------------
Marc Lipsitz

                                   APPENDIX B

                        BANKUNITED FINANCIAL CORPORATION
                   OPERATING RESULTS AND FINANCIAL INFORMATION
                     FOR THE QUARTER ENDED DECEMBER 31, 1997





                                       B1

                                                                      APPENDIX B


                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                 DECEMBER 31,     SEPTMEBER 30,
                                                                                     1997             1997
                                                                                 (Unaudited)          1997
                                                                               --------------     -------------
                                                                    (Dollars in thousands, except per share amounts)

ASSETS
Cash                                                                           $   13,136         $   10,571
Federal Home Loan Bank overnight deposits                                          20,261             79,413
Securities purchased under agreements to resell                                    30,032               --
Tax certificates (net of reserves of $714 at December 31, 1997 and
 $697 at September 30, 1997)                                                       40,035             49,283
Investments held to maturity (market value of approximately
 $14,612 at December 31, 1997 and $14,613 at September 30, 1997)                   14,497             14,494
Investments available for sale, at market                                           8,168             10,166
Mortgage-backed securities, held to maturity (market
  value of approximately $10,946 at December 31, 1997
  and $11,292 at September 30, 1997)                                               10,882             11,352
Mortgage-backed securities available for sale, at market                           84,403            108,919
Loans receivable, net                                                           2,579,433          1,661,381
Mortgage loans held for sale (market value of approximately $93,443
 at December 31, 1997 and $105,980 at September 30, 1997)                          92,224            104,342
Other interest earning assets                                                      63,098             33,599
Office properties and equipment, net                                                8,682              7,371
Real estate owned, net                                                                780                611
Accrued interest receivable                                                        22,743             16,261
Mortgage servicing rights                                                           5,030              4,783
Goodwill                                                                           14,559             14,278
Prepaid expenses and other assets                                                  20,813             18,582
                                                                               ----------         ----------
       Total assets                                                            $3,028,776         $2,145,406
                                                                               ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits                                                                       $1,444,102         $1,195,892
Securities sold under agreements to repurchase                                     30,000             30,000
Advances from Federal Home Loan Bank                                            1,261,466            671,484
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated deferrable interest
  debentures of the Company                                                       116,000            116,000
Interest payable (primarily on deposits and advances from Federal Home
  Loan Bank)                                                                        5,770              3,844
Advance payments by borrowers for taxes and insurance                               6,434             10,688
Accrued expenses and other liabilities                                             19,373             17,853
                                                                               ----------         ----------
       Total liabilities                                                        2,883,145          2,045,761
                                                                               ----------         ----------

STOCKHOLDERS' EQUITY:
Preferred stock, Series B, 1993, 1996 and 9%, $0.01 par value. Authorized shares - 10,000,000; issued and outstanding shares - 1,644,805 at
  December 31,1997 and 2,175,296 at September 30, 1997                                 16                 22
Class A Common Stock, $.01 par value.  Authorized shares - 30,000,000;
  issued and outstanding shares - 13,923,022 at December 31, 1997 and
  9,257,098 at September 30, 1997                                                     139                 92
Class B Common Stock, $.01 par value.  Authorized shares - 3,000,000;
  issued and outstanding shares - 285,958 at December 31, 1997 and 275,685
  at September 30, 1997                                                                 3                  3
 Additional paid-in capital                                                       131,149             86,679
 Retained earnings                                                                 13,632             11,988
 Net unrealized gains on securities available for sale,  net of tax                   692                861
                                                                               ----------         ----------
       Total stockholders' equity                                                 145,631             99,645
                                                                               ----------         ----------
       Total liabilities and stockholders' equity                              $3,028,776         $2,145,406
                                                                               ==========         ==========

SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED DECEMBER 31,
                                                           -------------------------------
                                                                    (Unaudited)
                                                                  1997         1996
                                                                --------    --------
                                                      (In thousands, except earnings per share)
Interest income:
 Interest and fees on loans                                     $ 36,893    $ 16,616
 Interest on mortgage-backed securities                            2,192       1,309
 Interest on short-term investments                                  420         467
 Interest and dividends on long-term investments
  and other earning assets                                         1,945       1,099
                                                                --------    --------
   Total interest income                                          41,450      19,491
                                                                --------    --------
Interest expense:
 Interest on deposits                                             17,584       8,882
 Interest on borrowings                                           11,591       3,505
 Preferred dividends of Trust Subsidiary                           2,908          28
                                                                --------    --------
   Total interest expense                                         32,083      12,415
                                                                --------    --------

   Net interest income before provision for loan losses            9,367       7,076
   Provision for loan losses                                         650         250
                                                                --------    --------

   Net interest income after provision for loan losses             8,717       6,826
                                                                --------    --------
Non-interest income:
 Service fees, net                                                   452         575
 Gain (loss) on sale of loans and mortgage-backed securities       1,115         (11)
 Other                                                                77          36
                                                                --------    --------
   Total non-interest income                                       1,644         600
                                                                --------    --------
Non-interest expenses:
   Employee compensation and benefits                              2,480       1,915
   Occupancy and equipment                                           886         886
   Insurance                                                         255         361
   Professional fees - legal and accounting                          622         222
   Other operating expenses                                        2,782       1,421
                                                                --------    --------
        Total non-interest expenses                                7,025       4,805
                                                                --------    --------

   Income before income taxes and preferred stock dividends        3,336       2,621
   Income taxes                                                    1,361       1,022
                                                                --------    --------

   Net income before preferred stock dividends                     1,975       1,599
Preferred stock dividends                                            332         672
                                                                --------    --------
   Net income after preferred stock dividends                   $  1,643    $    927
                                                                ========    ========
Earnings Per Share
   Basic                                                        $   0.13    $   0.14
                                                                ========    ========
   Diluted                                                      $   0.12    $   0.13
                                                                ========    ========
Weighted average number of common shares
assumed outstanding during the period:
   Basic                                                          13,012       6,807
                                                                ========    ========
   Diluted                                                        14,042       7,958
                                                                ========    ========

SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           THREE MONTHS ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                                    (Unaudited)
                                                                                1997            1996
                                                                             ---------       ---------
                                                                               (Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                                  $   1,975       $   1,599
 Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
   Provision for loan losses                                                       650             250
   Provision for losses on tax certificates                                         16              18
   Depreciation and amortization                                                   328             313
   Amortization of discounts and premiums on investments                            (2)              8
   Amortization of discounts and premiums on mortgage-backed securities           (633)             30
   Amortization of discounts and premiums on loans                              (1,162)            (23)
   Amortization of loan servicing assets                                           285             163
   Amortization of goodwill                                                        208             113
Loans originated for sale                                                      (12,037)         (5,193)
Increase in accrued interest receivable                                         (6,481)         (1,097)
Increase (decrease) in interest payable on deposits and FHLB advances            1,926            (845)
Increase (decrease) in accrued expenses                                            (60)          2,347
Increase (decrease) in accrued taxes                                             2,687            (937)
Increase (decrease) in deferred taxes                                             (249)             17
Decrease in other liabilities                                                   (1,005)        (27,320)
(Increase) decrease in prepaid expenses and other assets                        (3,004)          1,763
Proceeds from sale of loans                                                     28,574           3,657
Recovery on loans                                                                    5              11
(Gain) loss on sales of loans                                                     (692)             11
Gain on sale of mortgage-backed securities                                        (423)           --
(Gain) loss on sales of real estate owned                                          (54)             23
                                                                             ---------       ---------
    Net cash provided by (used in) operating activities                         10,852         (25,092)
                                                                             ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans                                                         (921,700)        (58,864)
Proceeds from sale of real estate owned                                            313             488
Purchase of other earning assets                                               (34,250)         (2,650)
Proceeds from repayments of mortgage-backed securities                           8,747           3,136
Proceeds from repayments of other earning assets                                 4,751           3,000
Proceeds from repayments of investment securities                                2,000            --
Proceeds from sale of mortgage securities                                       17,021            --
Purchases of premises and equipment                                             (1,639)           (338)
Net decrease in tax certificates                                                 9,231           6,281
Purchase of Suncoast's cash equivalents                                           --            32,803
                                                                             ---------       ---------
    Net cash (used in) investing activities                                   (915,526)        (16,144)
                                                                             ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                                       248,211          48,323
Net increase (decrease) in other borrowings                                    589,982             (16)
Net proceeds from issuance of preferred stock                                     --                 9
Net proceeds from issuance of common stock                                      44,640              14
Net proceeds from issuance of trust preferred securities                          --            48,350
Preferred Stock purchase                                                           (43)           --
Preferred Stock, Series 1996 called                                                (85)           --
Dividends paid on the Company's preferred stock                                   (332)           (672)
Decrease in advances from borrowers for taxes and insurance                     (4,254)         (4,490)
                                                                             ---------       ---------
   Net cash provided by financing activities                                   878,119          91,518
                                                                             ---------       ---------
Increase (decrease) in cash and cash equivalents                               (26,555)         50,282
Cash and cash equivalents at beginning of period                                89,984          34,136
                                                                             ---------       ---------
Cash and cash equivalents at end of period                                   $  63,429       $  84,418
                                                                             =========       =========
SUPPLEMENTAL DISCLOSURES:
Transfer from loans to real estate owned                                     $     428       $   1,160
                                                                             =========       =========


SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.      BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles ("GAAP"). However, all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial statements of BankUnited Financial Corporation and its subsidiaries (the "Company") have been included. Operating results for the three month period ended December 31, 1997 are not necessarily indicative of the results which may be expected for the year ended September 30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

2.      CAPITAL

In January 1998, the Company called its 743,870 shares of its 8% Noncumulative Convertible Preferred Stock, Series 1993 effective February 20, 1998 at $10.00 per share. Management expects substantially all shares of the preferred stock to be converted into common stock at a ratio of one for one.

The Office of Thrift Supervision ("OTS") requires that BankUnited, FSB (the "Bank") meet minimum regulatory tangible, core and risk-based capital requirements. Currently, the Bank exceeds all regulatory capital requirements. The Bank's required, actual and excess regulatory capital levels as of December 31, 1997 were as follows:

                                REQUIRED                   ACTUAL                     EXCESS
                          -------------------       ---------------------       --------------------
                                      % OF                        % OF                          % OF
                           AMOUNT      ASSETS         AMOUNT       ASSETS         AMOUNT      ASSETS
                          --------     ------       ----------     ------       ---------     ------
                                                   (Dollars in Thousands)
Tangible Capital          $ 44,850     1.5%         $ 212,474       7.1%        $ 167,624     5.6%
Core Capital              $ 89,699     3.0%         $ 212,474       7.1%        $ 122,775     4.1%
Risk-Based Capital        $134,722     8.0%         $ 217,097      12.9%        $ 82,375      4.9%


3.       ACQUISITIONS

On January 23, 1998, the Company acquired Consumers Bancorp, Inc., for approximately $11 million in a combination of cash and stock, and merged its wholly-owned subsidiary, Consumers Savings Bank, which had assets of $101.3 million and deposits of $84.3 million as of December 31, 1997, into the Bank.

On December 30, 1997, the Company entered into a definitive agreement to acquire Central Bank for 1,516,500 shares of the Company's Class A common stock, subject to adjustment under certain conditions. Central Bank is a state chartered commercial bank which had assets of $96.9 million and deposits of $72.8 million as of December 31, 1997. Central Bank operates 4 branch offices in Miami-Dade County, Florida.

On November 15, 1996, the Company acquired Suncoast Savings and Loan Association, FSA. The balance sheet and results of operations of Suncoast have been included with those of the Company as of and for periods subsequent to November 15, 1996.

4.       NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in December 1996, the FASB issued a related Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125" (collectively "Statement No. 125"). Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. Portions of Statement No. 125 were effective for transactions entered into after December 31, 1996 with the remaining portions effective for transactions entered into after December 31, 1997. The impact of adopting Statement No. 125 has not been nor is it currently expected to be material to the Company's financial position or the results of operations.

The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" and as required, restated all earnings per share to report "Basic" and "Diluted" earnings per share.

5.       CONTINGENCIES

The Company is a party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of the consolidated operating results and financial condition of the Company for the three month periods ended December 31, 1997 and 1996. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1997.

This Quarterly Report on form 10-Q contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Such forward looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements may include, but not be limited to, projections of income, borrowing costs, prepayment rates, and plans for future operations or acquisitions, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," "intend," and similar expressions identify forward looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company, the Trust Issuer or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                Table of Contents
                                                                            PAGE
Summary ...........................................................
Summary Consolidated Financial Information and Other Data..........
Risk Factors.......................................................
BankUnited Financial Corporation...................................
The Trust Issuer...................................................
Use of Proceeds....................................................
Market for the Preferred Securities................................
Accounting Treatment...............................................
Capitalization.....................................................
Summary Consolidated Financial Information and Other Data..........
Management's Discussion and Analysis of December 31, 1997 Operating
   Results and Financial Information...............................
Description of the Preferred Securities............................
Description of the Junior Subordinated Debentures..................
Description of the Guarantee.......................................
Relationship Among the Preferred Securities, the Junior
  Subordinated Debentures, the Expense Agreement and the Guarantee.
Certain Federal Income Tax Consequences............................
Underwriting.......................................................
Validity of Securities.............................................
Experts        ....................................................
Available Information..............................................
Incorporation of Certain Documents by Reference....................
Appendix A - 1997 Annual Report on Form 10-K
  of BankUnited Financial Corporation..............................
               Business of BankUnited Corporation..................
               Regulation..........................................
               Taxation............................................
               Management's Discussion and Analysis of Financial
                 Condition and Results of Operations...............
               Consolidated Financial Statements...................
Appendix B -   Operating Results and Financial Information of
   BankUnited Financial Corporation for the  quarter ended
   December 31, 1997...............................................


                                     [LOGO]

                                    3,000,000
                           TRUST PREFERRED SECURITIES

                             BANKUNITED CAPITAL III
                              __% CUMULATIVE TRUST
                              PREFERRED SECURITIES

                 GUARANTEED, TO THE EXTENT SET FORTH HEREIN, BY

                              BANKUNITED FINANCIAL
                                   CORPORATION

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                            PAINEWEBBER INCORPORATED

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                __________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the offering of the securities to which this Registration Statement relates which will be borne by BankUnited, are as set forth below. With the exception of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. filing fees, all amounts shown are estimates.


                                                                  AMOUNT
                                                                  ------
      SEC registration fee...................................   $34,848.49

      New York Stock Exchange listing fee....................   $36,900.00

      Trustee fees and expenses..............................   $    *

      Legal fees and expenses................................   $    *

      Accounting fees and expenses...........................   $    *

      Printing and mailing expenses..........................   $    *

      Blue Sky fees and expenses.............................   $    *

      Miscellaneous..........................................   $    *
                                                                 -------------

        TOTAL................................................   $    *
                                                                 =============
--------------------
* To be filed by amendment





Item 15.                     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Articles of Incorporation of BankUnited provides that BankUnited shall indemnify its officers and directors to the fullest extent permitted by law.

         The Bylaws of BankUnited provide that BankUnited will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of BankUnited for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys' fees. Such indemnification may only be made, however, if (i) final judgment on the merits is in his or her favor or (ii) in case of settlement, final judgment against him or her or final judgment in his or her favor, other than on the merits, if a majority of the Board of Directors of BankUnited determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of BankUnited.

         Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the director derived an improper personal benefit;
(c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a shareholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

         Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, BankUnited to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of BankUnited) by reason of the fact that he is or was a director, officer, employee or agent of BankUnited (or is or was serving at the request of BankUnited in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of BankUnited and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

         Florida law requires that a director, officer or employee be indemnified for expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

         Florida law states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the

Florida Business Corporation Act (relating to the liability of directors for improper distributions) are applicable.

         BankUnited has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

         Under the Trust Agreement of the Trust Issuer, BankUnited will agree to indemnify each of the Trustees of the Trust Issuer or any predecessor trustee for the Trust Issuer, and to hold harmless against, any loss, damage, claim, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

Item     16. EXHIBITS.1

         The following is a list of Exhibits to this Registration Statement:


         1.1      Form of Underwriting Agreement.3

         2.1 Agreement and Plan of Merger, dated July 15, 1996, between the Company and Suncoast Savings and Loan Association, FSA. (Exhibit 2.1 to BankUnited's Form S-4 Registration Statement, File No. 333-13211, as filed with the Securities and Exchange Commission on October 1, 1996).

         2.2 Agreement and Plan of Merger between the Company and Consumers Bancorp, Inc. dated September 19, 1997 ( Exhibit 2.2 to BankUnited's Form S-4 Registration Statement, File No. 333-39921, as filed with the Securities and Exchange Commission on November 10, 1997).

         2.3 Agreement and Plan of Merger between the Company and Central Bank dated December 30, 1997. (Exhibit 2.1 to the Company's Current Report on Form 8-K dated December 30, 1997, as filed with the Securities and Exchange Commission on January 2,
                  1998).

         3.1 Articles of Incorporation of the Company (Exhibit 3.1 to the Company's Form 10-K Report for the year ended September 30, 1997 [the "1997 10-K"]).

         4.2 Bylaws of BankUnited (Exhibit 4.5 to BankUnited's Form S-8 Registration Statement, File No. 333-43211, as filed with the Securities and Exchange Commission on November 14, 1996).

         4.3 Form of Indenture with respect to BankUnited's _____% Junior Subordinated Debentures.4

         4.4 Form of Specimen __% Junior Subordinated Deferrable Interest Debenture (included as an exhibit to the Form of Indenture filed as Exhibit 4.3).

         4.5      Certificate of Trust of BankUnited Capital III.4

         4.6      Trust Agreement of BankUnited Capital III.4

         4.7 Form of Amended and Restated Trust Agreement of BankUnited Trust III.4

         4.8 Form of Certificate for ___% Trust Preferred Security of BankUnited Capital III (included as an exhibit to Exhibit 4.7).

         4.9      Form of Guarantee Agreement for BankUnited Capital III.4

         4.10 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7).

         4.11 Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of September 25, 1992, between the Company, FSB (the "Bank") and the Federal Home Loan Bank of Atlanta (Exhibit 4.1 to the Bank's Form 10-K for the year ended September 30, 1992, filed with the Securities and Exchange Commission as an exhibit to BankUnited's Form 8-K dated March 25, 1993).

         4.12 Forms of Series 15A-F, Series 18E and Series 20A-F of Subordinated Notes of the Bank (Exhibit 4.3 to the Company's Form S-4 Registration Statement, File No. 33-55232, as filed with the Securities and Exchange Commission on December 2,
                  1992).

         4.13 Junior Subordinated Indenture with respect to the Company's 10 1/4% Junior Subordinated Debentures. (Exhibit 4.1A to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.14 Supplemental Indenture (Exhibit 4.1B to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

         4.15 Form of Amended and Restated Trust Agreement of the Company Capital. (Exhibit 4.3 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.16 Form of Amended and Restated Guarantee Agreement for the Company Capital. (Exhibit 4.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.17 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 99.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.18 Registration Rights Agreement (Exhibit 4.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

         4.19 Registration Rights Agreement (Exhibit 4.7 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

         4.20 Purchase Agreement (Exhibit 99.4 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.21 Purchase Agreement (Exhibit 99.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

         4.22 Form of Indenture with respect to the Company's 9.60% Junior Subordinated Debentures. (Exhibit 4.3 to the Company's Registration Statement on Form S-2, File No. 333-27597, as filed with the Securities and Exchange Commission on May 22,
                  1997).

         4.23 Trust Agreement of the Company Capital II. (Exhibit 4.6 to the Company's Registration Statement on Form S-2, File No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).

         4.24 Form of Amended and Restated Trust Agreement of the Company Trust II. (Exhibit 4.7 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).

         4.25 Form of Guarantee Agreement for the Company Capital II. (Exhibit 4.9 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).

         4.26 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7) (Exhibit 4.10 to the Company's Registration Statement on Form S-2, No. 333-27597, as filed with the Securities and Exchange Commission on May 22, 1997).]

         5.1 Opinion of Stuzin and Camner, P.A. as to the validity of the issuance of the __% Junior Subordinated Deferrable Interest Debentures to be issued by BankUnited.3

         5.2 Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the validity of the issuance of the ___% Cumulative Trust Preferred Securities to be issued by BankUnited Capital III.3

         8.1      Tax Opinion of Kronish, Lieb, Weiner & Hellman LLP.3

         10.1 Non-Statutory Stock Option Plan, as amended (Exhibit 4.9 to BankUnited's Form S-8 Registration Statement [File No. 33-76882], as filed with the Securities and Exchange Commission on March 24, 1994).2

         10.2 1992 Stock Bonus Plan, as amended. (Exhibit 10.2 to BankUnited's Form 10-K Report for the year ended September 30, 1994 [the "1994 10-K"]).2

         10.3     1994 Incentive Stock Option Plan. (Exhibit 10.3 to the 1994
                  10-K).2

         10.4 Profit Sharing Plan of the Bank (Exhibit 10.4 to BankUnited's Form 10-K Report for the year ended September 30, 1995).

         10.5 1996 Incentive Compensation and Stock Award Plan (Exhibit 10.5 to BankUnited's Form 10-K Report for the year ended September 30, 1996 [the "1996 10-K").2

         10.6 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of the Suncoast (Exhibit
                  10.1 to BankUnited's Form 10-Q Report for the quarter ended March 31, 1995 [the "March 31, 1995 10-Q"]).

         10.7 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of Southwest Florida, N.A. (Exhibit 10.2 to the March 31, 1995 10-Q).

         10.8 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc. and SouthTrust Bank of the Suncoast (Exhibit 10.1 to BankUnited's Form 10-Q Report for the quarter ended June 30, 1995 [the "June 30, 1995 10-Q"]).

         10.9 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc. and SouthTrust of Southwest Florida, N.A. (Exhibit 10.2 to the June 30, 1995 10-Q).

         10.10 Form of Employment Agreement between BankUnited and Alfred R. Camner (Exhibit 10.10 to the 1996 10-K).

         10.11 Form of Employment Agreement between BankUnited and Earline G. Ford (Exhibit 10.11 to the 1996 10-K).

         10.12 Form of Employment Agreement between BankUnited and certain of its senior officers (Exhibit 10.12 to the 1996 10-K).

         12.1     Statement regarding calculation of ratios.

         23.1     Consent of Price Waterhouse LLP.

         23.2 Consent of Stuzin and Camner, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

         23.3 Consent of Richards, Layton & Finger (included in Exhibit 5.2 to this Registration Statement).

         24.1 Power of attorney (set forth on the signature page in Part II of this Registration Statement).4

         25.1 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

         25.2 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement.

         25.3 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee Agreement for BankUnited Capital III.


-----------------------


1 Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

2        Exhibits 10.1--10.5 are compensatory plans or arrangements.

3        To be filed by amendment.

4        Filed with the original filing of the Registration Statement.

Item 17. UNDERTAKINGS.

         Each of the undersigned Registrants hereby undertakes:

         (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of BankUnited's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to Item 15 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, BankUnited Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-2 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on February 20, 1998.

                                           BANKUNITED FINANCIAL CORPORATION

                                           By: /S/ ALFRED R. CAMNER
                                           --------------------
                                           Alfred R. Camner
                                           Chairman of the Board, President and
                                           Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, BankUnited Capital III certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-2 on Form S-3 to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on February 20, 1998.

                                           BANKUNITED CAPITAL III

                                           By: BANKUNITED FINANCIAL CORPORATION,
                                               as Depositor

                                          By:/S/ ALFRED R. CAMNER
                                             --------------------
                                           Alfred R. Camner
                                           Chairman of the Board, President and
                                           Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-2 on Form S-3 has been signed on February 20, 1998 by the following persons in the capacities indicated.

                *                        Chairman of the Board, Chief Executive
--------------------------------         Officer, President and Director
Alfred R. Camner                         (Principal Executive Officer)

                *                        Vice Chairman of the Board and Director
--------------------------------
Lawrence H. Blum

                *                        Executive Vice President, Treasurer and
--------------------------------         Director
Earline G. Ford

                *                  Executive Vice President and Chief Financial
--------------------------------   Officer (Principal  Financial Officer and
Samuel A. Milne                    Principal Accounting Officer)

                *                  Director
--------------------------------
Marc D. Jacobson

                *                  Director
--------------------------------
Allen M. Bernkrant

                                   Director
--------------------------------
Patricia L. Frost

                *                  Director
--------------------------------
Neil Messinger

                *                  Corporate Secretary and Director
--------------------------------
Marc Lipsitz

                *                  Director
--------------------------------
Anne W. Solloway

                *                  Executive Vice President, Chief Operating
--------------------------------   Officer and Director
James A. Dougherty


* By:/S/ ALFRED R. CAMNER
     -------------------------
         Alfred R. Camner
         as Attorney-in-Fact

                        BANKUNITED FINANCIAL CORPORATION

                               Index to Exhibits 1

                                                                   SEQUENTIALLY
                                                                     NUMBERED
EXHIBIT NO.                         DESCRIPTION                        PAGE
-----------                         -----------                    ------------

         1.       Form of Underwriting Agreement.2

         4.3 Form of Indenture with respect to BankUnited's % Junior Subordinated Debentures.3 ----

         4.4 Form of Specimen __% Junior Subordinated Deferrable Interest Debenture (included as an exhibit to the Form of Indenture filed as Exhibit 4.3).

         4.5      Certificate of Trust of BankUnited Capital III.3

         4.6      Trust Agreement of BankUnited Capital III.3

         4.7 Form of Amended and Restated Trust Agreement of BankUnited Capital III.3

         4.8 Form of Certificate for ___% Trust Preferred Security of BankUnited Capital III (included as an exhibit to Exhibit 4.7).

         4.9      Form of Guarantee Agreement for BankUnited Capital III.3

         4.10 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7).

         5.1 Opinion of Stuzin and Camner, P.A. as to the validity of the issuance of the __% Junior Subordinated Deferrable Interest Debentures to be issued by BankUnited.2

         5.2 Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the validity of the issuance of the ___% Cumulative Trust Preferred Securities to be issued by BankUnited Capital III.2

         8.1      Tax Opinion of Kronish, Lieb, Weiner & Hellman LLP.2

         12.1     Statement regarding calculation of ratios.

         23.1     Consent of Price Waterhouse LLP.

         23.2 Consent of Stuzin and Camner, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

         23.3     Consent of Richards, Layton & Finger, P.A. (included in
                  Exhibit 5.2 to this Registration Statement).

         24.1 Power of attorney (set forth on the signature page in Part II of this Registration Statement).3

         25.1 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.

         25.2 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement.

         25.3 Form T-1: Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee Agreement for BankUnited Capital III.

----------------------------------------------------------------

1 Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

2        To be filed by amendment.

3        Filed with original filing of this Registration Statement.